Exhibit 10.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

THE RECEIVER OF PMI MORTGAGE INSURANCE CO. IN REHABILITATION

on behalf of

PMI MORTGAGE INSURANCE CO.,

ARCH U.S. MI SERVICES INC.,

and

ARCH CAPITAL GROUP (US) INC.

DATED AS OF FEBRUARY 7, 2013

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EXHIBITS AND SCHEDULES

Exhibit A	Form of CMG Stock Purchase Agreement
Exhibit B	Form of Services Agreement
Exhibit C	Form of Quota Share Reinsurance Agreement
Exhibit D	Terms of New Walnut Creek Lease
Exhibit E	Form of Sale Order
Exhibit F	Form of Bill of Sale
Exhibit G	Form of Assignment and Assumption Agreement
Exhibit H	Form of Assignment of Intellectual Property Agreement
Exhibit I	Form of Assignment and Assumption of Leases Agreement
Exhibit J	Form of Escrow Agreement
Exhibit K	Form of Indemnification Escrow Agreement
Exhibit L	Form of Releases
Exhibit M	Form of FIRPTA Certificate

Schedule 1.1(a)	Assumed Contracts
Schedule 1.1(b)	Business Contractor Services Agreement
Schedule 1.1(c)	Data Exchange Contracts
Schedule 1.1(d)	Excluded Seller Licensed Intellectual Property
Schedule 1.1(e)	Excluded Seller Owned Intellectual Property
Schedule 1.1(f)	Seller Required Governmental Approvals
Schedule 1.1(g)	Purchaser Required Governmental Approvals
Schedule 1.1(h)	Hardware and IT Asset Leases
Schedule 1.1(i)	Permitted Liens
Schedule 1.1(j)	Personal Property Leases
Schedule 1.1(k)	Seller IP Agreements
Schedule 1.1(l)	Seller Licensed Intellectual Property
Schedule 1.1(m)	Seller Owned Intellectual Property
Schedule 1.1(n)	Open Positions
Schedule 1.1(o)	Third Party Consents
Schedule 2.2(b)(iv)	Excluded Personal Property
Schedule 6.17	NMI Litigation
Schedule 6.18	Definition of Qualified Bidder
Schedule 8.1(c)	Governmental Approvals
Schedule 8.2(e)	Seller Governmental Approvals

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of February 7, 2013, by and among the RECEIVER OF PMI MORTGAGE INSURANCE CO. IN REHABILITATION (the “Receiver”) on behalf of PMI MORTGAGE INSURANCE CO., an Arizona stock insurance corporation (“PMI” or the “Seller”), ARCH U.S. MI SERVICES INC., a Delaware corporation (the “Purchaser”), and, solely for the purposes expressly set forth herein, ARCH CAPITAL GROUP (US) INC., a Delaware corporation (the “Purchaser Parent” and, together with the Purchaser, the “Purchaser Parties”). The Seller, the Purchaser and, solely for the purposes expressly set forth herein, the Purchaser Parent shall be referred to herein from time to time collectively as the “Parties” and individually as a “Party.”

WHEREAS, on March 14, 2012, the Arizona Superior Court, Maricopa County, in Case Number CV 2011—018944 (the “Court”), entered an Order for Appointment of Receiver and Injunction (the “Receivership Order”) placing PMI into rehabilitation under the receivership of the Receiver;

WHEREAS, PMI owns a 100% equity interest in PMI Mortgage Assurance Co., an Arizona corporation (“PMAC”), a mortgage insurer, licensed in all 50 states and Washington, D.C.;

WHEREAS, PMI desires to sell and the Purchaser desires to purchase the Shares and the Purchased Assets (each as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement (the sale of the Shares and the Purchased Assets and the other transactions contemplated by this Agreement are collectively referred to herein as the “Transactions”);

WHEREAS, PMI also owns a 50% equity interest in each of (i) CMG Mortgage Insurance Company, a Wisconsin insurance company (“CMG MI”), and (ii) CMG Mortgage Assurance Company, a Wisconsin insurance company (“CMG MA”), which owns a 100% equity interest in CMG Mortgage Reinsurance Company, a Wisconsin insurance company (“CMG Re” and, together with CMG MI, the “CMG Companies”). The CMG Companies currently provide mortgage insurance to the credit union industry;

WHEREAS, contemporaneously with the execution of this Agreement, PMI and CMFG Life Insurance Company (“CUNA Mutual”) (each as owner of 50% of the equity interests of each of CMG MI and CMG MA) and the Purchaser Parties will enter into a Stock Purchase Agreement (the “CMG Stock Purchase Agreement”), which shall be in the form and substance of Exhibit A hereto, to sell PMI’s and CMFG Life Insurance Company’s interests in CMG MA and CMG MI to the Purchaser;

WHEREAS, contemporaneously with the Closing of the Transactions, PMI and the Purchaser shall enter into the agreement attached as Exhibit B hereto, pursuant to which the Purchaser (or an Affiliate of the Purchaser) will agree to provide certain support services to PMI for the runoff of PMI’s legacy insurance portfolio (the “Services Agreement”);

WHEREAS, contemporaneously with the Closing of the Transactions, PMI and an Affiliate of the Purchaser shall enter into a quota share reinsurance agreement, which shall be in the form and substance of Exhibit C hereto, pursuant to which such Affiliate of the Purchaser, as the reinsurer, will agree to provide one hundred percent (100%) quota share indemnity reinsurance to PMI for all certificates of insurance that were issued between and including January 1, 2009 and December 31, 2011 by PMI, that are not in default as of the Closing Date and that are not subject to lender captive reinsurance arrangements (the “Quota Share Reinsurance Agreement”); and

WHEREAS, contemporaneously with the Closing of the Transactions, the Purchaser and the Seller’s affiliate, PMI Plaza LLC, shall enter into a lease pursuant to which the Purchaser will lease a portion of the Walnut Creek Property, the terms of which shall be as set forth in Exhibit D hereto (the “New Walnut Creek Lease”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, covenants and agreements hereinafter set forth, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          Certain Definitions. As used in this Agreement the following terms have the meanings set forth below:

“Action” means any civil, criminal, investigative or administrative claim, demand, action, suit, charge, citation, complaint, notice of violation, litigation, prosecution, audit, hearing, arbitration or inquiry by or before or otherwise involving any Governmental Entity whether at law, in equity or otherwise.

“Affiliate” means, with respect to any Person, any other Person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and the term “controls” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Assumed Contracts” means each Seller IP Agreement, each Business Contractor Services Agreement and each other Contract set forth on Schedule 1.1(a). For the avoidance of doubt, the Assumed Contracts shall not include the Real Property Leases, the Hardware and IT Asset Leases and the Personal Property Leases.

“Business” means the Seller’s business of underwriting and servicing mortgage insurance as facilitated by the PMI Platform, the PMAC Business and the business contemplated by the Services Agreement.

“Business Contractors” means, as of a particular date, the individuals that provide services to the Seller and/or PMAC pursuant to a Business Contractor Services Agreement.

“Business Contractor Services Agreement” means each Contract set forth on Schedule 1.1(b).

“Break-Up Fee” means a cash amount equal to $3,100,000.

“Business Confidential Information” means all non-public information that is related to the Purchased Assets, the Assumed Liabilities or the Business.

“Business Day” means any day which is not a Saturday, Sunday or legal holiday recognized by the United States of America.

“Business Employees” means, as of a particular date, employees of the Seller as of such date.

“CMG Business” has the meaning set forth in CMG Stock Purchase Agreement.

“COBRA” means the continuation coverage requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 as set forth in Section 4980B of the Code.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Contract” means any written or oral agreement, contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, indenture, sales or purchase order, license, sublicense, arrangement or other legally binding obligation (including each amendment, extension, exhibit, attachment, addendum, appendix, statement of work, change order and any other similar instrument or document relating thereto).

“Covered Loss” means any and all actual losses, claims, fines, damages (excluding contingent liabilities), assessments, penalties, judgments, awards, payments, costs and expenses (including interest and penalties due and payable with respect thereto and reasonable attorneys’ and accountants’ fees and any other reasonable out-of-pocket expenses incurred in investigating, defending or settling any Action or enforcing any right to indemnification under this Agreement), in each case that are due and payable (whether payable in cash, property or otherwise) (“Losses”), excluding (i) any consequential, incidental, special, indirect, punitive or speculative damages or lost profits, except to the extent such damages are recovered by third parties in connection with claims made by such third parties that are indemnified under this Agreement, and (ii) any Loss arising from any operational, record keeping, procedural or other similar requirement (other than payment of money damages, fines or civil monetary penalties) imposed as a result of any Action, agreed to as part of the settlement of any Action or pursuant to any applicable Laws.

“Data Exchange Contracts” means those agreements set forth on Schedule 1.1(c) with third party loan origination software vendors, Fannie Mae, Freddie Mac, and mortgage lender customers granting access rights to establish and maintain system interfaces between mortgage origination and servicing systems and the PMI Platform.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in §3(3) of ERISA) and any other employee benefit plan, program or arrangement, including any bonus or other incentive plan, plan for deferred compensation, profit-sharing, options to acquire stock, stock appreciation rights, stock purchases, or other equity-based plans or arrangements, employee health, life or other welfare benefit plan, severance arrangement or policy, any employment or consulting agreement, any change in control agreement or arrangement, any Tax gross-up agreement or arrangement, any plan, arrangement, agreement, program or commitment to provide for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, leave of absence, or life or accident benefits (including any voluntary employee benefits association (as defined in §501(c)(9) of the Code) providing for the same or other benefits).

“Environmental Laws” means any applicable federal, state or local Law relating to (i) the protection, preservation or restoration of the environment, and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Pollutants. The term Environmental Law includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Clean Water Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; and the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.

“Environmental Permit” means any Permit issued under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any person, any corporation, trade or business which, together with such person, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code.

“Excluded Contracts” means all Contracts other than the Real Property Leases, the Assumed Contracts, the Hardware and IT Asset Leases and the Personal Property Leases.

“Excluded Seller Licensed Intellectual Property” means the assets set forth on Schedule 1.1(d).

“Excluded Seller Owned Intellectual Property” means the assets set forth on Schedule 1.1(e).

“Existing Walnut Creek Lease” means that certain Lease Agreement dated December 1, 2002, as amended, between PMI Plaza LLC, as landlord, and the Seller, as tenant.

“Fannie Mae” means the Federal National Mortgage Association.

“Final Order” means an order of the Court, in form and substance acceptable to the Seller and the Purchaser that has not been reversed, vacated, modified or amended, is not stayed and remains in full force and effect.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation.

“GAAP” means United States generally accepted accounting principles.

“Governmental Approvals” means all authorizations, consents, Orders, Permits and approvals of, or registrations or filings with, or notices to, or waivers from, any Governmental Entity required to be obtained, made or delivered in connection with the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Transactions or the transactions contemplated by the other Transaction Documents (i) by the Seller or any of its Affiliates as set forth on Schedule 1.1(f) (the “Seller Required Governmental Approvals”) or (ii) by the Purchaser Parties or any of their Affiliates as set forth on Schedule 1.1(g) (the “Purchaser Required Governmental Approvals”).

“Governmental Entity” means any federal, state, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any administrative, executive, judicial, legislative, regulatory or taxing authority of any nature of any jurisdiction (including without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal), any Insurance Regulator, the Federal Housing Financing Agency, Fannie Mae and Freddie Mac.

“Hardware and IT Asset Leases” means each lease for Hardware and IT Assets listed on Schedule 1.1(h).

“Hardware and IT Assets” means all servers, routers, desktop computers, laptops, fixed and mobile computer storage devices, network equipment, hardware and other electronic and information technology assets of any kind, owned or leased by the Seller, including all documentation associated with any of the foregoing.

“Indebtedness” means (i) the principal of and premium, if any, and interest in respect of any indebtedness for borrowed money, (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) every capitalized lease obligation of the type or nature reflected in the Financial Statements (or that would be required to be reflected in the Financial Statements in accordance with GAAP), (iv) every obligation issued or assumed as the deferred purchase price of property or services, (v) all obligations, contingent or otherwise, relative to the face amount of all surety bonds, letters of credit or other similar instruments, whether or not drawn, and banker’s acceptances issued for the account of the Seller or PMAC, as applicable, and for which the Seller or PMAC, as applicable, is obligor, (vi) all obligations under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof), (vii) all obligations of a type described in clauses (i) through (vi) of any other Person, the payment of which is guaranteed, directly or indirectly, by the Seller or

PMAC, as applicable, and (viii) all indebtedness and obligations of the types described in the foregoing clauses (i) through (vii) to the extent secured by any Lien on any property or asset owned or held by the Seller or PMAC, as applicable, as of the Closing, regardless of whether the indebtedness secured thereby shall have been assumed by the Seller or PMAC, as applicable, or is nonrecourse to the credit of the Seller or PMAC, as applicable.

“Insurance Regulator” means any state insurance supervisory department or officials having jurisdiction over any part of the Business.

“Insurance Reserves” means the reserves required to be maintained by PMAC in accordance with SAP or GAAP, as applicable, including any reserves, contingency reserve, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the insurance contracts issued by PMAC.

“Intellectual Property” means, whether arising under the Laws of the United States, any state or other political subdivision thereof, any other country or political subdivision thereof or any international treaty regimes or conventions, all (i) registered and unregistered trademarks, trade dress, service marks, logos, trade names, slogans and other indicia of origin, in each case including applications and registrations and renewals of the same, and the goodwill associated therewith and symbolized thereby; (ii) inventions and patents and patent applications thereon, including divisionals, continuations and continuations-in-part, and any renewals, reexaminations, extensions and reissues thereof and provisional applications relating thereto; (iii) trade secrets, confidential or proprietary information, inventions (to the extent not disclosed in published patent applications and whether or not patentable or reduced to practice), methods, processes, formulae, technology, algorithms, models, vendor lists, customer lists and know-how and any information meeting the definition of a trade secret under the Uniform Trade Secrets Act; (iv) works of authorship, and registered and unregistered copyrights, the registrations and applications therefor, and any renewals, extensions, restorations and reversions thereof; (v) Internet domain names and registrations thereof; (vi) Software; (vii) databases and sui generis database rights; and (viii) any other type of intellectual property or proprietary right or intangible asset of any kind, including remedies against infringements or misappropriation thereof.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are actually known by any officer with the title ranking not less than senior vice president of such Person, after reasonable investigation of the applicable subject matter by such officers (which investigation shall be limited to inquiry of such other officers and employees that such Person determines in his or her reasonable discretion to be necessary or appropriate with respect to the applicable subject matter) and includes any facts, matters or circumstances set forth in any written notice from any Governmental Entity or any other material written notice received by an officer with the title ranking not less than senior vice president or a member of the board of directors (or similar governing body) of that Person.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other statute, law, Order, decree, constitution, rule, regulation, ordinance, principle of common law, treaty or other requirement of any Governmental Entity.

“Leased Real Property” means the real property leased by the Seller pursuant to the Real Property Leases.

“Liability” means any liability, debt, obligation, commitment, guaranty, claim, loss, damage, deficiency, fine, settlement payment, award, judgment, cost or expense of any kind, whether relating to payment, performance or otherwise, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, fixed, absolute or contingent.

“Lien” means any lien, pledge, security interest, mortgage, deed of trust, claim, restriction (including restriction on use), encumbrance, easement, encroachment, charge, option, deed of trust, title retention, or any license, order or charge, or any adverse claim of title, ownership or use, or agreement of any kind restricting transfer, or any other right of any Person or encumbrance of any kind or nature whatsoever.

“Material Adverse Effect” means any effect, event, circumstance, development, occurrence or change that has had a material adverse effect on (i) the financial condition, results of operations or assets of the Business, the Shares, the Purchased Assets, the Shares (as defined in the CMG Stock Purchase Agreement) and the CMG Business taken as a whole or (ii) the ability of the Seller to consummate the Transactions or perform their material obligations hereunder and under the Transaction Documents; provided that any such effect, event, circumstance, development, occurrence or change principally attributable to the following matters shall not be taken into account in determining whether a “Material Adverse Effect” has occurred: (a) conditions affecting the United States economy generally, the housing or mortgage market, the mortgage insurance industry or the mortgage servicing industry, (b) any national or international political or social conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein, (c) conditions resulting from natural disasters, (d) domestic or international financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) any change or prospective change in GAAP or SAP, or the interpretation thereof, (f) any change or prospective change in any generally applicable Law or other binding directives issued by any Governmental Entity, or the enforcement or interpretation thereof, (g) the announcement of the execution of this Agreement, or the pendency of the Transactions or the identity of either of the Purchaser Parties (including employee departures), (h) the compliance by the Seller with its covenants and agreements contained in this Agreement, (i) any action taken or omitted to be taken by the Seller at the written request or with the written consent of the Purchaser Parties, (j) any failure by the Seller to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (provided, that any effect, event, circumstance, development, occurrence or change that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (j); provided, further, that any effect, event, circumstance, development, occurrence or change referred to in any of clauses (a) through (f) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that given effect, event, circumstance, development, occurrence or change has a disproportionate effect on the Business compared to similar businesses within the industries in which the Business operates); or (k) any items disclosed as of the date hereof on the Seller Disclosure Schedule.

“NPI” means “Non Public Personal Information,” as defined in Title V of the Gramm-Leach-Bliley Act and its implementing regulations, regarding borrowers or co-borrowers, including any data attributes or fields that represent any part of a borrower, co-borrower or mortgage insurance applicant’s name, full street address (excluding city, state and zip code), account number, social security number or any other government issued identification, as well as any data attribute which, in combination any non-NPI, would otherwise cause the non-NPI to become a prohibited disclosure under any federal or state privacy Laws.

“Order” means any law, rule, regulation, award, decision, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Entity or by any referee, arbitrator or mediator.

“Organizational Documents” means any certificate or articles of incorporation, formation or organization, by-laws, operating agreement, certificate of limited partnership, business certificate of partners, partnership agreement, declaration of trust or other similar documents.

“Permit” means all material licenses (including insurance licenses), franchises, permits, privileges, immunities, certificates, variances, orders, consents, approvals and other authorizations (including authorizations to write mortgage insurance as a non-admitted or unlicensed insurance carrier) issued by a Governmental Entity.

“Permitted Liens” means all (i) Liens set forth on Schedule 1.1(i) (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business and Liens for Taxes that are not yet due and payable or that may thereafter be paid without penalty, (iii) applicable Law, including, without limitation, zoning ordinances, subdivision regulations and applicable securities Laws, (iv) Liens created by or through the Purchaser Parties, and (v) with respect to the Leased Real Property, Liens, reservations or restrictions of any kind (whether recorded, perfected, choate or inchoate, actual or contingent) that would not have a material adverse impact on the use of the Leased Real Property.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or any Governmental Entity.

“Personal Property” means each item or distinct group of equipment, supplies, furniture, fixtures, personalty and other tangible personal property, other than the Hardware and IT Assets, owned or leased by the Seller, but specifically excluding the Excluded Personal Property. The Seller shall retain all right title and interest to the Excluded Personal Property.

“Personal Property Leases” means each lease for Personal Property listed on Schedule 1.1(j).

“PMAC Business” means PMAC’s mortgage insurance business, as conducted on the date hereof.

“PMAC Reinsurance Agreement” means any ceded reinsurance or retrocessional treaty or ceded agreement to which PMAC is a party and (a) which is in force as of the date hereof, (b) is terminated or expired as of the date hereof but under which PMAC may continue to receive benefits or have obligations or (c) is an assumption reinsurance agreement.

“PMI Obligated Employees” means (i) any Specified Business Employee who becomes a Transferred Employee and who the Seller and the Purchaser have agreed in writing on the date hereof shall be a “PMI Obligated Employee,” (ii) any Replacement Employee who becomes a Transferred Employee and who, prior to Closing, held the position of any of the Specified Business Employees contemplate by the foregoing clause (i) and (iii) any individual who, after the Closing, replaces any of the Transferred Employees contemplated in the foregoing clause (i) or clause (ii).

“PMI Platform” means, collectively, the Seller Owned Intellectual Property, the Seller Licensed Intellectual Property and the Hardware and IT Assets.

“Pollutants” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, dioxins, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

“Pre-Closing Tax Period” means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the Closing Date.

“Privacy Law” means any Law relating to the collection, processing, storage, use, disclosure, loss, access, transfer or security and safeguarding of NPI (including encryption or similar security requirements), including, without limitation, federal or state laws or regulations regarding data security breach notification, Social Security number protection, as well as the FTC Act, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act and state consumer protection Laws.

“Proceeding” means any Action, claim, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Entity or referee, trustee, arbitrator or mediator, whether at law, in equity or otherwise.

“Purchaser Disclosure Schedule” means the schedule delivered by the Purchaser to the Seller on or prior to the date hereof, setting forth facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of the Purchaser’s covenants, representations and warranties contained in this Agreement.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Good Standing), Section 5.2 (Authorization; Enforceability), Section 5.3 (No Conflict) and Section 5.6 (Brokers, Finders and Financial Advisors).

“Real Property Leases” means, collectively, (a) that certain Lease dated May 17, 2000, between Karlin Capital Center, LLC., a California limited liability company (the successor-in-interest to DL Capital Center, L.P., a Delaware limited partnership, which is the successor-in-interest to the original landlord, TrizecHahn TBI Sacramento I LLC), as landlord, and the Seller, as tenant, as amended by that certain Addendum No. 1 dated as of May 17, 2000, that certain Addendum No. 2 dated as of July 8, 2004, and that certain Third Amendment to Lease dated as of October 29, 2009, with respect to the property located at 11050 White Rock Road, Suite 100 and Suite 101, Rancho Cordova, California 95670; and (b) that certain Lease dated March 13, 2001, between YPI Central Expressway Properties, L.P., a Delaware limited partnership (the successor-in-interest to the original landlord, EOP-Northern Central Plaza Three Limited Partnership, a Delaware limited partnership), as landlord, and the Seller, as tenant, as amended by that certain First Amendment dated as of January 1, 2006, and that certain Second Amendment dated as of June 30, 2010, with respect to the property located at 12801 North Central Expressway, Dallas, Texas 75243.

“Replacement Employee” means a Business Employee (a) who is hired by the Seller after the date hereof and prior to the Closing Date to replace a Business Employee (the “Original Business Employee”) who would have been a Specified Business Employee if such Original Business Employee had not ceased to be employed by the Seller after the date hereof, (b) whose hiring was consistent with the terms of this Agreement, and (c) who has not ceased to be a Business Employee.

“Sale Order” means an order of the Court, which shall be in the form and substance of Exhibit E hereto and incorporated by reference herein, or otherwise in form and substance acceptable to the Seller and the Purchaser in their reasonable discretion, which order (i) approves, without limitation, this Agreement and all of the terms and conditions hereof and approves and authorizes the Seller to consummate the Transactions and the other transactions contemplated by the Transaction Documents and (ii) designates the Seller’s obligations (including all payments, costs and expenses of the Seller incurred or to be incurred under the Transaction Documents) as costs and expenses of the Seller incurred in connection with administration of the delinquency proceeding pending against the Seller within the meaning of A.R.S. § 20-629.A.1.

“SAP” means, as to any insurance company, statutory accounting practices prescribed and any practices permitted by the insurance regulatory authorities of the applicable jurisdiction.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Disclosure Schedule” means the schedule delivered by the Seller to the Purchaser Parties on or prior to the date hereof, setting forth facts, circumstances and events the disclosure of which, or the inclusion therein, is required or permitted pursuant to any or all of the Seller’s covenants, representations and warranties contained in this Agreement.

“Seller Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization; Enforceability),

Section 4.3 (No Conflict), Section 4.5 (Share Ownership and Title to Purchased Assets) and Section 4.30 (Brokers, Finders and Financial Advisors).

“Seller IP Agreement” means any Contract concerning Intellectual Property to which the Seller or PMAC is a party or beneficiary or by which any of the Seller’s or PMAC’s properties or assets may be bound, including each Contract set forth on Schedule 1.1(k) and any other (a) license of Intellectual Property by the Seller or PMAC to any Person, (b) Contract between the Seller or PMAC and any Person relating to Seller Licensed Intellectual Property, (c) Contract between the Seller and any Person relating to the transfer, development, maintenance or use of Intellectual Property, or the development or transmission of any data related thereto, including, proprietary information agreements, consulting agreements, service agreements and other Contracts to which the Seller is a party (or under which the Seller has rights) relating to operating system Software, application Software, network services, telecommunications services, data processing or storage services or information security services, and which are necessary for the ownership, operation, use or maintenance of the PMI Platform, or (d) Order governing the use, validity or enforceability of Intellectual Property, but excluding the Data Exchange Contracts.

“Seller Licensed Intellectual Property” means all Intellectual Property licensed, exclusively or nonexclusively, to the Seller or PMAC, including the items set forth on Schedule 1.1(l) (as such Schedule may be amended by mutual agreement of the Seller and the Purchaser Parties between the date hereof and the Closing Date), excluding the Excluded Seller Licensed Intellectual Property.

“Seller Owned Intellectual Property” means all Intellectual Property owned by the Seller or PMAC, including the items set forth on Schedule 1.1(m) (as such Schedule may be amended by mutual agreement of the Seller and the Purchaser Parties between the date hereof and the Closing Date) and including all obsolete and unsupported versions as well as all currently-supported versions, together with all updates, patches, works-in-progress, corrections, customizations, enhancements and modifications thereto, excluding the Excluded Seller Owned Intellectual Property.

“Shares” means all of the issued and outstanding shares of common stock, $10.00 par value per share, of PMAC.

“Software” means (a) all computer and computer network software, firmware, programs, code, applications and databases in any form, including any content or other information associated or used therewith, along with all source code, object code, operating systems, specifications, data, database management code, utilities, libraries, scripts, graphical user interfaces, application program interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, data formats and all other code and documentation (including programmers notes, user manuals, and training materials), whether in human readable form or otherwise, and all copies of the foregoing in any and all formats or media and (b) with respect to the foregoing items, all versions, updates, patches, corrections, customizations, enhancements and modifications thereto.

“Specified Business Contractor” means all of the Business Contractors, other than Business Contractors that the Seller and the Purchaser have agreed in writing as of the date hereof will not be Specified Business Contractors.

“Specified Business Employee” means (a) all of the Business Employees as of the date hereof (other than any Business Employee (i) that the Seller and the Purchaser have agreed in writing as of the date hereof will not be offered employment with the Purchaser or (ii) who ceases to be employed by the Seller after the date hereof), (b) all Replacement Employees hired in compliance with Section 6.5, and (c) all Business Employees hired by the Seller after the date hereof and before the Closing Date for the employment positions identified on Schedule 1.1(n).

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, provincial, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, unclaimed property, escheat, environmental, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto.

“Tax Returns” means any return, report or information statement with respect to Taxes (including but not limited to statements, schedules and appendices and other materials attached thereto) filed or required to be filed with the Internal Revenue Service, any other Governmental Entity or Person, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

“Termination Date” means the date one (1) year from the date hereof.

“Third Party Consents” means the consents or approvals of, or waivers from, third parties other than Governmental Entities, that are set forth on Schedule 1.1(o).

“Transaction Documents” means, collectively, (i) a bill of sale which shall be in the form and substance of Exhibit F hereto, (ii) an assignment and assumption agreement which shall be in the form and substance of Exhibit G hereto, (iii) an assignment of intellectual property which shall be in the form and substance of Exhibit H hereto, (iv) an assignment and assumption of lease which shall be in the form and substance of Exhibit I hereto, (v) the Escrow Agreement, (vi) the Indemnification Escrow Agreement, (vii) the Services Agreement, (viii) the CMG Stock Purchase Agreement, (ix) the New Walnut Creek Lease, (x) the Quota Share Reinsurance Agreement, (xi) that certain letter agreement between the Purchaser and the Seller, dated the date hereof, and (xii) any other Contracts delivered by any party hereto at or prior to the Closing pursuant to or in furtherance of the transactions contemplated by this Agreement (including, in each case, any and all exhibits, schedules and attachments to any such documents and any other documents executed or delivered in connection therewith) in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Treasury Regulations” means the Income Tax Regulations and Temporary Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Walnut Creek Property” means that certain real property located in Walnut Creek, California, currently leased by the Seller pursuant to the Existing Walnut Creek Lease.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and any other similar Law of any state, locality, or other Governmental Entity.

1.2          Index of Certain Other Definitions.

The following capitalized terms used in this Agreement have the meanings located in the corresponding Section referred to below:

Term	Section
Acceptable Confidentiality Agreement	Section 6.18(h)
Acquisition Proposal	Section 6.18(h)
Additional Costs	Section 6.7(b)
Adverse Governmental Requirement	Section 6.7(c)
Affiliate Transaction	Section 4.28
Agreement	Preamble
Allocation Objections Notice	Section 3.5(c)
Allocation Schedule	Section 3.5(b)
Alternative Acquisition Agreement	Section 6.18(a)
Assets	Section 6.18(h)
Assumed Liabilities	Section 2.3(a)
Audited Financial Statements	Section 4.10
Basket Amount	Section 11.4(a)
Closing	Section 3.3
Closing Date	Section 3.3
CMG Companies	Recitals
CMG MA	Recitals
CMG MI	Recitals
CMG Re	Recitals
CMG Stock Purchase Agreement	Recitals
Confidentiality Agreement	Section 13.1
Controlling Party	Section 11.7(c)
Court	Recitals
Criminal Third Party Claim	Section 11.7(d)
CUNA Board	Section 6.18(b)
CUNA Mutual	Recitals
De Minimis Threshold	Section 11.4(b)
Deposit	Section 3.2(a)
Employment Offers	Section 6.6(a)
Escrow Agent	Section 3.2(a)
Escrow Agent Fees	Section 6.10

Term	Section
Escrow Agreement	Section 3.2(a)
Excluded Assets	Section 2.2(b)
Excluded Liabilities	Section 2.3(b)
Excluded Personal Property	Section 2.2(b)
Financial Condition	Section 6.7(c)
Financial Statements	Section 4.10
FIRPTA Certificate	Section 9.1(a)
First Closing	Section 3.3(b)
Governmental Deposit	Section 4.26
Indemnification Escrow Agreement	Section 3.2(c)
Indemnification Escrow Amount	Section 3.2(c)
Indemnification Escrow Fund	Section 3.2(c)
Indemnified Party	Section 11.7(a)
Indemnifying Party	Section 11.7(a)
Independent Accountant	Section 3.5(d)
Insurance Contracts	Section 4.25(a)
Investments	Section 4.34(a)
Losses	Definition of “Covered Loss”
Material Contracts	Section 4.14(a)
New Walnut Creek Lease	Recitals
NMI Litigation Purchaser	Section 6.17(a)
Non-Controlling Party	Section 11.7(c)
Notice Period	Section 6.18(f)
Notices	Section 13.4
Objection	Section 3.5(d)
Original Business Employee	Definition of “Replacement Employee”
Parties	Preamble
PMI	Preamble
PMAC	Recitals
PMAC Investments	Section 6.15(a)
PMI Contractor List	Section 4.11(a)
PMI Employee List	Section 4.11(a)
PMI Health Plans	Section 6.6(c)
PMI Personnel	Section 4.18(k)
PMI Plan	Section 4.12(a)
PMI Retirement Plan	Section 4.12(e)
PMI Severance Plan	Section 6.6(g)
Post-Closing Payment	Section 3.7
Post-Closing Tax Returns	Section 6.8(b)
Potential Buyer	Section 6.18(b)
Previous Bidder	Section 6.18(h)
Producers	Section 4.25(d)
Purchase Price	Section 3.1(a)
Purchase Agreements	Section 6.18(b)
Purchased Assets	Section 2.2(a)

Term	Section
Purchaser	Preamble
Purchaser Confidential Information	Section 6.1(c)
Purchaser Indemnified Parties	Section 11.2
Purchaser Parent	Preamble
Purchaser Parties	Preamble
Purchaser Plans	Section 6.6(c)
Purchaser Required Governmental Approvals	Definition of “Governmental Approvals”
Purchaser’s Indemnification Cap	Section 11.5(c)
Quota Share Reinsurance Agreement	Recitals
Receiver	Preamble
Receivership Order	Recitals
Releases	Section 6.16
Representatives	Section 6.1(a)
Request	Section 6.17(c)
Response Period	Section 3.5(c)
Retained Escrow Amount	Section 11.9(a)
Revised Proposal	Section 6.18(f)
Second Closing	Section 3.3(b)
Seller	Preamble
Seller Confidential Information	Section 6.1(b)
Seller Indemnified Parties	Section 11.3
Seller Representative Individual	Section 6.18(h)
Seller Required Governmental Approvals	Definition of “Governmental Approvals”
Seller’s Indemnification Cap	Section 11.4(c)
Services Agreement	Recitals
Straddle Period	Section 6.8(e)
Straddle Tax Returns	Section 6.8(b)
Superior Proposal	Section 6.18(h)
Tax Allocations	Section 3.5(a)
Tax Claim	Section 6.8(c)
Third Party Claim	Section 11.7(a)
Transactions	Recitals
Transfer Taxes	Section 6.8(g)
Transferred Employees	Section 6.6(a)
Unaudited Financial Statements	Section 4.10

1.3          General Interpretation. The terms of this Agreement have been negotiated by the parties hereto and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument or any portion thereof to be drafted, or in favor of the party receiving a particular benefit under this Agreement. No rule of strict construction will be applied against any Person. For all purposes of this Agreement, unless otherwise expressly provided or unless the context otherwise requires:

(a)           any pronouns used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns and pronouns shall include the plural, and vice versa;

(b)           the words “herein”, “hereto” and “hereby”, and other words of similar import, refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(c)           the use of the term “including” (and with correlative meaning “include” and “includes”) means including without limitation;

(d)           references to Sections, clauses, other subdivisions and exhibits are references to Sections, clauses, other subdivisions and exhibits of this Agreement;

(e)           the captions, titles and headings used in this Agreement are for convenience of reference only, shall not be deemed part of this Agreement and shall not affect its construction or interpretation;

(f)            a reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns; and

(g)           any reference herein to a statute, rule or regulation of any Governmental Entity (or any provision thereof) shall include such statute, rule or regulation (or provision thereof), including any successor thereto, as it may be amended from time to time.

ARTICLE II

SALE AND PURCHASE OF SHARES AND ASSETS

2.1          Sale and Purchase of the Shares. On and subject to the terms and conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase, acquire and accept from the Seller, the Shares, free and clear of all Liens, other than Permitted Liens.

2.2          Sale and Purchase of the Purchased Assets.

(a)           Subject to the terms and conditions of this Agreement, including Section 2.2(b), at the Closing, the Seller shall sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered, to the Purchaser, and the Purchaser shall purchase from the Seller, free and clear of all Liens, other than Permitted Liens, all right, title and interest of the Seller in and to the following assets (collectively, the “Purchased Assets”):

(i)            the Seller Owned Intellectual Property;

(ii)           the Seller Licensed Intellectual Property;

(iii)          the Hardware and IT Assets and all rights of and benefits accruing to the Seller under the Hardware and IT Asset Leases;

(iv)          the Assumed Contracts, including all rights of and benefits accruing to the Seller under all Assumed Contracts;

(v)           the Real Property Leases and all improvements to the Leased Real Property owned by the Seller, including all rights of and benefits accruing to the Seller thereunder;

(vi)          the Personal Property and all rights of and benefits accruing to the Seller under the Personal Property Leases;

(vii)         all books, records, policies, procedures, manuals, process documentation and portfolio analysis and other documentation, forms (including maintenance and support records and audit records), system specifications, scripts, logs, programmer notes, databases, electronic mail records, backup tapes and other materials of any kind, whether in print or electronic form, of the Seller relating to the operation and conduct of the Business or the operation, support and maintenance of the PMI Platform, but excluding those official records and privileged materials expressly contemplated by Section 2.2(b)(vi) and Section 2.2(b)(vii);

(viii)        all data (except solely for NPI data contemplated by Section 2.2(b)(v), but subject to Section 6.1(h)) with respect to PMAC’s and the Seller’s legacy book and historical business or otherwise contained or comprising any of the other Purchased Assets.

(ix)          all insurance claims, benefits and rights thereunder to the extent arising from or related to the Purchased Assets or the Assumed Liabilities; and

(x)           all rights relating to deposits and prepaid expenses, claims for refunds and rights of offset in respect thereof, in each case to the extent arising from or relating to the Purchased Assets or the Assumed Liabilities.

To the extent that any Party discovers, within 120 days following the Closing Date, that there were assets, including Contracts, of the Seller that all Parties intended to fall within the definition of Purchased Assets, but that were not transferred or assigned at Closing, the Seller, using commercially reasonable efforts, shall promptly assign and transfer to the Purchaser all right, title and interest in such assets for no additional consideration.

(b)           Excluded Assets. Notwithstanding anything in Section 2.2(a) to the contrary, the Purchased Assets shall exclude the Excluded Assets. “Excluded Assets” means all assets of the Seller other than the Purchased Assets, including, without limitation, the assets set forth below in this Section 2.2(b):

(i)            any subsidiary of the Seller (other than PMAC);

(ii)           the Seller’s investment portfolio;

(iii)          any policy of insurance written or issued by the Seller or any of its Affiliates (other than PMAC);

(iv)          those items of personal property described on Schedule 2.2(b)(iv) (the “Excluded Personal Property”);

(v)           subject to Section 6.1(h), any NPI that is owned by or licensed to or otherwise in the possession of the Seller; provided, however, that the foregoing does not include any NPI owned by or licensed to PMAC, which is and shall remain the asset of PMAC subject to transfer with the ownership of PMAC;

(vi)          official records of the Seller and any subsidiary of the Seller (other than PMAC), including, but not limited to, minutes of the board of directors and any committee thereof, tax filings, correspondence and filings with any Governmental Entity, financial books and records, and any legal department files that may contain privileged material and that do not relate directly to PMAC, the PMI Platform or the Purchased Assets;

(vii)         any records, electronic mail records and other materials, whether in print or electronic form, to the extent the same (A) relate specifically to the marketing, offer for sale or purchase of the Purchased Assets, the CMG Companies and/or PMAC or (B) if disclosed to the Purchaser, would, in the Seller’s reasonable judgment, result in the waiver by the Seller or PMAC of the privilege protecting communications between the Seller or PMAC and any of their counsel or would be contrary to any Law applicable to the Seller or PMAC;

(viii)        subject to Section 6.1(g), personnel files;

(ix)          the Seller’s internal and external audit records;

(x)           the Excluded Seller Licensed Intellectual Property;

(xi)          the Excluded Seller Owned Intellectual Property; and

(xii)         the Excluded Contracts and any related files and correspondence.

2.3          Assumption of Certain Liabilities.

(a)           Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Purchaser shall assume and shall agree to pay, perform and discharge all of the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(i)            all Liabilities arising after the Closing under the Assumed Contracts that are validly assigned to the Purchaser, except for any Liabilities arising from or in connection with any acts, omissions or breaches thereof by the Seller on or prior to the Closing;

(ii)           all Liabilities arising after Closing under the Real Property Leases that are validly assigned to the Purchaser, except for any Liabilities arising from or in connection with any acts, omissions or breaches thereof by the Seller on or prior to the Closing;

(iii)          all Liabilities arising after Closing under the Hardware and IT Asset Leases and the Personal Property Leases that are validly assigned to the Purchaser, except for any Liabilities arising from or in connection with any acts, omissions or breaches thereof by the Seller on or prior to the Closing; and

(iv)          all Liabilities arising from or related to the conduct of the Business or the use of the Purchased Assets after the Closing Date.

(b)           Excluded Liabilities. Notwithstanding Section 2.3(a), except as contemplated by the Quota Share Reinsurance Agreement or any other Transaction Document, the Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser Parties shall not assume or be liable for, Liabilities of the Seller other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including the following:

(i)            any Liability of the Seller or any Affiliate of the Seller (other than PMAC) related to any business conducted, operated or engaged in by the Seller or any Affiliate of the Seller (other than PMAC), other than the Business;

(ii)           any Liability under any Assumed Contract, the Real Property Leases, the Hardware and IT Asset Leases and the Personal Property Leases that arises out of or relates to any act, omission or breach by the Seller on or prior to the Closing Date;

(iii)          any Liability that arises under any Contract other than an Assumed Contract, the Real Property Leases, the Hardware and IT Asset Leases and the Personal Property Leases;

(iv)          any Liability of the Seller arising under this Agreement or any of the Transaction Documents;

(v)           any Liability of the Seller arising out of or relating to any act or omission of the Seller or any event occurring prior to Closing;

(vi)          any Liability under any policy of insurance written or issued by the Seller or any of its Affiliates (other than PMAC), including the runoff of any policy of insurance written or issued by the Seller;

(vii)         any Liability with respect to any Indebtedness of the Seller;

(viii)        any Liability of the Seller or any Affiliate of the Seller (other than PMAC) arising out of or resulting from the compliance or noncompliance with any Law by the Seller or any Affiliate of the Seller (other than PMAC);

(ix)          any Tax Liabilities of the Seller, any Tax Liabilities relating to the Purchased Assets for any Pre-Closing Tax Period, any Taxes of PMAC for any Pre-Closing Tax Period, Taxes of any member of any affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which PMAC (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to

Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or foreign law or regulation) and Taxes of any Person imposed on PMAC as a transferee, successor or by contract;

(x)           any Liabilities of the Seller arising under, in connection with, or otherwise related to (A) any PMI Plan or other employee benefit or compensation plan, policy, program, agreement or arrangement, including any employment, retention, change in control, severance or similar agreement between the Seller and any employee or former employee of the Seller, including any Liabilities arising under Title IV of ERISA with respect to any PMI Plan, (B) salaries, wages, bonuses, vacation or severance pay or other compensation, payments or benefits earned or arising with respect to current or former employees of the Seller prior to or in connection with the Closing, (C) any Transferred Employee with respect to any period or event occurring prior to the date on which he or she becomes an employee of the Purchaser or one of its Affiliates, or (D) any employment-related grievance, or any claim with respect to any personal injuries sustained in connection with the employment or retention of a Person by the Seller, including workers’ compensation or disability, regardless of when such claim is made or asserted;

(xi)          any legal, accounting, financial advisory or other fees and expenses incurred by the Seller in connection with the consummation of the Transactions, except as expressly provided in this Agreement or the Transaction Documents; and

(xii)         all Liabilities arising out of or with respect to the Excluded Assets.

ARTICLE III

PURCHASE PRICE, CLOSING AND RELATED MATTERS

3.1          Purchase Price.

(a)           Upon the terms and subject to the conditions of this Agreement, including Section 3.2(a), as aggregate consideration for the Shares and the Purchased Assets, the Purchaser will assume the Assumed Liabilities and will pay to the Seller an aggregate amount equal to $90 million, as such amount may be increased or decreased pursuant to Section 6.15(a) (the “Purchase Price”).

(b)           Subject to Section 3.2(a), payment of the Purchase Price and any other amounts to be paid by the Purchaser to the Seller under this Agreement shall be in U.S. dollars paid by the Purchaser by electronic wire transfer of immediately available funds to the account designated by the Seller.

3.2          Escrowed Funds.

(a)           Within one (1) Business Day after the date hereof, the Purchaser shall deposit or cause to be deposited with JPMorgan Chase Bank, National Association, in its capacity as escrow agent (the “Escrow Agent”), pursuant to the terms of an escrow agreement, which shall be in the form and substance of Exhibit J hereto (the “Escrow Agreement”) an amount in cash equal to $4,250,000 (the “Deposit”) by wire transfer of immediately available funds. The Deposit (together with all accrued investment income or interest thereon) shall be held by the Escrow Agent in trust and shall be delivered to the Purchaser in the event (i) the Court has not approved the Transactions, pursuant to the Sale Order on or prior to the earlier of (A) the date that is 120 days of the date of the first Court hearing to seek approval of the Transactions and the Purchaser is not otherwise in breach of Section 7.1(b) and (B) August 15, 2013 or (ii) this Agreement is terminated other than in accordance with Section 10.1(a)(ii). Notwithstanding the foregoing, if at the time the Deposit is due to be released to the Purchaser pursuant to the foregoing clause (i), and (x) the Purchaser has materially breached any provision of this Agreement, (y) the Seller has notified the Purchaser that it intends to terminate this Agreement pursuant to Section 10.1(a)(ii) if such material breach remains uncured and (z) the cure period relating to such breach contemplated by Section 10.1(a)(ii), has not yet expired, then the period contemplated by the foregoing clause (i) shall be extended until the earlier of (A) the date that is five (5) Business Days following the end of such cure period (it being understood that the Seller may have a right to terminate the Agreement during such five (5) Business Day period following the end of such cure period) and (B) the date on which the Purchaser has cured such material breach.

(b)           If the Deposit is required to be released to the Purchaser pursuant to the terms hereof, it shall be released to the Purchaser in accordance with the procedures set forth in the Escrow Agreement. If the Closing occurs, and the Deposit has not been returned to the Purchaser in accordance with Section 3.2(a), the Deposit will be released to the Seller and credited against the Purchase Price. The Parties shall take such action as is necessary, including providing joint written instructions to the Escrow Agent, to cause the Deposit (together with earnings thereon) to be released to the Seller or to the Purchaser, as applicable, in accordance with the terms of this Agreement.

(c)           On or prior to the Closing Date, the Purchaser shall deposit with the Escrow Agent, pursuant to the terms of an escrow agreement, which shall be in the form and substance of Exhibit K hereto (the “Indemnification Escrow Agreement”), for deposit into an escrow fund (the “Indemnification Escrow Fund”) a portion of the Purchase Price equal to ten million dollars ($10,000,000) (as increased from time to time by the amount of any interest, dividends, earnings and other income on such amount, the “Indemnification Escrow Amount”), which amount shall be held by the Escrow Agent in accordance with Article XI and the Indemnification Escrow Agreement to secure indemnification obligations of the Seller under Article XI hereof.

(d)           The Indemnification Escrow Amount shall be held in escrow following the Closing Date, shall be available to compensate the Purchaser Indemnified Parties with respect to indemnification obligations of the Seller as provided in Article XI and shall be released subject to and in accordance with Section 11.9 and the Indemnification Escrow Agreement.

3.3          Closing.

(a)           Except as otherwise provided in the Quota Share Reinsurance Agreement and Section 3.3(b), the purchase and sale provided for in this Agreement shall take place at a closing (the “Closing”) to be held at the offices of Arnold & Porter LLP located at 399 Park

Avenue, New York, New York 10022 at 10:00 a.m. (local time) on the third (3rd) Business Day following the date on which all conditions set forth in Article VIII (other than conditions to be satisfied by the delivery of documents or the payment of money at the Closing and other conditions that, by their terms are to be satisfied at Closing, but subject to the satisfaction of such conditions) have been satisfied or waived by the Party or Parties entitled to the benefit thereof in their sole discretion, or at such other time, date and place as the parties may agree (the “Closing Date”).

(b)           In the event that all conditions set forth in Article VIII (other than conditions to be satisfied by the delivery of documents or the payment of money at the Closing and other conditions that, by their terms are to be satisfied at Closing, but subject to the satisfaction of such conditions) have been satisfied other than the obtaining of the Governmental Approvals required for the purchase and sale of the Shares, the Parties shall enter into such amendments and agreements as may be necessary or appropriate to bifurcate the Closing into two Closings as follows: (i) a first Closing (the “First Closing”) shall occur with respect to the Transactions (other than the purchase and sale of the Shares), regardless of whether the Governmental Approvals required for purchase and sale of the Shares have been obtained, and (ii) provided that the First Closing has occurred and the Governmental Approvals required for the purchase and sale of the Shares have been obtained, a second Closing (the “Second Closing”) shall occur with respect to the purchase and sale of the Shares using such procedures and deliveries of Closing documentation as the Parties may agree, as reflected in the amendments and agreements referred to above. The failure of the Second Closing to occur shall have no effect on the First Closing and the First Closing shall not be unwound or otherwise rescinded as a result of such failure. For the avoidance of doubt, (i) the Purchase Price to be paid at the First Closing shall be reduced by an amount equal to $8,000,000, which amount shall be increased or decreased in accordance with Section 6.15(a) and (ii) the purchase price to be paid at the Second Closing shall be equal to $8,000,000, which amount shall be increased or decreased in accordance with Section 6.15(a) based on the date of the Second Closing.

3.4          Right of Set-Off. The Purchaser Parties shall have the right to set off from any amounts owing by a Purchaser Party to the Seller pursuant to this Agreement any amount that is due and owing from the Seller or any Affiliate of the Seller to a Purchaser Party or any Affiliate of the Purchaser Parties pursuant to this Agreement, the CMG Stock Purchase Agreement, the Services Agreement or the Quota Share Reinsurance Agreement; provided, however, that if the Seller or its applicable Affiliate disputes in good faith its obligation to pay any such amount, then the Purchaser or its Affiliate, as applicable, shall not be entitled to such right of set-off in respect of such disputed amount (or the disputed portion of any such amount) unless and until a court of competent jurisdiction determines that such amount or any portion thereof is due and owing to the Purchaser or the Purchaser’s Affiliate or the Seller and the Purchaser otherwise mutually resolve the dispute; provided, further, that the Purchaser and its Affiliates shall not be entitled to such right of off-set in relation to (i) any Deferred Consideration Payments (as defined in the CMG Stock Purchase Agreement) or (ii) any indemnification claim asserted by the Purchaser Indemnified Parties hereunder or under the CMG Stock Purchase Agreement to the extent that the Purchaser Indemnified Parties are indemnified for Covered Losses that are the subject of such indemnification claim from the Indemnification Escrow Fund, within the meaning of this Agreement or the CMG Stock Purchase Agreement.

3.5          Purchase Price Allocation.

(a)           The Seller and the Purchaser hereby agree to (i) allocate the Purchase Price and the Assumed Liabilities among the Shares and the Purchased Assets and (ii) allocate the portion of the Purchase Price and the Assumed Liabilities allocated to the Purchased Assets among the Purchased Assets (the “Tax Allocations”) in accordance with Section 1060 of the Code and file or cause to be filed in a timely fashion any information that may be required pursuant to regulations promulgated under the Code.

(b)           Within ninety (90) days after the Closing, the Seller shall prepare and deliver to the Purchaser a schedule (an “Allocation Schedule”) of the Tax Allocations in a manner consistent with Section 3.5(a). The fees, costs and expenses of the Seller in connection with the preparation of the Allocation Schedule shall be borne by the Seller.

(c)           The Purchaser shall have a period of forty-five (45) days after the delivery of the Allocation Schedule (the “Response Period”) to present in writing to the Seller notice of any objections the Purchaser may have to the allocations set forth therein (an “Allocation Objections Notice”). The Allocation Objections Notice shall set forth in reasonable detail each disputed item or amount and the basis for the disagreement, together with supporting calculations. Any amount, determination or calculation set forth on the Allocation Schedule and not specifically disputed in a timely delivered Allocation Objections Notice shall be final, conclusive and binding on the Parties and not subject to further review. The fees, costs and expenses of the Purchaser in connection with the preparation of the Allocation Objections Notice shall be borne by the Purchaser.

(d)           If the Purchaser deliver an Allocation Objections Notice within the Response Period, the Seller and the Purchaser shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). Any such resolution shall be evidenced in a writing and executed by an authorized representative of the Seller and the Purchaser. If the Seller and the Purchaser are unable to resolve any Objections within ten (10) days after delivery of an Allocation Objections Notice, then the Purchaser and the Seller shall jointly engage KPMG LLP (the “Independent Accountant”) to resolve such Objections (acting as an expert and not an arbitrator) in accordance with this Agreement as soon as practicable thereafter, but in any event within thirty (30) days after engagement of the Independent Accountant. If KPMG LLP is no longer independent or is unwilling or unable to serve in such capacity, then the Purchaser and the Seller shall select, within ten (10) days after notification that KPMG LLP is no longer independent or is unwilling or unable to serve in such capacity, a mutually acceptable, nationally recognized independent accounting firm to serve as the Independent Accountant. The Seller and the Purchaser shall cause the Independent Accountant to deliver a written report containing its calculation of the disputed Objections within thirty (30) days after engagement of the Independent Accountant. The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Allocation Objections Notice, and the recalculation, if any, of the Allocation Schedule in light of such resolution. For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than those matters specifically set forth in the Allocation Objections Notice that remain in dispute at the time of such determination. All Objections that are resolved between the Parties or are determined by the Independent Accountant shall be final, binding and conclusive upon the Parties and shall not be subject to further review absent manifest error. The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 3.5(d) shall be paid by fifty percent (50%) by the Seller and fifty percent (50%) by the Purchaser.

(e)           For all Tax purposes, the Purchaser and the Seller agree to report the Transactions in a manner consistent with the final Allocation Schedule, and agree that none of them will take any position inconsistent therewith in any Tax Return unless otherwise required by a taxing authority.

3.6          Tax Withholding. The Purchaser Parties shall be entitled to deduct and withhold from the consideration otherwise payable to the Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to the proper Governmental Entity, such withheld amounts shall be treated as having been paid to the Seller for all purposes of this Agreement.

3.7          Prorations. Except to the extent otherwise specifically provided for herein (i) all payments under or pursuant to any Assumed Contract, (ii) all items of income and expense with respect to the Leased Real Property, and (iii) all real and personal property Taxes related to the Shares and the Purchased Assets, whether or not payable after the Closing Date, shall be prorated between the Seller and the Purchaser on the basis of a 365 day year, or for contracts payable on a monthly basis on the basis of a 30 day month, and the number of days elapsed and days remaining in the applicable period through the end of the Closing Date. With respect to real and personal property Taxes, such proration shall be based on the most recent assessments of the real property and the personal property located thereon for the Tax period(s) prior to the Closing Date and the then applicable Tax rates. With respect to any products purchased (or services received) pursuant to any Assumed Contract, the Seller and the Purchaser shall use commercially reasonable efforts to arrange for vendors to bill the Seller directly, through and including the Closing Date, and the Purchaser directly after the Closing Date. To the extent that vendors bill the Seller after the Closing Date for any such products or services received after the Closing Date, the Seller shall forward such bills to the Purchaser, and the Purchaser shall pay such bills when due. To the extent that vendors bill the Purchaser after the Closing Date for any such products or services received before the Closing Date, the Purchaser shall forward such bills to the Seller, and the Seller shall pay such bills when due to the extent such bills are not otherwise included in the calculation of the Purchase Price. A final determination of all amounts prorated pursuant to this Section 3.7 shall occur within sixty (60) calendar days of the Closing Date, and any payment required by either of the Seller or the Purchaser pursuant to such determination (a “Post-Closing Payment”) shall be paid to the appropriate Party within five (5) Business Days of the determination of the Post-Closing Payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as otherwise set forth in the Seller Disclosure Schedule, the Seller represents and warrants to the Purchaser as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

4.1          Organization and Good Standing.

(a)           Each of the Seller and PMAC is a stock insurance corporation duly organized, validly existing and in good standing under the laws of the State of Arizona. Each of the Seller, subject to the limitations imposed upon it under the Receivership Order, and PMAC has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on the Business as presently conducted. The Seller and PMAC is duly licensed or qualified to do business in each jurisdiction where the nature of the Business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to obtain such license or qualification individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)           Prior to the date of this Agreement, the Seller has made available to the Purchaser Parties true and correct copies of the Organizational Documents of each of the Seller and PMAC. PMAC is not in default under or in violation of any provision of any of its Organizational Documents, except where such default or failure would not reasonably be expected to have a Material Adverse Effect.

4.2          Authorization; Enforceability. The Seller has the necessary power and authority to execute and deliver this Agreement and the Transaction Documents to which the Seller is a party and, except as described in Section 7.1(f), and subject to the receipt of the Seller Required Governmental Approvals, to consummate the Transactions and all other transactions contemplated by the Transaction Documents to which the Seller is a party. This Agreement and each of the Transaction Documents to which the Seller is a party has been duly authorized, executed and delivered by the Seller and assuming due authorization, execution and delivery by the other parties thereto and subject to Section 7.1(f), this Agreement and each of the Transaction Documents to which the Seller is a party constitutes the legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

4.3          No Conflict. Subject to Section 7.1(f) and to the receipt of the Seller Required Governmental Approvals and Third Party Consents, neither the execution and delivery by the Seller of this Agreement or any of the Transaction Documents to which the Seller is a party or the consummation by the Seller of the Transactions or the transactions contemplated by such other Transaction Documents, nor compliance by the Seller with or fulfillment by the Seller of the terms, conditions and provisions hereof or thereof will result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Lien upon the Shares or the Purchased Assets under (a) the Organizational Documents of the Seller or PMAC, (b) any Material Contract to which the Seller or PMAC is a party or by which the Seller or PMAC is bound or (c) any Law or Order to which the Seller or PMAC is a party or by which the Seller or PMAC is bound, other than, in the case of clauses (b) and (c) above, any such violations, breaches, defaults or Liens that are not material, individually or in the aggregate.

4.4          Consents and Approvals. Except as described in Section 7.1(f), and except for the Seller Required Governmental Approvals, the Third Party Consents, and compliance with any conditions contained therein, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations by the Seller with, any other third parties are necessary, in connection with the execution and delivery by the Seller of this Agreement or any other Transaction Document to which the Seller is a party, and the completion by the Seller of the Transactions or the performance or compliance by the Seller with any of the terms or provisions of this Agreement or any other Transaction Document. As of the date hereof, the Seller is not aware of any fact specifically pertaining to either the Seller or the Business that would prevent the Seller Required Governmental Approvals from being received in order to permit consummation of the Transactions on a timely basis.

4.5          Share Ownership and Title to Purchased Assets.

(a)           The Seller is the record and beneficial owner of the Shares, free and clear of all Liens except for Permitted Liens.

(b)           The stock certificates, stock powers, endorsements, assignments and other instruments to be executed and delivered by the Seller to the Purchaser at the Closing will be valid and binding obligations of the Seller, enforceable in accordance with their respective terms, and will effectively vest in the Purchaser good, valid and, subject to receipt of the Governmental Approvals and Court approval in connection with the Transactions, marketable title to the Shares as contemplated by this Agreement, free and clear of all Liens except for Permitted Liens.

(c)           The Seller has good and, subject to receipt of the Third Party Consents and Court approval in connection with the Transactions, marketable title to the Purchased Assets (or, as to any leased property, a valid leasehold interest) free and clear of any Liens other than Permitted Liens. No Person other than the Seller has any interest in any of the Purchased Assets and, upon delivery to the Purchaser on the Closing Date of the instruments of transfer contemplated by Section 9.1(a), the Seller will thereby transfer to the Purchaser title to the Purchased Assets, free and clear of any Liens other than Permitted Liens; provided, that this representation and warranty shall not apply to (i) the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property, which are the subject of Section 4.18 and (ii) the Real Property Leases, which are the subject of Section 4.19.

4.6          Compliance with Laws. PMAC is, and at all times since December 31, 2010 has been, in compliance in all material respects with all applicable Laws, and no event has occurred or circumstance exists that could reasonably be expected to (with or without the giving of notice or the lapse of time or both) constitute or result in, directly or indirectly, a material violation by PMAC of, or a material failure on the part of PMAC to comply with, all applicable Laws. Except as would not reasonably be expected to adversely affect in any material respect the Purchased Assets, PMAC, the CMG Companies and the conduct of the Business and the CMG Business in the same manner as conducted on the date hereof, taken as a whole, the Seller is, and at all times since December 31, 2010 has been, in compliance in all material respects with all applicable Laws. Since December 31, 2010, PMAC has not received any written notice from a Governmental Entity that alleges (a) any actual or alleged violation of or material noncompliance with any order issued by a Governmental Entity, Law or any Permit, or (b) any actual, proposed or potential revocation, withdrawal, suspension, cancellation or termination of, or modification to any Permit. Since December 31, 2010, the Seller has not received any written notice from a Governmental Entity that alleges (a) any actual or alleged violation of or material noncompliance with any order issued by a Governmental Entity, Law or any Permit that would reasonably be expected to adversely affect in any material respect the Purchased Assets, PMAC, the CMG Companies and the conduct of the Business and the CMG Business in the same manner as conducted on the date hereof, taken as a whole, or (b) any actual or alleged violation of, or failure to comply with, all applicable Laws could reasonably be expected to adversely affect in any material respect the Purchased Assets, PMAC, the CMG Companies and the conduct of the Business and the CMG Business in the same manner as conducted on the date hereof, taken as a whole.

4.7          Agreements with Governmental Entities.

(a)           PMAC is not a party to or subject to any outstanding settlement agreement, consent agreement, cease and desist order, supervisory agreement or memorandum of understanding or any other Order, or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, nor has PMAC been advised in writing since December 31, 2010 by any Governmental Entity that it is considering issuing or requesting any such Order, agreement or arrangement.

(b)           Other than the Receivership Order and agreements and Orders of the Court incidental to the receivership contemplated thereby, the Seller is not a party to or subject to any outstanding settlement agreement, consent agreement, cease and desist order, supervisory agreement or memorandum of understanding or any other Order, agreement, or similar supervisory arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Governmental Entity, nor has the Seller been advised in writing since December 31, 2010 by any Governmental Entity that it is considering issuing or requesting any such Order, agreement or arrangement, in each case (i) that could reasonably be expected to preclude or impair consummation or performance by the Seller of the Transactions or the transactions contemplated by the other Transaction Documents or (ii) that, following Closing, would be binding upon PMAC, the Purchaser or any of the Purchaser’s Affiliates, or would affect in any way or have any applicability to the Purchased Assets or the Assumed Liabilities.

(c)           PMAC is not subject to any assessments or similar charges arising on account of or in connection with their participation, whether voluntary or involuntary, in any guarantee association or comparable entity established or governed by any state or other jurisdiction, other than any such assessments or charges for which appropriate accruals have been made or appropriate reserves have been established in accordance with SAP.

4.8          Permits. PMAC owns, holds or possesses all Permits that are necessary to entitle it to, as applicable, own or lease, operate and use the Purchased Asset and to carry on and conduct its business as conducted on the date hereof, and all such Permits are valid and in full force and effect in all material respects. Section 4.8(a) of the Seller Disclosure Schedule lists all jurisdictions in which PMAC is domiciled, licensed or authorized to write insurance business, and the Seller has made available to the Purchaser Parties true, complete and correct copies of each such license and authorization. Except as set forth on Section 4.8(b) of the Seller Disclosure Schedule and except to the extent received after the date hereof, PMAC has not received any written notice of any violation, suspension, cancellation or non-renewal of any Permit or any litigation relating to the revocation or modification of any Permit, and to the Knowledge of the Seller, no violation, suspension, cancellation or non-renewal of any Permit or any Litigation relating to the revocation or modification of any Permit is threatened or will result from the consummation of Transactions, subject to obtaining the Seller Required Governmental Approvals.

4.9          Litigation. Except with respect to (i) insurance claims in the ordinary course of business that are not the subject of any litigation or (ii) bankruptcy or receivership proceedings and other Actions arising in the ordinary course of the Business, neither the Seller nor PMAC is a party to any, and there are no pending or, to the Seller’s Knowledge, threatened Actions (a) against the Seller or PMAC relating to or involving any of the Shares, Purchased Assets or Assumed Liabilities in which the risk of Loss to the Seller would reasonably be expected to exceed $250,000, (b) challenging the validity or propriety of the Transactions or any of the Transaction Documents or the other transactions contemplated thereby, (c) under any Insurance Contract alleging extra-contractual obligations or bad faith claims against any PMAC in which the risk of Loss to PMAC would reasonably be expected to exceed $100,000 or (d) which could materially and adversely affect the ability of the Seller to perform under this Agreement or the other Transaction Documents. To the Knowledge of the Seller, none of the Business Employees are party to any Action alleging any wrongdoing on the part of such Business Employee in connection with his or her employment by or service to the Seller, the Business or PMAC and, to the Knowledge of the Seller, no such Action is threatened. Except as set forth in Section 4.9 of the Seller Disclosure Schedule, and except for bankruptcy or receivership Actions arising in the ordinary course of the Business, neither the Seller nor PMAC is a claimant in any Action involving claims by the Seller, PMAC and their Affiliates in an aggregate amount exceeding $100,000 or seeking any material equitable remedy against any third party.

4.10        Financial Statements. The Seller has heretofore delivered to the Purchaser Parties true and complete copies of (a) the audited statutory-basis balance sheets of PMAC as of December 31, 2010 and December 31, 2011 (including the notes thereto, if any), and the related statutory-basis statements of operations, changes in capital and surplus and cash flows for the fiscal years then ended, in each case together with the schedules, amendments, supplements and notes thereto and any certifications (to the extent required) filed therewith, and as such financial statements have been filed with the domiciliary Insurance Regulators of PMAC, together with the report thereon of Ernst & Young LLP (collectively, the “Audited Financial Statements”); and (b) the unaudited statutory-basis statements of assets and liabilities, surplus and other funds of (i) the Seller as of December 31, 2011, March 31, 2012, June 30, 2012 and September 30, 2012, and (ii) PMAC as of as of March 31, 2012, June 30, 2012 and September 30, 2012 and the related statutory-basis unaudited statements of income, changes in capital and surplus and cash flows for the periods then ended, and (iii) the GAAP-basis unaudited balance sheets of PMAC as of March 31, 2012, June 30, 2012 and September 30, 2012 (including the notes thereto, if any), and the related income statements (collectively, the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto, if any) of PMAC have been prepared from the books and records of PMAC, in accordance with GAAP and SAP, consistently applied, and present fairly, in all material respects, the financial conditions and results of operations of PMAC as of and for the periods therein specified (except as may be indicated therein or in the notes, exhibits or schedules thereto). The Financial Statements (including the notes thereto, if any) of the Seller have been prepared from the books and records of the Seller, in accordance with GAAP and SAP and present fairly, in all material respects, the liabilities (within the meaning of GAAP and SAP) of the Seller incurred in connection with the operation of the Business as of and for the periods therein specified (except as may be indicated therein or in the notes, exhibits or schedules thereto). Except as described in the notes to the applicable Financial Statements, no permitted practices were utilized in the preparation of any of the Financial Statements. Since December 31, 2011, there has been (i) no material weakness in PMAC’s internal control over financial reporting (whether or not remediated) under applicable Law or PMAC’s policies and procedures as in effect from time to time and (ii) no change in PMAC’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, PMAC’s internal control over financial reporting.

4.11        Employees and Contractors; Labor Matters.

(a)           Prior to the date hereof, the Seller has delivered to the Purchaser a list of all Business Employees (the “PMI Employee List”), as of a date not earlier than ten (10) days prior to the date of this Agreement, setting forth each Business Employee’s (i) department/function; (ii) title or job/position; (iii) salaried or hourly status; (iv) location of employment; (v) annual base salary or base rate of pay, (vi) target bonus amount for the current fiscal year and (vii) any retention bonus amounts or similar amounts to which the Business Employee is eligible. The Seller shall provide an updated PMI Employee List to the Purchaser prior to the Closing Date. Prior to the date hereof, the Seller has delivered to the Purchaser a list of each Business Contractor (the “PMI Contractor List”), as of the last day of the calendar month ending immediately prior to the date of this Agreement, setting forth the location of provision of services and payment arrangements of the engagement under the applicable Business Contractor Services Agreement. The Seller shall provide an updated PMI Contractor List to the Purchaser prior to the Closing Date. Except in accordance with this Agreement (as though this Agreement had been in effect from and after the time at which the PMI Employee List and the PMI Contractor List were prepared), there has been no change in any of the information contained in the PMI Employee List and the PMI Contractor List.

(b)           Prior to the date hereof, the Seller has delivered to the Purchaser a list of all employment, severance, independent contractor, and consulting agreements or Contracts between the Seller and any current employee, independent contractor or consultant listed on the PMI Employee List or the PMI Contractor List. The Seller has delivered or made available to the Purchaser copies of each such Contract, as amended to date.

(c)           With respect to the Business Employees, the Seller is not bound by or subject to any Contract with any labor union and no labor union has requested or, to the Knowledge of the Seller, has sought to represent any of the Business Employees. There is no strike or other labor dispute involving the Business Employees pending or threatened, nor to the Knowledge of the Seller, is there any labor organization activity involving the Business Employees.

(d)           With respect to the Business Employees, the Seller is and since March 14, 2012, has been, to the Knowledge of the Seller, in compliance in all material respects with all applicable Law respecting employment and employment practices, terms and conditions of employment and wages and hours, safety and health, collective bargaining, equal employment opportunity, immigration, and workers’ compensation, and is not engaged in any unfair labor or unlawful employment practice. The Seller is, and at all times since December 31, 2010, has been, in compliance in all material respects with the WARN Act, and the Seller has not incurred any liability or obligation under the WARN Act which remains unsatisfied.

4.12        Employee Benefits Plans.

(a)           Section 4.12(a) of the Seller Disclosure Schedule sets forth a list of each material PMI Plan. For purposes of this Agreement, “PMI Plan” means each Employee Benefit Plan sponsored, maintained or contributed to by the Seller or any of its Subsidiaries in which the Business Employees participate immediately prior to Closing. The Seller has heretofore delivered or made available to the Purchaser copies of the material PMI Plans or descriptions thereof and the most recent summary plan descriptions for such PMI Plans, if applicable.

(b)           PMAC does not contribute to or have any obligation to contribute to or maintain or sponsor any Employee Benefit Plan, is not a party to any contract or arrangement which is an Employee Benefit Plan, and does not have any liability or contingent liability with respect to any Employee Benefit Plan.

(c)           The Seller has made available to the Purchaser the most recent IRS determination letter or opinion letter, as applicable, for the PMI Retirement Plan and The PMI Group, Inc. Savings and Profits Sharing Plan.

(d)           None of the PMI Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA) and none of the Seller nor any of its ERISA Affiliates contributes to, has contributed to, or has any liability or contingent liability with respect to a multiemployer plan.

(e)           The PMI Group, Inc. Retirement Plan (the “PMI Retirement Plan”) is the only pension plan (within the meaning of Section 3(2) of ERISA) that is sponsored, maintained, or contributed to by the Seller or any of its ERISA Affiliates that is subject to Title IV of ERISA or Section 412 of the Code.

(f)            None of the PMI Plans obligates the Seller to pay any bonus, separation, severance, termination or similar benefit, accelerate any vesting schedule, increase any employee account balance, or alter or increase any benefits to any Business Employee, as a result of the Transactions or as a result of a change in control or ownership within the meaning of section 280G of the Code. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause any payments or benefits to any Business Employee to be either subject to an excise Tax or non-deductible Tax under sections 4999 and 280G of the Code, respectively, whether or not some other subsequent action or event would be required to cause such payment or benefit to be triggered but not taking into account any payments or benefits that may be paid or provided by the Purchaser or any of its Affiliates. The Seller has complied in all material respects with COBRA with respect to the Business

Employees, all former employees of the Seller with respect to the Business and each other COBRA qualified beneficiary with respect to such Business Employees and former employees of the Seller.

(g)           With respect to the PMI Retirement Plan:

(i)                the minimum funding standards of section 412 of the Code have been satisfied, no waiver of the minimum funding standards have been granted and none of the Seller or any of its ERISA Affiliates has requested a funding waiver;

(ii)                no event has occurred with respect to any such plan which has resulted or could reasonably be expected to result a lien being imposed on the assets of the Seller or any of its ERISA Affiliates;

(iii)              the Seller is in the process of terminating, or has terminated, such plan pursuant to a standard termination under Section 4041(b)(1) and as of the date of this Agreement such plan has been fully funded as required by Section 4041(b) of ERISA such that the plan is sufficient for all benefit liabilities, and there are no unfunded benefit liabilities with respect to such plan or its participants or beneficiaries with respect to such plan; and

(h)           The Seller has no material Liability or reasonable expectation of material Liability under or with respect to any PMI Plan or any other employee benefit plan, program, policy, arrangement or payroll practice that would reasonably be expected to become a Liability of the Purchaser.

4.13        Capitalization.

(a)           The entire authorized capital stock of PMAC consists of 200,000 shares of common stock, with a par value of $10.00 per share, of which 200,000 shares are issued and outstanding. The Seller owns, beneficially and of record, and has good and valid title to, the Shares. The Shares are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants, calls, subscriptions or other rights, convertible securities, agreements or commitments of any kind to which PMAC is a party obligating PMAC to issue, transfer or sell any shares of capital stock, or other equity interest in, PMAC or securities convertible into or exchangeable for such shares or equity interests, and there are no voting trusts or similar agreements to which PMAC or the Seller is a party with respect to the voting of the capital stock of PMAC.

(b)           Other than investments in securities in the ordinary course of business, PMAC does not own any shares of capital stock or other equity or voting interests in (including any securities exercisable or exchangeable for or convertible into capital stock or other equity or voting interests in) any other Person. There is no outstanding Contract of any kind requiring PMAC to make an investment in or to acquire the capital stock, or other equity interest in or any other security or other interest in any Person.

(c)           PMAC has no subsidiaries.

4.14        Material Contracts.

(a)           Section 4.14(a) of the Seller Disclosure Schedule sets forth a list of each of the Material Contracts in effect as of the date hereof, identified by the applicable clause(s) below. The term “Material Contracts” means the following types of Contracts, excluding any Contracts comprising or evidencing Investments or Insurance Contracts:

(i)            any Lease for any Hardware and IT Asset that is material to the operation of the PMI Platform or the conduct of the Business;

(ii)           any Assumed Contract that relates to any Seller Owned Intellectual Property or any Seller Licensed Intellectual Property (excluding licenses for unmodified commercial off the shelf Software that is generally commercially available on nondiscriminatory pricing terms and has an initial aggregate acquisition cost of $250,000 or less and a total annual cost of $75,000 or less);

(iii)          any Assumed Contract where the performance remaining thereunder involves aggregate consideration to or by the Seller in excess of (x) $75,000 per annum or (y) $250,000 in the aggregate over the remaining term of such agreement;

(iv)          any Assumed Contract that (A) limits, or purports to limit, the ability of the Seller to compete in any line of business or to operate in any geographic area or during any period of time or restricts in any material respect the conduct of the businesses of the Purchaser or any Affiliates of the Purchaser or (B) to the Seller’s Knowledge, limits, or purports to limit, any Person from soliciting any Person for employment;

(v)           all Contracts restricting the declaration or payment of any dividends or distributions on, or in respect of, any capital stock or equity interest of PMAC;

(vi)          all Contracts obligating PMAC to provide indemnification, collateral, or a guarantee;

(vii)         all Contracts relating to Indebtedness of PMAC (whether incurred, assumed, guaranteed, or secured by an asset), including any preferred shares;

(viii)        all Contracts relating to the acquisition or disposition of any material assets or material businesses by PMAC (whether by merger, sale or purchase of stock or assets or otherwise) to the extent actual or contingent material obligations of PMAC thereunder remain in effect, other than transactions involving Investments; and

(ix)          all other Contracts to which either PMAC is a party or by which it or its assets are bound and involving payments or obligations by PMAC in excess of $25,000 individually or $125,000 in the aggregate, other than Contracts between PMAC and an Affiliate that will be terminated at or prior to Closing.

(b)           Subject to the receipt of the Third Party Consents, (i) neither the Seller nor PMAC is in default in any material respect under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default in any material respect and (ii) each Material Contract is legal, valid, binding, and enforceable by the Seller or PMAC, as applicable, in accordance with its terms and in full force and effect and will continue to be legal, valid, binding, and enforceable by the Purchaser and in full force and effect on identical terms following the consummation of the Transactions, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

(c)           True and correct copies (or summaries of the material terms) of the Material Contracts have been made available to the Purchaser on or before the date hereof, and each Material Contract is in full force and effect on the date hereof and enforceable against the counterparty or counterparties to which it relates.

(d)           The Seller has not received written notice of the intention of any counterparty to any Material Contract to terminate or materially alter such Material Contract, and none of the terms of any Material Contract are currently being renegotiated by the Seller.

4.15        Tax Matters. Except as would not be reasonably likely to have a Material Adverse Effect:

(a)           With respect to the Purchased Assets:

(i)            (A) The Seller has filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date, will timely file (including any applicable extensions) all material Tax Returns required to be filed; (B) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects; and (C) all material Taxes of the Seller due and owing have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the Closing Date will be, paid in full based on the information available, other than Taxes that have been reserved or accrued on the Seller’s balance sheet, which the Seller is contesting in good faith.

(ii)           There are no Liens for Taxes, except for statutory Liens with respect to Taxes not yet due and payable with respect to any of the Purchased Assets.

(b)           With respect to PMAC:

(i)            PMAC has timely filed, or has caused to be timely filed on its behalf, taking into account any valid extensions of time properly secured, all material Tax Returns required to be filed by it in accordance with all applicable Laws, and all such Tax Returns are true, complete and accurate in all material respects. All material Taxes owed by PMAC have been timely paid to the appropriate Governmental Entity, other than Taxes that have been reserved or accrued on PMAC’s balance sheet included among the applicable Financial Statements of PMAC, which are being contested in good faith.

(ii)           PMAC has correctly withheld and remitted to the appropriate Governmental Entity all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(iii)          There are no material Liens for Taxes (other than for current Taxes not yet due and payable or that may thereafter be paid without penalty or that are being contested by appropriate proceedings) on the assets of PMAC. Section 4.15(b)(iii) of the Seller Disclosure Schedule reflects all Proceedings pursuant to which any Taxes owing or purported to be owing by PMAC are being contested.

(iv)          PMAC (i) has not been a member of any affiliated group filing a consolidated Tax Return (other than a group the federal consolidated parent of which was The PMI Group, Inc.) or of any affiliated, consolidated, combined, or unitary group, as defined under applicable state, local or foreign Laws (other than a group the federal consolidated parent of which was The PMI Group, Inc.) or (ii) does not have any liability for the Taxes of any Person (other than the Seller or PMAC) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(v)           No written claim or deficiency for any material income Taxes has been asserted against PMAC which has not been resolved and/or paid in full.

(vi)          There are no pending Tax audits or examinations of any Tax Returns of PMAC and PMAC has never been audited by any Governmental Entity. PMAC has not waived, or had waived on its behalf, any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver is still outstanding.

(vii)         PMAC is not currently a beneficiary of any extension of time within which to file any Tax Return.

(viii)        PMAC has not received written notice of any claim by a Governmental Entity in a jurisdiction where PMAC does not file Tax Returns that it is or may be subject to taxation by that Governmental Entity.

(ix)          PMAC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Code Section 481 (or any similar provision of state, local or foreign Law) as a result of change in method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Governmental Entity or pursuant to a “closing agreement” as defined in Code Section 7121 (or any similar provision of state, local or foreign Law) executed prior to the Closing Date, or (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date.

(x)           PMAC is not a party to any Tax sharing, allocation or indemnity agreement, arrangement or similar contract entered into outside of the ordinary course of business (other than with a group the federal consolidated parent of which was The PMI Group, Inc., as set forth in Section 4.15(b)(x) of the Seller Disclosure Schedule).

(xi)          PMAC has not distributed the stock of another Person, or has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(xii)         PMAC is not a “foreign person” within the meaning of Section 1445 of the Code.

(xiii)        PMAC has not participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).

(xiv)        No closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to PMAC.

4.16        Insurance. Section 4.16 of the Seller Disclosure Schedule sets forth a complete and correct list of each insurance policy (including policies providing property, casualty, liability and worker’s compensation coverage and bond and surety arrangements and including any self-insurance arrangements) providing coverage with respect to the Purchased Assets or PMAC to which the Seller or PMAC is a party, a named insured or otherwise the beneficiary of coverage and a summary of such coverage. Neither the Seller nor PMAC is in material default of any provision of any such policy. Each such policy is in full force and effect and no notice of cancellation or transaction has been received with respect to such policy.

4.17        Books and Records. All of the books and records of the Seller with respect to the Purchased Assets, the Assumed Liabilities and PMAC have been maintained in the ordinary course of business and in accordance with (a) applicable Law and (b) the Seller’s record retention policies in all material respects.

4.18        Intellectual Property. With respect to the representations and warranties contained in this Section 4.18, no representation or warranty is made as to the protectability of, freedom to exploit or absence of competing rights in any Intellectual Property outside of the United States of America.

(a)           Section 4.18(a) of the Seller Disclosure Schedule contains a true and complete list of all domain names, registered trademarks and applications therefor, copyrights registrations and applications thereof, and other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity, and part of the Seller Owned Intellectual Property, including identifying the full legal name of the owner of record, applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable. The Seller has not applied for, and has not be issued, any patent, and there are no pending patent applications, patent disclosures or issued patents covering, any Seller Owned Intellectual

Property. Except for the Intellectual Property licensed pursuant to the Seller IP Agreements listed on Schedule 1.1(k), all of the Software and other Intellectual Property comprising the Platform is Seller Owned Intellectual Property.

(b)           The Seller is the exclusive owner of all right, title and interest in and to all Seller Owned Intellectual Property, free and clear of all Liens except for Permitted Liens. The Seller has the unrestricted right to use and exploit the Seller Owned Intellectual Property, and there are no payments of any kind payable by the Seller to any Person with respect to any Seller Owned Intellectual Property. In each case where the Seller has acquired ownership of any Intellectual Property from another Person, the Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer to the Seller all of the assignor’s rights in and to such Intellectual Property, and if such transfer is with respect to registered Intellectual Property (or an application thereof), such assignment has been duly recorded with the Governmental Entity from which the registration issued or before which the application or application for registration is pending.

(c)           Section 4.18(c) of the Seller Disclosure Schedule contains a true and complete list of the Seller Licensed Intellectual Property (excluding licenses for unmodified commercial off the shelf Software that is generally commercially available on nondiscriminatory pricing terms and has an initial aggregate acquisition cost of $250,000 or less and a total annual cost of $75,000 or less, but including all licenses for computer software that is distributed as “free software”, “open source software” or under a similar licensing or distribution model).

(d)           Section 4.18(d) of the Seller Disclosure Schedule contains a true and complete list of all material Assumed Contracts that relate to any Seller Licensed Intellectual Property (excluding licenses for unmodified commercial off the shelf Software that is generally commercially available on nondiscriminatory pricing terms and has an initial aggregate acquisition cost of $250,000 or less and a total annual cost of $75,000 or less) used in the conduct of the Business. The Seller has paid all royalties that may have been due prior to the Closing Date to any Person with respect to the Seller Licensed Intellectual Property.

(e)           Neither the Seller nor any of its Affiliates has transferred ownership of, or granted to any Person any license, sublicense or other permission to use, or authorized the retention of any right to use or joint ownership of, the Seller Owned Intellectual Property or Seller Licensed Intellectual Property. Neither this Agreement nor any of the Transactions will, by operation of Law or otherwise, result in: (i) the Purchaser granting to any Person any right to, or with respect to, any Intellectual Property; or (ii) the Purchaser being bound by, or subject to, any exclusivity, non-compete or other restriction on the operation or scope of its businesses, including the PMI Platform or the Business.

(f)            The Seller Owned Intellectual Property set forth on Schedule 1.1(m), the Seller Licensed Intellectual Property set forth on Schedule 1.1(l), the Seller IP Agreements, and the Hardware and IT Assets Leases, together with the Hardware and IT Assets, are sufficient to, and constitute all the Intellectual Property and assets necessary in order to (i) operate, use, support and maintain the PMI Platform and the Business, as historically operated and as contemplated to be operated as of the Closing Date, (ii) provide the services to the CMG Business that are provided by the Seller to the CMG Business as provided historically and as provided as of the Closing Date, and (iii) provide the services to the Seller contemplated by the Services Agreement in accordance with the terms therefore, excluding (i) the Data Exchange Contracts and (ii) the CMG Owned Intellectual Property, the CMG Licensed Intellectual Property and the CMG IP Agreements (each as defined in the CMG Share Purchase Agreement), it being understood that nothing in this Section 4.18(f) shall constitute a representation or warranty as to infringement, dilution, misappropriation or violation of Intellectual Property rights, such representation and warranty being provided solely pursuant to Section 4.18(g) below. The Seller owns or has the valid and enforceable right to use (pursuant to and in accordance with the terms of, and subject to payment of applicable royalties or other fees (if any) specified in, the applicable Seller IP Agreement) the Seller Licensed Intellectual Property, free and clear of any Liens except for Permitted Liens, and the Seller is using such Intellectual Property subject to and in accordance with the terms of the applicable Seller IP Agreement.

(g)           No Intellectual Property of any other Person was misappropriated in the development of the Seller Owned Intellectual Property. The ownership and use of the Seller Owned Intellectual Property, and the operation of the Business and PMI Platform as operated as of the date hereof, does not infringe, dilute, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property rights of any other Person, and there has been no such claim asserted or threatened in writing or otherwise against the Seller (and, to the Knowledge of the Seller, any other Person), including in the form of requests, demands, offers, inquiries or invitations to obtain a license.

(h)           (i) to the Knowledge of the Seller, no other Person is engaging in, or has engaged in at any time, any activity infringing, diluting, misappropriating or violating or conflicting with any Seller Owned Intellectual Property and (ii) the Seller has not sent any communications alleging that any Person has infringed, diluted, misappropriated or violated or conflicted with, any Seller Owned Intellectual Property.

(i)            There is no Proceeding pending or, to the Knowledge of the Seller, threatened (i) against the Seller concerning the ownership, validity, registrability or enforceability or use of any Seller Owned Intellectual Property (including any allegation of infringement, misappropriation, dilution, violation or conflict relating to the Seller Owned Intellectual Property), or (ii) contesting or challenging the ownership, validity, registrability or enforceability of the Seller’s right to use of any Seller Owned Intellectual Property. Neither any Seller Owned Intellectual Property nor, to the Knowledge of the Seller, any Seller Licensed Intellectual Property, is subject to any outstanding Order adversely affecting the Seller’s or PMAC’s, as applicable, use thereof or rights thereto, or that would impair its validity or enforceability.

(j)            The documentation that will be delivered to the Purchaser at or prior to Closing will accurately identify all material components of the PMI Platform (including libraries, middleware and open source Software) that are bundled with, incorporated into or linked (dynamically or statically) with or that are otherwise necessary to develop, compile or operate the Software within the PMI Platform, in each case indicating whether such component is owned by the Seller or a third party.

(k)           No current or former employee, officer, consultant or independent contractor of the Seller or any of its Affiliates (“PMI Personnel”) owns or retains any right, title or interest in or to the Seller Owned Intellectual Property.

(l)            The Seller or PMAC, as applicable, has taken and maintains as of the Closing Date commercially reasonable actions to protect and maintain (i) all Seller Owned Intellectual Property, other than that owned by PMAC, and (ii) the security and integrity of the PMI Platform, in the case of each of clauses (i) and (ii) to protect the same against unauthorized use, modification, or access thereto, or the introduction of any viruses or other unauthorized or damaging or corrupting activities, code or elements, including activities of any employee or contractor of the Seller, hackers or other Person. The Seller has implemented reasonable backup and disaster recovery technology consistent with industry standard practices. There have been no material breaches of the Seller’s security procedures or any material unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in the PMI Platform, including any such breach or incident that requires notice to any third party.

(m)          The source code and documentation relating to the Seller Owned Intellectual Property have been developed and regularly maintained and updated so as to be sufficient to enable the continued use and maintenance of the Software to which they relate.

(n)           To the extent that any Intellectual Property has been discovered, conceived, developed, created, reduced to practice, modified, customized or enhanced independently or jointly by an employee, independent contractor, agent or other Person for the Seller, (i) the Seller has a Contract with such Person with respect thereto, (ii) with respect to any Intellectual Property that is material to the operation of the PMI Platform, such Contract provides for customary confidentiality and non-use obligations in favor of the Seller and (iii) the Seller is the exclusive owner of all such Intellectual Property. To the Knowledge of the Seller, no employee, independent contractor or agent of the Seller is in default or breach of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement with the Seller or PMAC relating to the protection, ownership, development, use or transfer of any such Intellectual Property. The Purchaser acknowledges the Seller’s representation that certain software components of the PMI Platform were developed by independent contractors pursuant to Contracts which expressly or impliedly permit such contractors to reuse routines or elements of such contractor’s source or object code developed by such contractors in connection with engagements for other customers of such contractors. Such routines or elements that such independent contractors are permitted to reuse, however, are generic, do not include PMI confidential information or materials and not material to the PMI Platform and such independent contractors are bound by confidentiality obligations to the Seller that preclude disclosure of the use of such routines or elements in the PMI Platform.

(o)           None of the Seller Owned Intellectual Property or, to the Knowledge of the Seller, the Seller Licensed Intellectual Property, contains any disabling codes or instructions (including “viruses” or “worms”). None of the Seller Owned Intellectual Property and, to the Knowledge of the Seller, none of the Seller Licensed Intellectual Property, contains any computer code (i) that contains, or is derived in any manner (in whole or in part) from, any software that is distributed under the GNU General Public License, Lesser/Library GPL, Artistic

License (e.g., PERL), Mozilla Public License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL) or any similar licenses or distribution models, (ii) that is licensed under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing the software code (A) be made available or distributed in source code form, (B) be licensed for the purpose of making derivative works, (C) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) be redistributable at no charge, or (iii) that to the Knowledge of the Seller was developed using government funding, facilities of a university, college, other educational institution or research center or funding from third parties.

(p)           The Seller has taken commercially reasonable steps to safeguard the internal and external integrity of the PMI Platform. With respect to the PMI Platform, (i) the PMI Platform, and all hardware, software and other components thereof, are in reasonably good working order (ordinary wear and tear excepted), used in accordance with applicable manufacturer requirements as set forth in applicable manufacturer documentation, and possess the performance capabilities, processing capacity, resources, characteristics and functions necessary to the conduct of the Business as conducted as of the date hereof and as contemplated to be conducted as of the Closing Date, (ii) since January 1, 2010, there have been no unauthorized intrusions or breaches of security, (iii) there has not been any material malfunction that has not been remedied or replaced in all material respects, (iv) since January 1, 2010, there has been no material unplanned downtime in excess of 8 consecutive hours with respect to any system or application that is part of the PMI Platform or material service interruption, (v) there is no existing pattern or repetition of customer complaints regarding functionality or performance, (vi) no Person currently providing services to the Seller has failed to meet any material service obligations, (vii) the Seller has an adequate disaster recovery plan in place that has been proven effective upon testing, and (viii) no individual computer server and no desktop or laptop computer within the PMI Platform will have been in operation for more than seven years and five years, respectively, as of the Closing Date.

(q)           Upon the Closing, (i) the Purchaser will be the sole owner of the Seller Owned Intellectual Property, free and clear of all Liens except for Permitted Liens, without restriction and without payment of any kind to any Person, (ii) the Purchaser will have valid rights to use the Seller Licensed Intellectual Property, (iii) the Purchaser will have ownership of or the right to use, as applicable, the Seller Owned Intellectual Property, the Seller Licensed Intellectual Property, and the Hardware and IT Assets, and the right to exercise all of the Seller’s rights under the Seller IP Agreements, subject to Third Party Consents and to any change in terms or conditions agreed to in accordance with Section 6.7(b), on the same terms and conditions as those under which such Intellectual Property, assets and Contracts were owned or used by the Seller immediately prior to the Closing, (iv) neither the Seller nor any Person other than the Purchaser will (A) have any ownership interest in or to any Seller Owned Intellectual Property or any right to use or sublicense the Seller Owned Intellectual Property, or (B) possess any current or contingent access or other rights to any source code that is part of the Seller Owned Intellectual Property (whether as the result of an escrow release or otherwise), and (v) the Purchaser will have all rights necessary to own, operate, use and maintain the PMI Platform and to assign and sell the Seller Owned Intellectual Property.

4.19        Real Estate Matters. With respect to the Leased Real Property, the Seller has made available to the Purchaser Parties true and correct copies of the Real Property Leases (including all amendments thereto) on or before the date hereof. Each of the Real Property Leases is in full force and effect and is a valid and binding agreement of the Seller and, to the Knowledge of the Seller, the landlord thereunder. The Seller has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens except for Permitted Liens. The Seller is not in material default under any of the Real Property Leases and no event has occurred and is continuing which, with or without notice or lapse of time, would constitute a material default by the Seller under any such Real Property Lease or, to the Knowledge of the Seller, by the landlord thereunder. During the prior three (3) years, the Seller has not received any written notice from any Governmental Entity or the landlord under any of the Real Property Leases (a) alleging a violation of any Law with respect to the Leased Real Property that has not been corrected or (b) of any pending or threatened condemnation Proceedings with respect to the Leased Real Property. There are no material pending or, to the Knowledge of the Seller, threatened Actions against the Seller relating to the Leased Real Property.

4.20        Environmental Matters. The Seller and PMAC are in compliance in all material respects with all Environmental Laws with respect to the Purchased Assets and PMAC. The Seller and PMAC possess, and are in compliance in all material respects with, all Environmental Permits necessary for the operation of the Business and in the past three (3) years, the Seller has not received any written notice concerning, and to the Knowledge of the Seller, there is no Action pending or threatened before any Governmental Entity against them (A) for alleged noncompliance with, or Liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Pollutants, in each case with respect to the Purchased Assets or PMAC; and (iv) to the Knowledge of the Seller, the Leased Real Property is not contaminated with and does not otherwise contain any Pollutants that could reasonably be expected to result in material Liability to the Seller or PMAC under Environmental Laws, other than Pollutants (A) used in the ordinary course of maintaining and cleaning the Leased Real Property in commercially reasonable amounts, (B) used as fuels, lubricants or otherwise in connection with vehicles, machinery and equipment located at the Leased Real Property in commercially reasonable amounts, or (C) used in the ordinary course of the business conducted at the Leased Real Property in commercially reasonable amounts.

4.21        Regulatory Matters.

(a)           PMAC has filed all financial statements and material reports, statements, documents, registrations, renewal applications, filings or submissions required to be filed by it with any Insurance Regulator or any Governmental Entity and, to the Knowledge of the Seller, no material deficiencies have been asserted by any such Insurance Regulator or any other Governmental Entity since September 30, 2010 with respect to any such financial statements, reports, statements, documents, registrations, renewal applications, filings or submissions that have not been remedied. PMAC has not been a “commercially domiciled insurer” under the laws of any jurisdiction or is or has been otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

(b)           There are no insurance policies issued, reinsured or assumed by PMAC that are currently in force under which PMAC may be required to allocate profit or pay dividends to the holders thereof or that give a holder any participation or voting rights with respect to PMAC.

(c)           Other than in the ordinary course of regularly scheduled financial and market conduct examinations, PMAC is not the subject of any material pending or, to the Knowledge of the Seller, threatened regulatory Proceedings.

(d)           True and complete copies have been provided to the Purchaser Parties of the reports (or the most recent drafts thereof, to the extent any final reports are not available) reflecting the results of any financial examinations or market conduct examinations of PMAC conducted by any Governmental Entity since December 31, 2009.

4.22        PMAC Reinsurance Agreements.

(a)           Section 4.22(a) of the Seller Disclosure Schedule sets forth a true, complete and correct list of all of the PMAC Reinsurance Agreements and any related letters of credit, reinsurance trusts or other collateral arrangements. True, complete and correct copies of all of the PMAC Reinsurance Agreements and any related letters of credit, reinsurance trusts or other collateral arrangements have been made available to the Purchaser Parties.

(b)           Subject to the receipt of the Third Party Consents, (i) PMAC is not default in any material respect under any PMAC Reinsurance Agreement, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default in any material respect and (ii) each PMAC Reinsurance Agreement is legal, valid, binding, enforceable against PMAC and in full force and effect, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies. Since December 31, 2010, with respect to any PMAC Reinsurance Agreement pursuant to which PMAC has ceded any risk for which PMAC is taking credit on its most recent statutory financial statement, as of the date hereof, (i) PMAC has not received any written notice from any applicable reinsurer that any amount of reinsurance ceded by PMAC will be uncollectible or otherwise defaulted upon and (ii) PMAC is entitled under the laws of its domiciliary jurisdiction or any other applicable Law to take full credit in its statutory financial statements for all reinsurance and retrocessions ceded by it pursuant to any PMAC Reinsurance Agreement, and all such amounts have been properly recorded in its books and records of account and are properly reflected in its statutory financial statements. With respect to any PMAC Reinsurance Agreement pursuant to which PMAC has ceded any risk for which PMAC is taking credit on its most recent statutory financial statement, as of the date hereof, (i) there has been no separate written or oral agreement between PMAC and the assuming reinsurer that is intended to, and would, in fact, reduce, limit or mitigate any loss to the parties under any such PMAC Reinsurance Agreement and (ii) such PMAC Reinsurance Agreement satisfies the requisite risk transfer criteria necessary to obtain reinsurance accounting treatment under accounting standards applicable to PMAC.

4.23        Reserves. The Insurance Reserves of PMAC are recorded in the respective Financial Statements, as of their respective dates: (a) were determined in all material respects in accordance with the requirements of applicable Laws and generally accepted actuarial standards consistently applied (except as otherwise noted therein and the notes thereto); (b) were fairly stated in all material respects in accordance with generally accepted actuarial standards consistently applied (except as otherwise noted therein and the notes thereto); and (c) were computed on the basis of methodologies consistent in all material respects with those used in computing the corresponding Insurance Reserves in the prior fiscal years, except as otherwise noted in the financial statements and notes thereto included in such Financial Statements and related actuarial opinions for PMAC for the 2011 and 2010 fiscal years, if available for such year, copies of which have been made available to the Purchaser Parties.

4.24        Actuarial Reports. Section 4.24 of the Seller Disclosure Schedule lists (and the Seller has made available to the Purchaser Parties true, complete and correct copies of) all material actuarial reports prepared by opining actuaries, independent or otherwise, from and after September 30, 2010, with respect to PMAC (including all material attachments, addenda, supplements and modifications thereto). To the Knowledge of the Seller, the factual information and data furnished by or on behalf of PMAC to its actuaries in connection with the preparation of any such actuarial reports were accurate in all material respects for the periods covered in such reports.

4.25        Rates, Forms and Marketing Materials.

(a)           All insurance policy forms issued by PMAC (“Insurance Contracts”) and in effect as of the date hereof (including any applications in connection therewith) and all advertising, promotional, sales and marketing materials related thereto, are, and at all times since their issuance, with respect to the policy forms, or January 1, 2010, with respect to other items, have been, in compliance with all applicable Law and, to the extent required by applicable Law, on forms and at rates approved by the Insurance Regulators or filed with and not objected to by such Insurance Regulators within the period provided by Law for objection, subject to such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b)           All premium rates of PMAC (including rates with respect to Insurance Contracts) that are required to be filed with or approved by any Insurance Regulator have been so filed or approved and the premiums charged conform thereto, and such premiums comply with all applicable Laws, except for any failure to be so filed or approved or to so comply as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(c)           The Insurance Contracts being issued by PMAC as of the date hereof are substantially in the forms that have been previously provided to the Purchaser Parties; and any policies or Insurance Contracts reinsured in whole or in part conform to the standards and rates required pursuant to the terms of the related PMAC Reinsurance Agreements, subject to such exceptions as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(d)           To the Knowledge of the Seller, since January 1, 2010: (i) each person performing the duties of insurance producer, agency, agent, managing general agent, wholesaler, broker or solicitor for PMAC (collectively, “Producers”) that placed an Insurance Contract of

PMAC, at the time such Producer wrote, sold, produced or managed business for PMAC, was duly licensed (for the type of business written, sold, produced or managed by such Producer) in the particular jurisdiction in which such Producer wrote, sold, produced or managed such business for PMAC; (ii) all compensation paid or payable to each such Producer was paid or is payable in accordance with applicable Laws; and (iii) no such Producer violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to PMAC or any aspect (including the marketing, writing, sale, production or management) of the business of PMAC.

(e)           Since January 1, 2010: (i) PMAC and, to the Knowledge of the Seller, the Producers and representatives of PMAC have marketed, sold and issued the Insurance Contracts written by, and other products of, PMAC in compliance, in all material respects, with all applicable Laws in the respective jurisdictions in which such Insurance Contracts and other products have been marketed, sold or issued; (ii) all advertising, promotional and sales materials and other marketing practices used by PMAC or, to the Knowledge of the Seller, any Producers and representatives of PMAC have complied and are currently in compliance, in each case, in all material respects, with all applicable Laws; and (iii) neither the manner in which PMAC compensates any Person involved in the sale of Insurance Contracts who, to the Knowledge of the Seller, is not a licensed Producer, nor, to the Knowledge of the Seller, the conduct of any such Person, renders such Person a Producer subject to licensure as such under any applicable Laws, and the manner in which PMAC compensates each Person involved in the sale of Insurance Contracts on behalf of PMAC is in compliance in all material respects with all applicable Laws.

(f)            To the Knowledge of the Seller, (i) each claims adjuster, at the time such person adjusted claims for PMAC, who was required under applicable Law to be licensed, was duly licensed in the particular jurisdiction in which such adjuster performed such claims adjusting services and (ii) no such adjuster violated (or with or without notice or lapse of time or both would have violated) any term or provision of any order applicable to PMAC or any aspect of the claims adjusting function of PMAC.

(g)           All benefits claimed by any Person under any Insurance Contract issued by PMAC have in all material respects been paid (or are being duly processed or provision for payment thereof has been made) in accordance with the terms of such Insurance Contract and applicable Laws, and such payments were not materially delinquent and were paid (or will be paid) without fines or penalties, except, in each case, for any such claim for benefits for which PMAC reasonably believe or believed that there is a reasonable basis to contest payment and is taking such action. The underwriting standards and manuals in effect from January 1, 2011, through the date hereof for PMAC (exclusive of any exceptions, waivers or other customizations implemented on an individual account or policy level) have been previously disclosed to the Purchaser Parties.

4.26        Governmental Deposits. Section 4.26 of the Disclosure Schedule lists all funds maintained by PMAC with Governmental Entities under any applicable insurance law (each a “Governmental Deposit”). Section 4.26 of the Disclosure Schedule accurately sets forth the assets comprising each such Governmental Deposit, and the name of the bank and the number of the bank account in which such Governmental Deposit is maintained. Except as would not reasonably be expected to have a Material Adverse Effect, the Governmental Deposits are being held in compliance with applicable Laws, and neither the Seller nor PMAC is in receipt of any written notice of any claim alleging such failure to comply with applicable Laws with respect thereto.

4.27        Accounts. Section 4.27 of the Disclosure Schedule sets forth an accurate and complete list and brief description of each and every bank account, safe deposit box, brokerage account, trust account, depository account or other custodial account of PMAC other than the Governmental Deposits. Other than the assets deposited in the accounts listed in Section 4.27 of the Disclosure Schedule and the Governmental Deposits, PMAC does not have any other material liquid assets or investments held or maintained with any other Person at any location.

4.28        Intercompany Accounts; Transactions with Affiliates. Section 4.28 of the Seller Disclosure Schedule lists all Contracts by which PMAC, on the one hand, and the Seller or any of its Affiliates (other than PMAC), on the other hand, are or have been a party or otherwise bound that are in effect on the date hereof or that involve continuing liabilities or obligations of PMAC (each, an “Affiliate Transaction”). With respect to each Affiliate Transaction to which PMAC is a party, PMAC has complied with all requirements of Law or Governmental Entities applicable thereto and obtained all approvals of Governmental Entities necessary in connection therewith. To the Knowledge of the Seller, no officer, director or employee of PMAC, or any family member or Affiliate of any such officer, director or employee, (A) owns, directly or indirectly, any interest in any asset or other property used in the Business, (B) serves as an officer, director or employee of any Person that is a supplier, customer or competitor of PMAC or (C) is a debtor or creditor of PMAC.

4.29        Investment Company. PMAC is not an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

4.30        Brokers, Finders and Financial Advisors. The Seller and its respective officers, directors, employees and agents have not employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any Liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Lazard Fréres & Co. LLC and the fees payable pursuant thereto, which fees and commissions will be paid by the Seller.

4.31        Absence of Changes.

(a)           Except as set forth in Section 4.31(a) of the Seller Disclosure Schedule, since September 30, 2012, no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(b)           Except as set forth in Section 4.31(b) of the Seller Disclosure Schedule, since September 30, 2012, and through the date hereof, the Seller and PMAC have conducted the Business in the ordinary course in all material respects, and there has not been:

(i)            any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Seller or PMAC in the operation of the Business;

(ii)           any material change in the underwriting, reinsurance, pricing, claim processing and payment, reserving, financial or accounting methods, practices or policies by PMAC, except as required by Law or SAP;

(iii)          with respect to PMAC, any loans, advances or capital contributions to, or investments in, any other Person;

(iv)          any entry into or material modification of any reinsurance agreement by PMAC other than in the ordinary course of business;

(v)           any sale, abandonment or other disposition of any material investments or other material assets, properties or business utilized in the conduct of Business other than in the ordinary course of business;

(vi)          any increase or decrease in reserves for losses (including incurred but not reported losses) and loss adjustment expenses other than in the ordinary course of business in a manner consistent with past practice;

(vii)         any settlement of any litigation claims, actions, arbitrations, disputes, audits or other proceedings relating in any way to the Business for an amount exceeding $100,000; or

(viii)        any agreement, whether in writing or otherwise, to take any of the actions specified in this Section 4.31(b), except as expressly contemplated by this Agreement.

4.32        PMAC’s Confidential Information. The Seller has a policy in effect requiring all current employees and all current contractors (excluding insurance agents) of the Seller to agree to adhere to the Seller’s policies regarding disclosure of confidential or proprietary information relating to its business. To the Knowledge of the Seller, no current or former employee or contractor of the Seller has breached or violated any such confidentiality obligations in any material respect.

4.33        Privacy. The Seller and PMAC are in compliance in all material respects with the Seller’s and PMAC’s privacy and security policies, in each case, as applicable to NPI. Such policies do not, and it is the Seller’s good faith belief and understanding, based upon the advice of the Seller’s outside legal counsel, that applicable Privacy Laws do not, prohibit the Seller or PMAC from providing the Purchaser with, or transferring to the Purchaser all or any portion of the NPI collected, processed, stored, acquired and used in the conduct of the business of the Seller or PMAC. Since December 31, 2010, neither the Seller nor PMAC, nor, to the Knowledge of the Seller, any third-party service provider working on behalf of the Seller or PMAC, has had a breach, security incident or unauthorized access, disclosure, use or loss of NPI for which was required to notify individuals and/or to notify any Governmental Entity or to take any other action as required by applicable Laws governing NPI security. The Seller (i) has implemented and followed reasonable security programs and policies containing technical and organizational measures to protect and safeguard NPI, including ongoing review and updating of all such plans and policies, and (ii) since December 31, 2010, has required by written contract all third party providers and other third parties who have or have had access to NPI of the Seller or PMAC, or who process NPI on their behalf, to have in written form, and to implement, similar security programs and policies. The Seller has and maintains a third party privacy and security monitoring compliance program to periodically evaluate and access the sufficiency of the security programs and policies of such third parties who have access to, or who process, NPI on behalf of the Seller or PMAC.

4.34        Investments and Assets.

(a)           Section 4.34(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of all securities, mortgages and other investments (collectively, “Investments”) owned by PMAC as of September 30, 2012. PMAC has good and marketable title to the Investments listed in Section 4.34(a) of the Seller Disclosure Schedule except for (i) Permitted Liens, (ii) Governmental Deposits subject to certain transfer restrictions, and (iii) Investments which have been disposed of in the ordinary course of business or as contemplated by this Agreement or redeemed in accordance with their terms.

(b)           As of the date hereof, the Investments owned by PMAC are of the types and within the applicable concentration limitations permitted under applicable Law;

(c)           To the Knowledge of the Seller, Section 4.34(c) of the Seller Disclosure Schedule identifies any Investments which are in default, as of the date hereof, in the payment of principal or interest.

(d)           PMAC is not a party to any derivative transaction that, pursuant to its terms and without any additional investment decision on the part of PMAC, could result in an additional payment by PMAC.

(e)           PMAC has good title to, or valid and subsisting leasehold interests in, all personal property and any other assets reflected on the Financial Statements, other than assets that have been disposed of in the ordinary course of business. None of the assets owned or leased by PMAC is subject to any Lien except as set forth in Section 4.34(e) of the Seller Disclosure Schedule or any Permitted Liens.

4.35        Sufficiency of Assets. With the exception of (i) the Governmental Approvals and the Governmental Approvals (as defined in the CMG Stock Purchase Agreement) to be obtained on or prior to Closing, (ii) the Third Party Consents, (iii) the services to be provided to the CMG Companies pursuant to the Distribution Services Agreement (as defined in the CMG Stock Purchase Agreement) and (iv) the rights to the CMG trademark to be provided under the Non-Exclusive License Agreement (as defined in the CMG Stock Purchase Agreement), the Purchased Assets, together with the assets that the CMG Companies will possess at Closing, constitute all of the assets, tangible and intangible, necessary for the Purchaser to carry on, in all material respects, the Business and the CMG Business (as defined in the CMG Stock Purchase Agreement) following the Closing in the manner in which such businesses are presently conducted.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as otherwise set forth in the Purchaser Disclosure Schedule, the Purchaser and, solely with respect to Section 5.7, the Purchaser Parent represent and warrant to the Seller as of the date hereof (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

5.1          Organization and Good Standing.

(a)           The Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware and the Purchaser Parent is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Each Purchaser Party has all requisite corporate power and authority to own, operate or lease its properties and assets and to carry on its business as presently conducted. Each Purchaser Party is duly licensed or qualified to do business in each jurisdiction where the nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to obtain such license or qualification would not reasonably be expected to have a material adverse effect on the Purchaser Parties’ ability to consummate the Transactions or perform their obligations hereunder.

(b)           Prior to the date of this Agreement, the Purchaser has made available to the Seller true and correct copies of the Organizational Documents of the Purchaser.

5.2          Authorization; Enforceability. Each Purchaser Party has full corporate power and authority to execute and deliver this Agreement and, in the case of the Purchaser, each of the Transaction Documents to which it is or will be a party and, subject to receipt of the Purchaser Required Governmental Approvals, to consummate the Transactions and all other transactions contemplated by the Transaction Documents to which the Purchaser is a party. The execution and delivery by each Purchaser Party of each of the Transaction Documents to which it is or will be a party and the consummation by the Purchaser Parties, as applicable, of the Transactions and all other transactions contemplated by the Transaction Documents has been duly authorized by all requisite corporate or other similar organizational action on the part of the Purchaser Parties. Assuming due authorization, execution and delivery by the other parties thereto, each of the Transaction Documents to which the respective Purchaser Parties are or will be a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of the Purchaser Parties, as applicable, enforceable against them in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by principles of equity regarding the availability of remedies.

5.3          No Conflict. Subject to receipt of the Purchaser Required Governmental Approvals and the Third Party Consents, neither the execution and delivery by a Purchaser Party of this Agreement or any of the Transaction Documents to which a Purchaser Party is a party or the consummation by a Purchaser Party of the Transactions or the transactions contemplated by the Transaction Documents nor compliance by a Purchaser Party with or fulfillment by a

Purchaser Party of the terms, conditions and provisions hereof or thereof will, except as may result from any facts or circumstances relating to a Purchaser Party, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation under, or result in the creation or imposition of any Liens upon its assets under (A) the Organizational Documents of such the Purchaser Party, (B) any material Contract to such the Purchaser Party is a party or by which such the Purchaser Party is bound or (C) any Law or Order to which such the Purchaser Party is a party or by which such the Purchaser Party is bound, other than, in the case of clauses (B) and (C) above, any such violations, breaches, defaults or Liens that, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the Transactions or perform its obligations hereunder or under the other Transaction Documents.

5.4          Consents and Approvals. Except for the Purchaser Required Governmental Approvals and compliance with any conditions contained therein, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery by the Purchaser Parties of this Agreement or any other Transaction Document to which either Purchaser Party is a party and the completion by the Purchaser Parties of the Transactions. As of the date hereof, the Purchaser Parties are not aware of any fact specifically pertaining to either Purchaser Party or the Business that would prevent the Purchaser Required Governmental Approvals from being received in order to permit consummation of the Transactions on a timely basis.

5.5          Litigation. The Purchaser Parties are not a party to any, and there are no pending or, to the Knowledge of the Purchaser Parties, threatened Actions against the Purchaser Parties challenging the validity or propriety of the Transactions or which could materially and adversely affect the ability of the Purchaser Parties to perform their obligations under this Agreement.

5.6          Brokers, Finders and Financial Advisors

. Neither Purchaser Party nor any of their officers, directors, employees or agents has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection therewith.

5.7          Access to Funds. The Purchaser Parent, as of the date hereof, has access to funds possessed by its Affiliates with no restriction on the Purchaser Parent to access such funds, and the Purchaser will, as of the Closing, have funds sufficient funds to pay the Purchase Price on the Closing Date and the Purchaser Parties’ expenses of the Transactions.

5.8          Securities Act. The Purchaser is not acquiring the Shares with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. The Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities law, and that the Shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

5.9          No Other Representations or Warranties.

(a)           The Purchaser acknowledges that (i) it and its Representatives have been permitted access to the books and records, facilities, equipment, Contracts and other properties and assets of the Seller related to the Business and the PMI Platform, and that it and its Representatives have had an opportunity to meet with officers and employees of the Seller and (ii) except for the representations and warranties expressly set forth in Article IV, the Purchaser has not relied on any representation or warranty from the Seller or any other Person in determining to enter into this Agreement and neither the Seller nor any other Person has made any representation or warranty, express or implied, as to the Business, the Shares, the Purchased Assets or the accuracy or completeness of any information regarding any of the foregoing that the Seller or any other Person furnished or made available to the Purchaser and its Representatives (including any projections, estimates, budgets, offering memoranda, management presentations or due diligence materials). Without limiting the generality of the foregoing, except as expressly set forth in the representations and warranties in Article IV, there are no express or implied warranties, including warranties of merchantability or fitness for a particular purpose.

(b)           THE SELLER AND THE PURCHASER AGREE THAT, EXCEPT AS EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND THE OTHER DOCUMENTS EXECUTED BY THE SELLER AT CLOSING WITH RESPECT TO THE LEASED REAL PROPERTY, THE LEASED REAL PROPERTY SHALL BE TRANSFERRED TO THE PURCHASER AND THE PURCHASER SHALL ACCEPT POSSESSION OF THE LEASED REAL PROPERTY ON THE CLOSING DATE “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.”

ARTICLE VI

COVENANTS

6.1          Access to Properties and Records; Confidentiality.

(a)           From and after the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, the Seller shall permit, and shall cause PMAC to permit, the Purchaser Parties and their attorneys, accountants, employees, officers, agents and other authorized representatives (collectively, “Representatives”) reasonable access upon reasonable notice to the Walnut Creek Property and the Leased Real Property (subject to the provisions of the Real Property Leases), and the Business Employees and Business Contractors (to the extent permitted by the vendor party to such Business Contractor’s applicable Business Contractor Services Agreement), and shall disclose and make available to the Purchaser Parties during normal business hours all of its books, papers and records, in each case to the extent they relate to the Business or the Shares, including, but not limited to, all books of account (including the general ledger), tax records, Organizational Documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which the Purchaser Parties may have a reasonable interest; provided, however, that the Seller and PMAC shall not be required to provide access to or disclose information where such access or disclosure, in the Seller’s reasonable judgment, would interfere with the normal conduct of the Seller’s or PMAC’s business, or would result in the waiver by the Seller or PMAC of the privilege protecting communications between the Seller or PMAC and any of their counsel, or would be contrary to any Law applicable to the Seller or PMAC. The Seller shall provide the Purchaser with such historical financial information regarding the Business as the Purchaser Parties may reasonably request. The Purchaser and its Representatives shall use commercially reasonable efforts to minimize any interference with the Seller’s and PMAC’s regular business operations during any such access to the Seller’s or PMAC’s property, books and records.

(b)           Prior to Closing, the Purchaser agrees that the use by it and its Representatives of any information obtained pursuant to this Section 6.1 shall be subject to the Confidentiality Agreement; provided, however, that the Purchaser’s obligations pursuant to the Confidentiality Agreement shall be deemed modified or waived, as applicable, to the extent and solely to the extent that such obligations are inconsistent with the Purchaser Parties’ rights or obligations under this Agreement. Notwithstanding the foregoing and anything to the contrary in the Confidentiality Agreement, in the event that this Agreement is terminated, the Purchaser Parties’ obligation of confidentiality under the Confidentiality Agreement shall survive for three (3) years following the date hereof. From and after the Closing, the Purchaser shall not, and shall cause each of its Affiliates and such Affiliates’ officers, directors, employees and professional advisers not to, disclose to any other Person any Seller Confidential Information; provided, that the Purchaser and such Affiliates may disclose Seller Confidential Information (i) to the extent required by law, in any report, statement, testimony or other submission to any Governmental Entity or (ii) in order to comply with any applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Purchaser or its Affiliates in the course of any litigation, investigation or administrative proceeding; provided, further, that, if the Purchaser or any of its Affiliates become legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such Seller Confidential Information, the Purchaser shall, to the extent reasonably practicable, provide the Seller with prompt prior written notice of such requirement and reasonably cooperate with the Seller, at the Seller’s expense, to obtain a protective order or similar remedy to cause such Seller Confidential Information not to be disclosed, including interposing all available objections thereto. In the event that such protective order or other similar remedy is not obtained, the Purchaser and its Affiliates shall furnish only that portion of Business Confidential Information that has been legally compelled. For purposes of this Section 6.1(b), “Seller Confidential Information” means all non-public information of the Seller and its Affiliates obtained by the Purchaser in connection with the consideration and negotiation of the Transaction Documents that does not comprise the Purchased Assets or constitute Business Confidential Information (within the meaning hereof and within the meaning of the CMG Stock Purchase Agreement).

(c)           From and after the date hereof, the Seller shall not, and shall cause each of its Affiliates and such Affiliates’ officers, directors, employees and professional advisers not to, disclose to any other Person any Purchaser Confidential Information; provided, that the Seller and such Affiliates may disclose Purchaser Confidential Information (i) to the extent required by law, in any report, statement, testimony or other submission to any Governmental Entity or (ii) in order to comply with any applicable Law, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the Seller or its Affiliates in the course of any litigation, investigation or administrative proceeding; provided, further, that, if the Seller or any of its Affiliates become legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any such Purchaser Confidential Information, the Seller shall, to the extent reasonably practicable, provide the Purchaser with prompt prior written notice of such requirement and reasonably cooperate with the Purchaser, at the Purchaser’s expense, to obtain a protective order or similar remedy to cause such Purchaser Confidential Information not to be disclosed, including interposing all available objections thereto. In the event that such protective order or other similar remedy is not obtained, the Seller and its Affiliates shall furnish only that portion of the Purchaser Confidential Information that has been legally compelled. For purposes of this Section 6.1(c), from and after the date hereof, “Purchaser Confidential Information” means any and all non-public information and materials of the Purchaser or any of its Affiliates, including any such information and materials obtained by the Seller or its Representatives in connection with Purchaser’s and its Affiliates’ consideration, negotiation and performance of the Transaction Documents, information and materials relating to the Purchaser’s or its Affiliates strategic, business and other plans for the Business or the CMG Business, or their non-public communications with, discussions with, and submissions to Governmental Entities. From and after the Closing, “Purchaser Confidential Information” shall also include Business Confidential Information.

(d)           The Seller shall retain all books, records, documentation, manuals, files and information relating to the Business, Shares, Purchased Assets or Assumed Liabilities during the period prior to the Closing Date.

(e)           The Seller and the Purchaser shall each designate a person to act as the representative for such Party or Parties for purposes of coordinating with the other Party or Parties in connection with activities and conduct necessary or appropriate to effect the closing of the Transactions and to transition the PMAC Business and the PMI Platform from the Seller to the Purchaser. The Seller initially designates Truitte Todd as its representative. The Purchaser initially designates David Gansberg as its representative. The representatives shall meet or otherwise communicate with each other on a regular basis.

(f)            The Purchaser agrees that following the Closing Date, subject to Section 6.1(c), the Seller and its Representatives shall have reasonable access, during normal business hours, to the books, records, documentation, policies, procedures, manuals, files and other information or data of the Purchaser to the extent they relate to PMAC, the Business, the Shares, the Purchased Assets or the Assumed Liabilities during the period prior to the Closing Date (and shall permit such Persons to examine and copy such books, records, documentation, policies, procedures, manuals, files and other information or data to the extent reasonably requested by such Persons), and shall cause their respective officers and employees to furnish (to the Seller or any of its Affiliates, or any regulator of the Seller or any of its Affiliates) all information reasonably requested by the Seller, and otherwise reasonably cooperate with (including, without limitation, by requiring such employees to make themselves reasonably available for trial, depositions, interviews and other litigation-related endeavors) the Seller or any of its Affiliates with respect to the Business, the Shares, the Purchased Assets or the Assumed Liabilities, in connection with regulatory compliance, pending or threatened third party litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes; provided, however, that the Seller shall reimburse the Purchaser Parties and their respective employees for reasonable and documented out-of-pocket costs and expenses incurred by them in providing such assistance and cooperation, but only to the extent that such costs and expenses are not reimbursed pursuant to the Services Agreement. For a period required under the longer of the Purchaser’s record retention policy or seven (7) years from the Closing Date, the Purchaser shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to the Seller. Notwithstanding anything to the contrary in this Section 6.1(f), the Purchaser and its Affiliates shall not be required to provide access to or disclose information where such access or disclosure would result in the waiver by the Purchaser of the privilege protecting communications between the Purchaser or any of its Affiliates and any of its counsel, or would be contrary to any Law applicable to the Purchaser and its Affiliates.

(g)           The Seller agrees that following the Closing Date, the Purchaser and its Representatives shall have reasonable access, during normal business hours, to the books, records, documentation, policies, procedures, manuals, files and other information or data of the Seller to the extent they relate to PMAC, the Business, the Shares, the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Specified Business Contractors during the period prior to the Closing Date (and shall permit such Persons to examine and copy such books, records, documentation, policies, procedures, manuals, files and other information or data of the Seller to the extent reasonably requested by such Persons), and the Seller shall cause its officers and employees to furnish (to the Purchaser or any of its Affiliates, or any regulator of the Purchaser or any of its Affiliates) all information reasonably requested by the Purchaser, and otherwise reasonably cooperate with (including, without limitation, causing employees to assist the Purchaser or any of its Affiliates by requiring such employees to make themselves reasonably available for trial, depositions, interviews and other litigation-related endeavors) the Purchaser with respect to the Business, the Shares, the Purchased Assets, the Assumed Liabilities, the Transferred Employees or the Specified Business Contractors, in connection with regulatory compliance, pending or threatened third party litigation, financial reporting and tax matters (including financial and tax audits and tax contests) and other similar business purposes; provided, however, that the Purchaser shall reimburse the Seller and its employees for reasonable and documented out-of-pocket costs and expenses incurred by them in providing such assistance and cooperation, but only to the extent that such costs and expenses are not reimbursed pursuant to the Services Agreement. For a period required under the longer of the Seller’s record retention policy or seven (7) years from the Closing Date, the Seller shall not destroy or dispose of or permit the destruction or disposition of any such books, records, documentation, manuals, files and other information or data without first offering, in writing, at least sixty (60) days prior to such destruction or disposition to surrender them to the Purchaser Parties. Notwithstanding anything to the contrary in this Section 6.1(g), the Seller and its Affiliates shall not be required to provide access to or disclose information where such access or disclosure would result in the waiver by the Seller of the privilege protecting communications between the Seller and any of its counsel, or would be contrary to any Law applicable to the Seller and its Affiliates.

(h)           The Parties acknowledge that the Purchased Assets contain NPI and agree that the Seller will not endeavor to remove such NPI that is contained in the Purchased Assets. In addition, the Seller agrees to permit the Purchaser and its Representatives reasonable access to any NPI retained by the Seller. The Purchaser shall have the right to use any and all NPI contained in the Purchased Assets, or to which the Seller provides it and its Representatives access following Closing, for any legitimate business purpose, provided that the Purchaser and its Representatives comply with all applicable Privacy Laws in connection with such use.

6.2          Supplements to Disclosure Schedules. Prior to the Closing, the Seller shall supplement or amend the Seller Disclosure Schedule in the event that it discovers any matter that was required to be set forth or described on such schedule, but was omitted therefrom, or determines that there is otherwise any inaccuracy in such schedule. The Seller shall promptly notify the Purchaser Parties in writing of the supplement or amendment of such schedule. No such supplement or amendment of the Seller Disclosure Schedule shall cure any breach of this Agreement or limit or affect any right the Purchaser may have hereunder by virtue of such breach. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, including Article VIII and Article XI, the failure of the Seller to perform its obligations under, and to comply with, this Section 6.2 shall be deemed a breach of a representation or warranty and not a failure to perform or comply with a covenant or agreement.

6.3          Notification.

(a)           In the event that the Seller or either Purchaser Party determines in good faith that a condition to any Party’s obligation to complete the Transactions cannot be fulfilled, such Party will promptly notify the other Parties. In addition, if a Party has the right to waive such condition, but determines it will not waive such condition, such Party shall promptly notify the other Parties.

(b)           The Seller shall promptly inform the Purchaser Parties upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of the Seller under any labor or employment Law with respect to the Specified Business Employees or Specified Business Contractors.

6.4          Conduct of Business Prior to Closing. From and after the date hereof until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except (i) as contemplated by this Agreement, (ii) as required by Law or by a Final Order, or (iii) to the extent the Purchaser Parties provide prior written consent to do otherwise, which consent shall not be unreasonably withheld, and subject to any applicable orders of the Court, the Seller shall use its commercially reasonable efforts to:

(a)           maintain the corporate existence of PMAC and conduct the Business in the ordinary course, consistent with past practices;

(b)           maintain the general character of the Business;

(c)           maintain proper business and accounting records relative to the Business;

(d)           maintain commercially reasonable procedures for protection of the PMI Platform, including at least the security, confidentiality and other measures in place as of the date hereof; and

(e)           keep available the services of the Business Employees.

6.5          Forbearances of the Seller. Without limiting the covenants set forth in Section 6.4, until the earlier of the termination of this Agreement in accordance with its terms or the Closing Date, except (i) as contemplated by this Agreement, (ii) as required by Law or by a Final Order, (iii) as otherwise set forth on Section 6.5 of the Seller Disclosure Schedule or (iv) to the extent the Purchaser Parties provide prior written consent to do otherwise, which consent shall not be unreasonably withheld or delayed, the Seller will not, and will not permit PMAC to:

(a)           amend the Organizational Documents of PMAC;

(b)           except for redemptions or repurchases by PMAC in return for capital contributions deemed necessary by PMAC to comply with applicable minimum capital requirements imposed by Law or any Governmental Entity, issue, sell, grant, pledge, purchase, redeem, or otherwise encumber, or agree or commit to issue, sell, grant, pledge, purchase, redeem, or otherwise encumber any Shares or any other equity securities of PMAC or grant, issue, create, sell, pledge, purchase, redeem, or otherwise encumber or agree to grant, issue, sell, pledge, purchase, redeem, or otherwise encumber any options, warrants or rights to purchase any of the Shares or securities of any kind convertible into or exchangeable for the Shares or any other equity securities of PMAC;

(c)           make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of the capital stock of PMAC;

(d)           directly or indirectly adjust, split, combine, reclassify, purchase or otherwise acquire any shares of the stock of PMAC;

(e)           with respect to PMAC, acquire any Person or all or substantially all of the assets of a Person;

(f)            fail to maintain liability, casualty, property, loss, and other insurance coverage that is substantially similar, with respect to terms, amounts and risk coverage, to that which is maintained on the date hereof;

(g)           enter into any Contract that will be an Assumed Contract not terminable within sixty (60) days and involving payments or obligations by the Seller in excess of $100,000 individually or $1,000,000 in the aggregate, unless such Contract replaces, in the ordinary course of business, a Contract that is expected to expire or terminate by its terms prior to Closing; provided, however, that no such replaced Contract shall result in annual costs to the Seller or PMAC in excess of one hundred twenty percent (120%) of the costs for the final year of the Contract being replaced;

(h)           amend in any material respect, waive any material right under or terminate any Assumed Contract, other than to extend any such Contract, in the ordinary course of business, that is expected to expire or terminate by its terms prior to Closing, provided, however, that no such extended Contract shall result in annual costs to the Seller or PMAC in excess of one hundred twenty percent (120%) of the costs for the final year of the Contract prior to such Contract’s expected termination of expiration; provided, further, that the expiration of any such Contract by its terms prior to Closing shall be deemed not to be a termination of such Contract under this clause;

(i)            hire (i) any Replacement Employee having an annual base salary or total annual compensation in excess of $150,000, or (ii) any Replacement Employee having an annual base salary or total annual compensation between $75,000 and $150,000 if the aggregate annual compensation for all Replacement Employees hired after the date hereof would exceed $1,000,000;

(j)            agree to accept, under the terms of a Business Contractor Services Agreement, the services of any Specified Business Contractor who is not a Specified Business Contractor as of the date hereof, unless such Specified Business Contractor provides services that (i) replace the services of (A) a Specified Business Contractor who ceases after the date hereof to provide services to the Seller pursuant to the terms of a Business Contractor Services Agreement, (B) a Specified Business Employee who is on a leave of absence from employment with the Seller, or (C) a Business Employee who would have been a Specified Business Employee if such Business Employee had not ceased to be employed by the Seller after the date hereof, or (ii) are described in Schedule 1.1(n);

(k)           grant or award any increase in any item of recurring or periodic cash compensation of any Specified Business Employee except for (i) increases in the ordinary course of business consistent with past practice, or (ii) pursuant to binding written agreements existing on the date hereof and set forth in Section 6.5(k) of the Seller Disclosure Schedule, in each case with respect to compensation that will otherwise be assumed by the Purchaser or an Affiliate of the Purchaser;

(l)            except as required under existing Contracts or a PMI Plan, grant any severance or termination pay or rights to, or enter into any employment or severance agreement with, any Specified Business Employee, except as required by applicable Laws, increase or accelerate the vesting or payment of any benefits payable under any existing PMI Plan, severance or termination pay policies or employment or similar agreements with any Specified Business Employee or establish, adopt, enter into or, except as required by Law, terminate or materially amend any PMI Plan in which any Specified Business Employee participates, in each case, if such action would result in any Liability to the Purchaser or any of its Affiliates;

(m)          take any action (other than as necessary or proper to implement this Agreement) that would give rise to a right of payment to any Specified Business Employee under any employment agreement or would accelerate a right to payment to any Specified Business Employee under any employee compensation or benefit plan (other than in connection with the hiring or promotion of a Replacement Employee on terms substantially consistent with the terms of the employment agreement with the Original Business Employee or in connection with the termination of an employee in the ordinary course of business consistent with the Seller’s policies and procedures), in each case, if such action would result in any Liability to the Purchaser or any of its Affiliates;

(n)           sell, transfer, assign or otherwise dispose of any of the Purchased Assets, other than (i) Purchased Assets that have theretofore been replaced with comparable Purchased Assets used for the same purposes or performing the same function in the Business or (ii) Purchased Assets not required for the conduct of the Business that have an aggregate value (together with all Purchased Assets sold, assigned and disposed of in accordance with this clause (ii)) not exceeding $150,000;

(o)           other than in the ordinary course of business in connection with the Insurance Contracts, waive or forgive any claim or right of the Seller relating to the Shares or the Purchased Assets in one transaction or a series of related transactions having a value in excess of $250,000, individually or in the aggregate;

(p)           with respect to Taxes attributable to PMAC, other than to amend the Tax sharing agreement referenced in Section 4.15(b)(x) of the Seller Disclosure Schedule, make or change any election in respect of such Taxes, adopt or change any accounting method in respect of such Taxes, enter into any closing agreement, settle any claim or assessment in respect of such Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of such Taxes, except as required by Law or GAAP;

(q)           implement or adopt any change in the accounting principles, practices or methods of PMAC, other than as may be required by GAAP or SAP;

(r)            acquire assets that are Purchased Assets other than (i) Purchased Assets necessary to replace Purchased Assets that become obsolete or otherwise require replacement in the ordinary course of business in accordance with the Seller’s capital expenditure plans as of the date hereof or (ii) Purchased Assets acquired in the ordinary course of business but not in accordance with the Seller’s capital expenditure plans as of the date hereof, which have a total cost (together with all Purchased Assets acquired in accordance with this clause (ii)) not exceeding $250,000;

(s)            incur or create any Indebtedness of PMAC or create or incur any other obligation that could reasonably be expected to result in a Lien on the Purchased Assets or the Shares, other than Permitted Liens, or otherwise permit or allow any of the Purchased Assets or the Shares to become subject to any Lien, other than Permitted Liens;

(t)            incur or commit to incur any Liability (individually or in the aggregate with all other Liabilities incurred after the date hereof) in excess of $150,000 that would be an Assumed Liability, other than Indebtedness (which is addressed in clause (s) above) or with respect to any Contract that will be an Assumed Contract (which is addressed in clause (g) above);

(u)           institute, settle or compromise any Proceeding or Action in excess of $250,000 that relates to or affects, or could reasonably be expected to related to or adversely affect the Purchased Assets, the Assumed Liabilities or PMAC; or

(v)           enter into any Contract, or otherwise agree or commit, to do any of the foregoing or seek any order of the Court approving any of foregoing.

6.6          Employee Matters.

(a)           Within 45 days after receipt of Court approval pursuant to the Sale Order and such Sale Order being a Final Order, the Purchaser or its Affiliates shall offer employment, effective as of immediately following the Closing Date, to each Specified Business Employee at a base salary or base hourly wage that is not less than the base salary or base hourly wage that such Specified Business Employee was receiving immediately prior to the Closing Date and on other terms and conditions (including participation in retirement and welfare plans and programs) that are comparable in the aggregate, to similarly situated employees of the Purchaser Parent and its Affiliates and that provide such Specified Business Employee with the opportunity to participate in incentive compensation plans that take into account the performance of the individual and the business unit in a manner consistent with incentive compensation plans for other business units of the Purchaser Parent and its Affiliates to the extent that similarly situated employees of the Purchaser Parent and its Affiliates are provided the opportunity to participate in such incentive compensation plans (the “Employment Offers”). Each Specified Business Employee who accepts the Purchaser’s offer of employment and works for the Purchaser on or after the Closing Date is herein referred to as a “Transferred Employee.” Until the first anniversary of the Closing Date, each Transferred Employee, while employed by the Purchaser and/or its Affiliates, shall be employed on terms and conditions not less favorable, in the aggregate, to such Transferred Employee than provided for by his or her Employment Offer.

(b)           Following receipt of Court approval pursuant to the Sale Order and such Sale Order being a Final Order, the Seller shall cooperate with the Purchaser and its Affiliate(s) so as to allow the Purchaser or such Affiliate(s), if so requested by the Purchaser, to (i) have reasonable access to the Specified Business Employees to facilitate making the Employment Offers and (ii) conduct for such employees prior to the Closing Date an open enrollment period for enrollment elections under the Purchaser Plans (as defined below), with any such access to be at times reasonably agreed to by the Purchaser and the Seller.

(c)           For the applicable plan year that includes the Closing Date, subject to the Purchaser (or its agent(s)) being provided with the applicable information with respect to the Transferred Employees in a form such that it is administratively feasible to take into account under the Purchaser’s plans (which the Seller and the Purchaser will reasonably cooperate to accomplish), the Transferred Employees shall not be required to satisfy any deductible or out-of-pocket maximum requirements under the benefit plans, programs and policies maintained by the Purchaser Parent or its Affiliates (the “Purchaser Plans”) that provide medical (including prescription drug), dental and vision benefits (collectively, the “Purchaser Health Plans”) to the extent such requirements were satisfied for the portion of the current plan year under the PMI Plans that provide medical, dental and vision benefits (the “PMI Health Plans”) that coincides with the current plan year of the Purchaser Health Plans. Any waiting periods, pre-existing condition exclusions and requirements to show evidence of good health contained in the Purchaser Health Plans shall be waived with respect to the Transferred Employees (except to the extent that any such waiting period, pre-existing condition exclusion, or requirement of showing evidence of good health applied under the applicable the PMI Health Plans in which the Business

Employee participates or is otherwise eligible to participate as of immediately prior to the Closing Date).

(d)           The Purchaser Parent shall cause the Purchaser Plans that cover the Transferred Employees after the Closing Date to credit service with the Seller and its Affiliates and any formerly affiliated predecessor employers to the extent credited by the Seller and its Affiliates as service with the Purchaser to the extent such Transferred Employee received credit under a comparable PMI Plan prior to the Closing Date and as specified in writing to the Purchaser prior to the date of this Agreement for purposes of (i) accruing annual vacation time and paid time off, (ii) calculating severance benefits under the Purchaser’s severance plan(s), and (iii) eligibility and vesting (but not for benefit accrual purposes under any defined benefit pension plan or for purposes of determining continued exercisability, vesting and other rights upon retirement under any of the Purchaser Parent’s or its Affiliates’ cash or share-based incentive compensation plans) under the Purchaser Plans.

(e)           Within ten (10) days after the Closing Date, the Seller shall make a cash payment to the Transferred Employees with respect to any accrued but unused vacation credited to the respective Transferred Employees as of the Closing Date. Purchaser agrees to cause each Transferred Employee to accrue five (5) days of vacation on the first full day of employment of such Transferred Employee with the Purchaser, and each Transferred Employee shall thereafter begin accruing additional vacation days in excess of such five (5) days beginning on the date that such Transferred Employee would have otherwise started accruing such additional vacation days as determined pursuant to such vacation policy or plan without regard to the terms of this Section 6.6(e). Except as expressly provided in this Section 6.6(e) with regard to the initial accrual of five (5) days of vacation on the first day of employment, each Transferred Employee’s accrual and use of vacation shall be subject to the terms of the Purchaser’s vacation plan and any applicable policies of Purchaser.

(f)            The Purchaser and its Affiliates shall have sole liability and obligation for all Liabilities relating to or arising from the Purchaser’s and its Affiliates’ employment of the Transferred Employees and procurement of services from the Specified Business Contractors following the Closing Date.

(g)           If the Purchaser or its Affiliate terminates the employment of any PMI Obligated Employee without “Cause” (determined using the definition of “Cause” set forth in the PMI Mortgage Insurance Co. Severance Plan, as amended and restated effective January 15, 2013 (the “PMI Severance Plan”)), prior to the fifth anniversary of the Closing Date, such PMI Obligated Employee shall be entitled to severance benefits from the Purchaser that are not less than the severance benefits that would have been paid or provided under the PMI Severance Plan in the event of a termination of employment which would have otherwise entitled the PMI Obligated Employee to severance benefits under the PMI Severance Plan, subject to the applicable terms and conditions of the applicable severance plan maintained by the Purchaser or its Affiliates, (which shall not impose material conditions on the PMI Obligated Employees’ receipt of severance benefits beyond those provided for in the PMI Severance Plan). The Seller shall reimburse the Purchaser or its applicable Affiliate for all payments of severance benefits to PMI Obligated Employees in accordance with the foregoing provisions of this Section 6.6(g), subject to an aggregate reimbursement cap of $500,000. For the sake of clarity, for purposes of this Section 6.6(g) and Section 6.6(h), the payments of severance benefits to be reimbursed by the Seller consist of all amounts required to be paid as severance under the PMI Severance Plan, including cash severance benefits paid by the Purchaser or its Affiliates, the dollar amount of the payment or subsidy provided by the Purchaser or its Affiliates for COBRA premium payments, and the dollar amount paid by the Purchaser or its Affiliates for career transition or outplacement services.

(h)           If the Purchaser or its Affiliate terminates the employment of any Transferred Employee other than a PMI Obligated Employee (each such employee, being a “Section 6.6(h) Employee”) without “Cause” (determined using the definition of “Cause” set forth in the PMI Severance Plan) prior to the first anniversary of the Closing Date, such Section 6.6(h) Employee shall be entitled to severance benefits from the Purchaser that are not less than the severance benefits that would have been paid or provided under the PMI Severance Plan in the event of a termination of employment which would have otherwise entitled the Section 6.6(h) Employee to severance benefits under the PMI Severance Plan, subject to the applicable terms and conditions of the applicable severance plan maintained by the Purchaser or its Affiliates (which shall not impose material conditions on the Section 6.6(h) Employees’ receipt of severance benefits beyond those provided for in the PMI Severance Plan). With respect to Section 6.6(h) Employees whose employment with the Purchaser and its Affiliates is terminated prior to the one year anniversary of the Closing Date due to elimination of the position in which the Section 6.6(h) Employee was employed immediately following the Closing Date, the Seller shall reimburse the Purchaser or its applicable Affiliate for 100% of the severance benefits paid to such Section 6.6(h) Employees in accordance with the foregoing provisions of this Section 6.6(h), and with respect to Section 6.6(h) Employees whose employment with the Purchaser and its Affiliates is terminated prior to the one year anniversary of the Closing Date other than due to elimination of the position in which the Section 6.6(h) Employee was employed immediately following the Closing Date, the Seller shall reimburse the Purchaser or its applicable Affiliate for 80% of the severance benefits paid to such Section 6.6(h) Employee; provided, however, that the aggregate maximum reimbursement to be provided by the Seller pursuant to this Section 6.6(h) shall be $2.5 million.

(i)            The Purchaser and its Affiliates shall be solely responsible for any obligations or liabilities arising under the WARN Act with respect to or as a result, in whole or in part, of the actions or omissions of the Purchaser or any of its Affiliates on or after the Closing Date. Prior to the Closing Date, the Seller will provide to the Purchaser a list of employees and former employees of the Seller who have incurred an “employment loss” (within the meaning of the WARN Act) (by date and location) during the 90-day period preceding the Closing Date.

(j)            The Purchaser and the Seller agree to utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in Revenue Procedure 2004-53, 2004-2 C.B. 320 with respect to wage reporting.

(k)           No provision of this Section 6.6 shall create any third-party beneficiary rights in any Business Employee (including any beneficiary or dependent thereof) or any Business Employee nor is it intended to amend or alter any benefit plan of the Seller or any of its Affiliates or any benefit plan of the Purchaser or any of its Affiliates.

(l)            The Seller agrees that, during the three-year period following the Closing Date, it shall not, and shall ensure that its Affiliates do not, directly or indirectly, solicit for employment or hire any Transferred Employee; provided that this Section 6.6 shall not prohibit the Seller or its Affiliates from conducting a general solicitation for open employment positions or hiring any Transferred Employee who was terminated by the Purchaser or any of its Affiliates after the Closing Date.

(m)          Prior to the Closing Date, the Seller shall take, or cause to be taken, such actions as may be required so that, as of the Closing Date, the Business Contractor Services Agreements apply only to Business Contractors who are Specified Business Contractors.

6.7          Efforts and Actions to Cause the Closing to Occur; Consents.

(a)           Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including clauses (ii) through (iv) of Section 6.7(c), the Seller and the Purchaser shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done and cooperate with each other in order to do all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied, to consummate the Closing and to effectuate the transactions contemplated by this Agreement and the Transaction Documents, including (i) the preparation and filing of all forms, registrations, notices and other documentation required to be filed to consummate the Closing and to effectuate the Transactions and the taking of such actions as are necessary to obtain as promptly as practicable any consent, permit, approval, waiver, authorization, license or sublicense of any third party that is necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the Transaction Documents, including any Governmental Approval or Third Party Consent, provided that, except as contemplated by Section 6.7(b)(ii) and for costs of the Purchaser’s own personnel, counsel and other advisors, the Purchaser shall not be obligated to incur any cost or expense, or make any payment or deliver anything of value to any third party in connection with obtaining a Third Party Consent or any other non-governmental permit, consent, approval, waiver, authorization, license or sublicense, (ii) seeking to prevent the initiation of, and defend, any Action challenging this Agreement or the consummation of the Closing, and (iii) seeking the lifting or rescission of any Order adversely affecting the ability of the Parties to consummate the Closing.

(b)           Consents and Approvals of Third Parties.

(i)            General. In furtherance and not in limitation of Section 6.7(a) but subject to the remaining provisions of this Section 6.7(b)(i) and Section 6.7(b)(ii), the Seller shall use its reasonable best efforts, and cause its Affiliates to use reasonable best efforts, and the Purchaser shall use its reasonable best efforts to cooperate with the Seller or such Affiliate, to negotiate and obtain the Third Party Consents and such other consents, permits, approvals, waivers, authorizations, licenses and sublicenses (including modifications to or extensions, renewals or replacements of or substitutes for existing licenses or sublicenses, on equivalent terms) from any Person (other than, for purposes of this Section 6.7(b), Governmental Entities) as are necessary to permit (A) the sale, transfer, assignment and conveyance to the Purchaser of the Shares and the Purchased Assets (including each of the Assumed Contracts), (B) the Purchaser to access and use, on and after the Closing Date, the PMI Platform and all of the other Intellectual Property and data that is used in or necessary for the conduct of the Business on and after the Closing Date, (C) the Purchaser and its applicable Affiliates to perform the obligations of the Purchaser and/or its respective Affiliates under, and for the Seller to receive the services under, the Services Agreement, and (D) the Purchaser to provide such services to the CMG Companies, using the PMI Platform, as are currently provided by the Seller to the CMG Companies and are proposed to be provided to the CMG Companies following Closing, as described in the Purchaser’s business plan for the CMG Companies, as set forth in the Purchaser’s (or its Affiliate’s) relevant applications for Governmental Approvals in connection with the transactions contemplated by this Agreement and the CMG Stock Purchase Agreement. In connection with this Section 6.7(b) or otherwise, neither the Seller nor any of its Affiliates shall consent to any material modification of any Assumed Contract or otherwise obligate the Purchaser or any of its Affiliates to take or omit to take any action after the Closing that is not contemplated by the terms of such Assumed Contract as of the date hereof, in any material respect, including any increased fees, expenses or costs, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Seller shall discuss with the Purchaser in good faith any modifications to any such Assumed Contract that the Purchaser proposes be sought. If any such consent, permit, approval, waiver, authorization, license or sublicense is not obtained prior to the Closing or does not remain in full force and effect at the Closing, the Seller will, and will cause its Affiliates to, to the extent necessary, use its reasonable best efforts, and the Purchaser shall use its reasonable best efforts to cooperate with the Seller or such Affiliate, to obtain such consent, permit, approval, waiver, authorization, license or sublicense as promptly as reasonably practicable after the Closing and shall (x) provide or cause to be provided to the Purchaser the benefits of any Contract or asset pending receipt of such consent, permit, approval, waiver, authorization, license or sublicense and (y) cooperate in any reasonable and lawful arrangement that is acceptable to the Purchaser (including subcontracting, sublicensing or subleasing or the acquisition of a commercially reasonable substitute Contract for the Contract that has not been assigned or the sublicensing or subleasing of the Seller’s rights or its Affiliate’s rights in the applicable asset), under which the Purchaser would obtain the benefit and assume the obligations in respect thereof from and after the Closing Date in accordance with this Agreement, and under which the Seller would enforce for the benefit of the Purchaser any and all rights of the Purchaser against a third party thereto that the Purchaser directs in writing be enforced.

(ii)           Costs. Except for Additional Costs, the Seller shall bear the costs of all such consents, permits, approvals, waivers, authorizations, licenses, and sublicenses contemplated by Section 6.7(b)(i). “Additional Costs” means any (i) costs attributable to new hardware or software functionality or features (e.g., software modules not used in or necessary for the conduct of the Business) that the Purchaser specifically requests the Seller in writing to obtain and (ii) increased maintenance or other similar ongoing costs initiated and required by the applicable third party, which increased costs shall be subject to the Purchaser’s consent, as contemplated by Section 6.7(b)(i). Subject to the Services Agreement, the Purchaser shall bear all Additional Costs. Each Party will bear and be responsible for the costs of its own personnel, counsel and other advisors associated with satisfying their respective obligations under this Section 6.7(b).

(iii)          Judicial Recourse. In the event that the Party responsible for soliciting any third party consent, approval, waiver, authorization, license or sublicense contemplated by this Section 6.7(b) is, after using commercially reasonable efforts, unable to obtain the same on terms acceptable to the Party bearing the economic cost thereof, the Parties shall discuss in good faith the possibility of seeking an appropriate Order from the Court to effect the equitable assignment or transfer of the relevant Contract or Purchased Asset to the Purchaser.

(c)           Governmental Approvals.

(i)            In furtherance and not in limitation of Section 6.7(a), the Seller and the Purchaser shall cooperate with each other and shall use their respective reasonable best efforts to promptly prepare and file all necessary documentation to obtain the Governmental Approvals. The Seller and the Purchaser will furnish each other and each other’s counsel with all reasonable information concerning themselves, their respective Affiliates, directors, officers, stockholders or equityholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of the Seller or the Purchaser to Fannie Mae, Freddie Mac or any Insurance Regulator or other Governmental Entity in connection with the Transactions or the transactions contemplated by the Transaction Documents, including, but not limited to, the Seller making available to the Purchaser any and all policies, procedures and documentation that may be useful to the Purchaser in developing its policies, procedures and business practices for submission to Fannie Mae and Freddie Mac. The Seller shall prepare and submit the necessary documentation to obtain the Seller Required Governmental Approvals and the Purchaser shall prepare and submit the necessary documentation to obtain the Purchaser Required Governmental Approvals. Each Party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. The Seller and the Purchaser shall each have the right to review and approve in advance all characterizations of the information relating to it and its Affiliates which appear in any filing made in connection with the Transaction with any Governmental Entity and, to the extent practicable, the Seller and the Purchaser shall provide to each other the non-confidential portions of any application for approval being made in connection with the Transactions with any Governmental Entity reasonably prior to the time such filing is made such that such other Party’s reasonable comments may be considered in good faith by the filing Party prior to making such filing. In addition, the Seller, on the one hand, and the Purchaser, on the other, shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the Transactions with any Governmental Entity promptly after its filing. The Seller and the Purchaser agree to (x) keep each other reasonably informed of any communication received from, or given to, any Governmental Entity regarding any Governmental Approval, and (y) consult with each other in advance of any meeting or conference with, any Governmental Entity in respect of any Governmental Approval and, to the extent not prohibited by such applicable Governmental Entity, give the other Party the opportunity to attend and participate in such meetings and conferences.

(ii)     Subject to the remaining provisions of this Section 6.7(c) and Section 7.6(c) of the CMG Stock Purchase Agreement, the Purchaser, (A) confirms that it has reviewed the published and publicly available requirements of Fannie Mae, Freddie Mac and, as applicable, other Governmental Entities with respect to obtaining the applicable Governmental Approvals and has consulted with legal and other advisors in connection with same and (B) agrees to use its reasonable best efforts to accept and comply, and cause its Affiliates to use their reasonable best efforts to accept and comply, with any condition or requirement (other than any conditions or requirements that relate to raising, contributing, committing, or maintaining capital or funding, maintaining capital ratios or are otherwise financial in nature, which conditions and requirements are addressed exclusively in clause (iii) of this Section 6.7(c)) imposed or sought to be imposed by any Governmental Entity on, to, or as part of, its approval of the Transactions or the transactions contemplated by the other Transaction Documents, provided that such condition or requirement is generally consistent with the conditions and requirements imposed on other participants in the mortgage insurance industry during the past five (5) years by such Governmental Entity; provided, however, that the Purchaser shall not be obligated to agree to or comply with any such condition or requirement to the extent such condition or requirement has or is reasonably expected to have a material adverse effect on (1) the Purchaser and its Affiliates, including the Purchaser Parent, taken as a whole, (2) the CMG Companies, PMAC, the PMI Business, and the CMG Business, taken as a whole or (3) the financial benefits reasonably expected to be derived from the Transactions by the Purchaser and its Affiliates.

(iii)    The Purchaser acknowledges that Fannie Mae, Freddie Mac and/or other Governmental Entities may require that the Purchaser commit to contribute capital, or make capital available, to the CMG Companies and/or PMAC at or following Closing, or impose other conditions relating to maintaining capital ratios or that are otherwise financial in nature, as a condition on, to or as part of their approval of the Transactions, the transactions contemplated by the other Transaction Documents, or the expansion of the CMG business plan to include issuing insurance policies to non-credit union customers. Any such requirement or condition, as described in the immediately preceding sentence, is referred to as a “Financial Condition.” The Purchaser shall (A) acting reasonably and in good faith, consider and discuss with the applicable Governmental Entities any such proposed Financial Conditions and (B) accept and comply with any Financial Condition sought to be imposed, following any discussions between the Purchaser and the applicable Governmental Entities, provided that such Financial Condition, when considered together with all other Financial Conditions sought to be imposed, is reasonably appropriate (taking into account CMG MI’s business as of the Closing and the business plan for the CMG Companies included in the applicable application or submission to the relevant Governmental Entit(ies) in connection with obtaining the Purchaser Required Governmental Approvals, which business plan shall be prepared by the Purchaser in good faith) to support CMG MI’s maintenance of risk-to-capital ratios following Closing that are generally consistent with risk-to-capital ratios maintained by other active U.S. mortgage insurers who are in compliance with state minimum statutory or regulatory capital requirements (without reference to any waiver of such requirements issued by their domiciliary state’s department of insurance), considered collectively, unless such acceptance or compliance with such Financial Condition and all other Financial Conditions sought to be imposed by Governmental Entities upon the Purchaser, its Affiliates, PMAC or the CMG Companies, taken together, has adversely affected in any material respect, or is reasonably expected to adversely affect in any material respect, (1) the Purchaser and its Affiliates, including the Purchaser Parent, taken as a whole, (2) the CMG Companies, PMAC, the PMI Business, and the CMG Business, taken as a whole or (3) the financial benefits reasonably expected to be derived from the Transactions by the Purchaser and its Affiliates.

(iv)          Any condition or requirement of any Governmental Entity imposed or sought to be imposed upon the Purchaser, any Affiliate of the Purchaser, PMAC or any CMG Company as a condition on, to, or as part of its approval of the Transactions, the transactions contemplated by the other Transaction Documents, or the expansion of the CMG business plan to include issuing insurance policies to non-credit union customers that is inconsistent with, exceeds, or is outside the scope of the requirements and conditions which the Purchaser has agreed to accept or comply with or to use efforts to accept or comply with, pursuant to clause (ii) and clause (iii) of this Section 6.7(c) is referred to herein as an “Adverse Governmental Requirement.” Anything to the contrary notwithstanding, the Purchaser shall have sole and absolute discretion regarding whether or not to accept or comply with any Adverse Governmental Requirement; provided, however, that in the event the Purchaser determines not to accept or comply with an Adverse Governmental Requirement, the Purchaser shall (A) provide to the Seller a copy of such Adverse Governmental Requirement (if the Purchaser was advised of such Adverse Governmental Requirement in writing) within five (5) Business Days after such determination by the Purchaser, (B) provide the Seller with ten (10) Business Days’ prior written notice of its intention to advise the applicable Governmental Entity that the Purchaser will not accept or comply with such Adverse Governmental Requirement and (C) reasonably cooperate with the Seller during such period to determine if there are any mutually acceptable measures that may be taken to mitigate or eliminate the impact of such Adverse Governmental Requirement and otherwise satisfy the conditions to Closing hereunder.

6.8          Tax Matters.

(a)           The Seller shall prepare or cause to be prepared and timely file or cause to be timely filed after the date of this Agreement (A) any Tax Returns the due date of which is on or prior to the Closing Date and (B) any Tax Returns of PMAC for all periods ending on or prior to the Closing Date, and shall pay, or cause to be paid, all Taxes due with respect to such Tax Returns. To the extent reasonably requested by the Seller, the Purchaser Parties shall cooperate with the Seller in the preparation and timely filing of all such Tax Returns, which shall be prepared in a manner consistent with past practice unless otherwise required by applicable Laws. The Seller shall submit such Tax Returns, or in the case of a consolidated or combined Tax Return, the portion of any such consolidated or combined Tax Return that relates to PMAC, to the Purchaser Parties at least twenty (20) days prior to the due date for the filing of such Tax Returns or consolidated or combined Tax Returns (taking into account any extensions) for its review and timely comment, and the Seller shall reflect reasonable comments from the Purchaser Parties to the extent such comments are consistent with the standard set forth in the previous sentence, provided that such comments do not increase the Seller’s Tax Liabilities with respect to any Pre-Closing Tax Period.

(b)           The Purchaser Parties shall prepare or cause to be prepared and timely file or cause to be timely filed after the date of this Agreement (A) any Tax Returns of PMAC for all Straddle Periods (as defined below) and (B) any non-income Tax Returns of PMAC for all periods ending on or prior to the Closing Date, the due date (including extensions of time to file) of which is after the Closing Date (collectively, the “Post-Closing Tax Returns”). All such Post-Closing Tax Returns shall be prepared in a manner consistent with the past practice unless otherwise required by applicable Laws. In the event there are any non-income Tax Returns in respect of a Straddle Period (“Straddle Tax Returns”), the Purchaser Parties shall submit each such Straddle Tax Returns to the Seller at least twenty (20) days, or, in the case of non-income Tax Straddle Tax Returns, at least three (3) days prior to the due date for the filing of such Straddle Tax Returns (taking into account any extensions), and the Seller shall have the right to review and timely comment on such Straddle Tax Returns; the Purchaser Parties shall reflect reasonable comments from the Seller on such Straddle Tax Returns to the extent such comments are consistent with the standard set forth in the previous sentence.

(c)           In the case of any claim with respect to Taxes (any such claim a “Tax Claim”) associated with PMAC after the Closing Date that relates solely to Taxes for which the Purchaser Parties intends to seek indemnification pursuant to Article XI, the Seller shall control the conduct of such Tax Claim at their own expense; provided, however, that (i) the Purchaser Parties and its counsel shall have the right to fully participate in any Tax Claim at the Purchaser Parties’ own expense, and (ii) the Seller shall not discharge, settle or otherwise dispose of any such Tax Claim without the prior written consent of the Purchaser Parties, not to be unreasonably withheld, conditioned or delayed; provided, further, that if the Seller fails to assume control of the conduct of any such Tax Claim within ninety (90) days following the receipt by the Seller of notice of such Tax Claim, the Purchaser Parties shall have the right to assume control of such Tax Claim and shall be able to discharge, settle or otherwise dispose of any such Tax Claim; provided, further that the Seller shall in any event control the conduct of any such Tax Claim that relates to Taxes imposed on the Seller (or that may affect Taxes of the Seller or a member of the combined or consolidated group that includes the Seller) or that relates to a combined or consolidated Tax Return that includes the Seller or that relates to a consolidated or combined Tax Return that includes PMAC on or prior to the Closing Date.

(d)           After the Closing Date, except as provided in (c) above, the Purchaser Parties shall control and shall have the right to discharge, settle or otherwise dispose of all other Tax Claims with respect to PMAC.

(e)           For purposes of this Agreement, in the case of any taxable period that begins before, but ends after, the Closing Date (a “Straddle Period”), the amount of Taxes attributable to the Pre-Closing Tax Period shall be calculated as follows: the amount of any Taxes that are based upon or measured by income, receipts, profits or wages, that are imposed in connection with the sale or other transfer of property or services, or that are required to be withheld and collected, the amount of such Taxes that are attributable to the Pre-Closing Tax Period shall be determined on the basis of a closing of the books as of the end of the day before the Closing Date, and the amount of other Taxes of the Seller attributable to the Pre-Closing Tax Period shall equal the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period through and including the day before the Closing Date, and the denominator of which is the total number of days in the taxable period.

(f)            Each of the Purchaser Parties and the Seller shall promptly notify the other Parties in writing of the commencement of any Tax Claim of which such Party or any of its respective Affiliates has been informed in writing by any Governmental Entity relating to Tax Returns of PMAC for any Pre-Closing Tax Period or of any such Tax Claim that could reasonably be expected to result in an indemnification obligation under this Agreement. Such written notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Governmental Entity in respect thereof; provided, however, that the failure of the notified Party to give the other Party notice as provided herein shall not relieve such other party of its obligations under this Section 6.8, except to the extent that such other Party is actually and materially prejudiced thereby.

(g)           All stamp, recordation, transfer, excise, documentary, sales, use, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Transactions (collectively, the “Transfer Taxes”) shall be paid 50% by the Purchaser and 50% by the Seller. The Purchaser shall properly file on a timely basis all necessary Tax Returns and other documentation with respect to any Transfer Tax and provide to the Seller evidence of timely filing and payment of all Transfer Taxes. The Parties shall cooperate in good faith to minimize, to the fullest extent possible under applicable Law, the amount of any such Transfer Taxes.

(h)           The Purchaser and the Seller will each provide the other parties with such cooperation as may reasonably be requested in connection with the preparation of any Tax Return relating to PMAC, or the audit or other examination by any Governmental Entity or judicial or administrative Proceeding relating to Liability for Taxes of PMAC.

(i)            Neither the Purchaser Parties, nor any of its Affiliates, nor PMAC shall make an election with respect to PMAC under Code Section 338.

(j)            The Seller shall be entitled to any credits and refunds (including interest received thereon) in respect of a Pre-Closing Tax Period. If the Purchaser shall become aware that PMAC is entitled to claim a refund from a Governmental Entity in respect of a Pre-Closing Tax Period, the Purchaser shall promptly notify the Seller of the availability of such refund or credit claim and, unless in the Purchaser’s reasonable judgment making such claim would be materially adverse to PMAC or its of their Affiliates, shall make a timely claim to such Governmental Entity for such refund. If PMAC receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence), in respect of a Pre-Closing Tax Period, PMAC shall, and the Purchaser shall cause PMAC to, within fifteen (15) days of the date such receipt, pay the amount of such refund to the Seller, including any interest paid by the relevant Governmental Entity with respect to such refund.

(k)           Prior to the Closing Date, the Seller shall cause the withdrawal of PMAC from any tax-sharing, allocation and indemnification agreements and arrangements to which PMAC is currently a party, to the effect that, after the Closing Date, PMAC shall not have any rights or obligations under any such agreements or arrangements. Such agreements shall have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder on or after the Closing Date with respect to any period

(l)            Seller shall comply with the requirements of all applicable state, city and/or local jurisdictions with respect to laws relating to bulk sales of assets or sales of assets outside the ordinary course of business which generally indicate that the tax affairs of the Seller as they relate to the conduct of the Business and the ownership and use of the Purchased Assets are in order, and that all Tax Liabilities relating to the operation of the Business and the ownership and use of the Purchased Assets are current, and shall provide to the Purchaser prior to Closing (i) evidence that all required filings have been made and (ii) a certificate or other similar confirmation from the relevant taxing Governmental Authorities that there is no Tax Liability to which the Purchaser may be subject under such Laws.

6.9          Further Assistance and Assurances. The Seller shall, at any time and from time to time (including, for the avoidance of doubt, following the Closing), promptly, upon the reasonable request of the Purchaser Parties, execute, acknowledge, deliver or perform all such further acts, deeds, assignments, transfers, conveyances and assurances as are reasonably necessary to effectuate the purposes of this Agreement or as may be required for the better vesting or conferring to the Purchaser of title in and to the Shares and the Purchased Assets and to effect the Transactions and the other transactions contemplated by Transaction Documents. The Purchaser Parties shall, at any time and from time to time (including, for the avoidance of doubt, following the Closing), promptly, upon the reasonable request of the Seller, execute, acknowledge, deliver or perform all such further acts, deeds, assumption agreements, transfers and assurances as are reasonably necessary to effectuate the purposes of this Agreement or as may be required for the full assumption and transfer to the Purchaser of the Assumed Liabilities and to effect the Transactions. Each Party agrees that if it receives any payment or amount after the Closing Date to which another Party is entitled, the recipient shall promptly transfer such payment or amount to the Party so entitled.

6.10        Escrow Agreements. Any fees due and payable to the Escrow Agent under the Escrow Agreement or the Indemnification Escrow Agreement (the “Escrow Agent Fees”) shall be paid in full on or prior to the Closing Date; it being agreed that the Purchaser shall be responsible for fifty percent (50%) of the Escrow Agent Fees and that the Seller shall be responsible for the other fifty percent (50%) of the Escrow Agent Fees.

6.11        New Walnut Creek Lease. At or prior to the Closing, the Purchaser and the Seller’s affiliate, PMI Plaza LLC, shall enter into the New Walnut Creek Lease. The Seller shall cause such Seller Affiliate to enter into the New Walnut Creek Lease at the Closing.

6.12        Services Agreement. At or prior to the Closing, the Purchaser and the Seller shall enter into the Services Agreement.

6.13        Quota Share Reinsurance Agreement. At or prior to the Closing, the Seller and an Affiliate of the Purchaser shall enter into the Quota Share Reinsurance Agreement.

6.14        Financial Statements. The Seller shall provide to the Purchaser Parties a copy of the statutory basis audited statements of financial condition of PMAC as of December 31, 2012 (including the notes thereto, if any), and the related statutory-basis audited statements of operations, changes in capital and surplus and cash flows for the fiscal year then ended as submitted to the Arizona Department of Insurance within thirty (30) calendar days of such submission.

6.15        PMAC Balance Sheet.

(a)           Prior to the Closing, the Seller shall cause PMAC to sell, distribute or otherwise liquidate all of the securities, mortgages and other investments owned by PMAC (“PMAC Investments”) such that there will be no PMAC Investments remaining on PMAC’s balance sheet at the Closing. At the Closing, PMAC’s cash or cash equivalents shall equal or exceed $7,000,000. To the extent that PMAC has cash or cash equivalents as of Closing exceeding $7,000,000, in the aggregate, the Purchase Price shall be increased by the amount of such excess. To the extent that PMAC has cash or cash equivalents as of Closing less than $7,000,000, in the aggregate, the Purchase Price shall be decreased by the amount of such shortfall.

(b)           The Seller shall take such actions as are necessary to ensure that, as of the Closing, the balance sheet of PMAC will not show any liabilities (within the meaning of GAAP and SAP) other than liabilities (within the meaning of GAAP and SAP) relating to Insurance Contracts. Without limiting the foregoing, prior to Closing, the Seller shall cause all amounts owing to PMAC’s auditors and all amounts owing to PMAC’s Affiliates to be fully paid and discharged.

6.16        Termination of Affiliate Transactions.

(a)           At or prior to the Closing, the Seller shall terminate all Affiliate Transactions (except as set forth on Section 6.16 of the Seller Disclosure Schedule) and the Seller and PMAC shall execute a termination and release agreement, which shall be in the form and substance of Exhibit L hereto (the “Releases”). Without limiting the foregoing, on or prior to the Closing, the Seller shall cause the withdrawal of PMAC from the Tax sharing agreement referenced in Section 4.15(b)(x) of the Seller Disclosure Schedule, to the effect that, after the Closing Date, PMAC shall not have any rights or obligations under such agreement.

(b)           The Seller and the Purchaser shall enter into an agreement providing for the commutation of the Excess Share Primary Mortgage Reinsurance Agreement dated as of March 31, 1995, as amended, between CMG MI and PMI Insurance Co. (formerly known as PMI Reinsurance Co. and Residential Guaranty Co.), such commutation to become effective on the first Business Day after the Closing Date.

6.17        NMI Litigation. With respect to the litigation set forth on Schedule 6.17 (the “NMI Litigation”):

(a)           The Purchaser shall have the option, to be exercised in the sole and absolute discretion of the Purchaser at any time after the date of this Agreement and up to the earlier of August 1, 2013 or the Closing Date, to have the NMI Litigation transferred and assigned by the Seller to the Purchaser, or an Affiliate of the Purchaser designated for the purpose (whichever is chosen, the “NMI Litigation Purchaser”), as set forth in Section 6.17(c).

(b)           At the Closing, the Purchaser shall make a payment to the Seller in the amount of all out-of-pocket costs, fees and expenses incurred with respect to the prosecution of the NMI Litigation after the date of this Agreement and up to either (i) July 31, 2013, if the Purchaser has given written notice to the Seller on or before August 1, 2013, that it has decided (pursuant to Section 6.17(a)) not to have the NMI Litigation transferred and assigned to it at the Closing, or (ii) the Closing Date, and paid or intended to be paid by the Seller; provided, that commencing on the date of this Agreement and continuing through Closing Date, the Seller shall (A) consult on a regular basis with the NMI Litigation Purchaser concerning matters of litigation management and strategy, including without limitation, concerning strategic decisions and the selection or removal of legal counsel, experts, or any other professional advisors or consultants; (B) not settle all or any portion of the claims in the NMI Litigation without the prior written approval of the Purchaser (which right of approval is contingent on the Purchaser having given written notice to the Seller that it has decided (pursuant to Section 6.17(a)) to have the NMI Litigation transferred and assigned to it at Closing); and (C) use reasonable best efforts to ensure that any injunctive or other equitable relief secured by the Seller in the NMI Litigation will inure to the benefit of the purchaser of the assets that are the subject matter of the NMI Litigation.

(c)           At the Closing, if the Purchaser has decided (pursuant to Section 6.17(a)) to have the NMI Litigation transferred and assigned to it at Closing:

(i)            The NMI Litigation Purchaser shall be the successor in interest to all rights and claims pursued by the Seller in the NMI Litigation and available to the Seller arising out of or relating to the facts alleged in the then-operative complaint in the NMI Litigation.

(ii)           If the NMI Litigation has been resolved (by settlement or otherwise) fully and finally prior to the Closing Date, the Seller shall (A) pay to the NMI Litigation Purchaser all proceeds received by the Seller, and shall make provision for payment to the NMI Litigation Purchaser of all proceeds yet to be received by the Seller, in connection with the resolution or settlement of the NMI Litigation (which proceeds shall be distributed pursuant to Section 6.17(d)); (B) cooperate in the filing of any papers or proceedings required to ensure that any injunctive or other equitable relief secured by the Seller in the NMI Litigation will inure to the benefit of the NMI Litigation Purchaser; and (C) otherwise take all commercially reasonable steps to cause the NMI Litigation Purchaser to receive all benefits with respect to and flowing from such resolution or settlement.

(iii)          If the NMI Litigation has not been resolved fully and finally prior to the Closing Date, then effective as of the Closing, the Seller shall transfer and assign to the NMI Litigation Purchaser all causes of action, lawsuits, judgments, claims, refunds, choses in action, rights of recovery, remedies, rights of set-off, rights of recoupment, demands and any other rights or claims of any nature (including, without limitation, the right to seek and obtain injunctive or other equitable relief, compensatory and punitive damages, compensation for unjust enrichment, and other remedies intended to redress both ongoing and prior infringements, misappropriations, damages and/or all other harms), being pursued by the Seller in the NMI Litigation and that are available to the Seller arising out of or relating to the facts alleged in the then-operative complaint in the NMI Litigation. In connection with this transfer and assignment:

(A)          Within thirty (30) days after the Closing Date, the NMI Litigation Purchaser shall have its attorney file appropriate pleadings and other documents and instruments with the court or other appropriate body within requesting that (1) the Seller be removed as a party plaintiff in the NMI Litigation and the NMI Litigation Purchaser be substituted therefor, as the real party-in-interest, and (2) any order that has been issued in the NMI Litigation granting preliminary relief to the Seller be modified as required to ensure that such relief will inure to the benefit of the NMI Litigation Purchaser (the “Request”). The Seller shall cooperate with these efforts, and shall prepare and execute such pleadings, documents, instruments or authorizations, and do all such other acts, as may be necessary to effectuate the Request. If the NMI Litigation Purchaser is unable, as a matter of applicable Law, or due to the actions or inactions of third parties unrelated to the NMI Litigation Purchaser and over whom the NMI Litigation Purchaser has no control, to cause the Seller to be replaced by the NMI Litigation Purchaser in the NMI Litigation, then the NMI Litigation Purchaser shall provide to the Seller, within sixty (60) days after the denial of the Request, notice to such effect.

(B)          Commencing on the Closing Date, and regardless of whether the Seller continues to be a party in the NMI Litigation, the NMI Litigation Purchaser shall (1) have the right, in its sole and absolute discretion, to make all litigation management and strategic decisions relating to the NMI Litigation, to cease funding the NMI Litigation, to discontinue the NMI Litigation, and/or to make any settlement proposal or any settlement on any claim as it, in its sole and absolute discretion, may determine; (2) be responsible for payment of all costs, fees and expenses thereafter incurred with respect to the NMI Litigation by the NMI Litigation Purchaser; and (3) to the extent that the Seller is required to expend any resources in connection with the NMI Litigation on or after the Closing Date, reimburse the Seller for such expenditures (except with respect to any counterclaim that may be asserted against the Seller in the NMI Litigation and that is not based on the conduct or actions of the NMI Litigation Purchaser) within thirty (30) days after the NMI Litigation Purchaser’s receipt from the Seller of an invoice for and proof of the Seller’s payment of such expenditures.

(C)          Commencing on the Closing Date and continuing until the grant of the Request, or, if the Request is denied, continuing until the full and final resolution (by settlement or otherwise) of the NMI Litigation, the Seller shall prosecute the NMI Litigation at the absolute direction and under the absolute control of the NMI Litigation Purchaser, which direction and control the NMI Litigation Purchaser shall exercise in its sole and absolute discretion; provided, that nothing herein shall be construed as requiring the Seller to prosecute the NMI Litigation in a manner that is inconsistent with ethical standards or the Seller’s obligations to the Court or under applicable Law.

(D)          Commencing on the Closing Date and regardless of whether the Seller continues to be a party in the NMI Litigation, the Seller shall cooperate fully with the NMI Litigation Purchaser in the prosecution of the NMI Litigation, including without limitation by making available to the NMI Litigation Purchaser all information relating to the NMI Litigation reasonably requested by the NMI Litigation Purchaser, consulting with the NMI Litigation Purchaser regarding the NMI Litigation at any time reasonably requested by the NMI Litigation Purchaser, filing any papers or proceedings reasonably required to ensure that any relief secured in the NMI Litigation will inure to the benefit of the NMI Litigation Purchaser, and executing such pleadings, documents, instruments or authorizations, and doing all such other acts, as the NMI Litigation Purchaser reasonably shall require.

(E)           Commencing on the Closing Date, the Seller shall pay to the NMI Litigation Purchaser all proceeds received or to be received by the Seller, if any, in connection with the resolution (by settlement or otherwise) of the NMI Litigation, as such proceeds are received (which proceeds shall be distributed pursuant to Section 6.17(d)).

(d)           The proceeds received by the NMI Litigation Purchaser, if any, in connection with the resolution (by settlement or otherwise) of the NMI Litigation, including without limitation proceeds paid to the NMI Litigation Purchaser by the Seller under Section 6.17(c)(ii)(A) or Section 6.17(c)(iii)(E), shall be applied by the NMI Litigation Purchaser as follows: first, to reimburse itself for all amounts paid under Section 6.17(b); second, should there be any balance remaining, to reimburse itself for all amounts paid under Section 6.17(c)(iii)(B); and third, should there be any balance remaining, to pay to the Seller an amount representing the repayment of salaries in amounts disclosed to the Purchaser in writing on or before the signing of this Agreement. Any balance remaining of the proceeds shall belong exclusively to the NMI Litigation Purchaser.

(e)           Except with respect to any counterclaim based on the conduct or actions of the NMI Litigation Purchaser, the NMI Litigation Purchaser shall have no responsibility for payment of any costs, fees and expenses relating to, and no liability with respect to, any counterclaim that may be asserted against the Seller in the NMI Litigation.

6.18        No Solicitation.

(a)           Subject to Section 6.18(b) and Section 6.18(f):

(i)            the Seller shall, and shall cause its Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal and any discussions that could reasonably be expected to lead to an Acquisition Proposal;

(ii)           the Seller shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, (A) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to the Seller, PMAC or the CMG Companies or afford access to the business, properties, assets, books or records of any of the Seller, PMAC or the CMG Companies to, any third party for the purpose of knowingly facilitating an Acquisition Proposal or any proposal that could reasonably be expected to lead to an Acquisition Proposal, (C) or approve, endorse or enter into any agreement in principle, letter of intent, term sheet, purchase agreement, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that is intended to lead to an Acquisition Proposal or requires the Seller to terminate this Agreement (an “Alternative Acquisition Agreement”); and

(iii)          following the date on which the Seller receives approval from the Court pursuant to a Sale Order, the Seller shall promptly request in writing that each Previous Bidder and its Representatives return to the Seller or destroy all confidential information and materials furnished to such Previous Bidders.

(b)           Notwithstanding Section 6.18(a), if, on or prior to date on which PMI receives Court approval pursuant to the Sale Order, the Seller or any of its Representatives has received a written Acquisition Proposal from an unaffiliated third party that meets the criteria of a qualified bidder as set forth on Schedule 6.18 hereto (a “Potential Buyer”), which was not initiated or solicited in breach of this Section 6.18, then the Seller, directly or indirectly through its Representatives, may furnish to such Potential Buyer or its Representatives non-public information relating to the Seller, PMAC and the CMG Companies pursuant to an Acceptable Confidentiality Agreement; provided, that the Seller shall contemporaneously make available to the Purchaser any material non-public information relating to the Seller, PMAC and the CMG Companies that is made available to such Potential Buyer, which was not previously made available to the Purchaser; provided, however, that prior to taking any action described above in this Section 6.18(b), (i) the Receiver and the CUNA Mutual board of directors (the “CUNA Board”) shall each determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to violate their respective fiduciary duties under applicable Law, (ii) in the event the Potential Buyer is a Previous Bidder, each of the Receiver and the CUNA Board shall also determine in good faith, based on the information then available and after consultation with their financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and (iii) the Seller shall have notified the Purchaser of its intention to take such action. The Seller shall provide any commercially sensitive non-public information to such Potential Buyer in connection with the actions contemplated by this Section 6.18(b) in a manner consistent with the Seller’s past practice in dealing with the disclosure of such information during the process leading to this Agreement. The Seller shall require any Person submitting an unsolicited Acquisition Proposal to provide a copy of this Agreement and the CMG Stock Purchase Agreement (together, the “Purchase Agreements”) marked to show any proposed changes to the terms of the Purchase Agreements that such Person would require to be included in the definitive agreements under which such proposal is to be consummated.

(c)           Following the execution of an Acceptable Confidentiality Agreement, the Seller shall not engage in any discussions or negotiations, or execute an Alternative Acquisition Agreement, with a Potential Buyer if a Superior Proposal is received after the earlier of (i) the date that is three (3) weeks from the date such Acceptable Confidentiality Agreement is fully executed and (ii) the date that is one (1) week prior to the Seller’s hearing with the Court to seek approval of the Transactions.

(d)           In the event (i) each of the Receiver and the CUNA Board determine in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that an Acquisition Proposal from a Potential Buyer, whether or not a Previous Bidder, constitutes a Superior Proposal and (ii) each of the Receiver and the CUNA Board determine in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law, the Seller, directly or indirectly through its Representatives, may enter into or participate in discussions or negotiations with such Potential Buyer and its Representatives and may enter into an Alternative Acquisition Agreement with such Potential Buyer subject to compliance with Section 6.18(f).

(e)           The Seller shall notify the Purchaser orally and in writing promptly (and, in any event, within 48 hours) after any Seller Representative Individual (i) receives any Acquisition Proposal or any offer or proposal that would be an Acquisition Proposal but for the Seller’s determination that such offer or proposal does not constitute a bona fide economic proposal, (ii) receives any request for discussions regarding an Acquisition Proposal or any inquiry that specifically references or unambiguously implies the reasonable prospect of an Acquisition Proposal, or (iii) provides a confidentiality agreement or non-disclosure agreement or non-public information relating to the Assets to a Potential Buyer, which notice shall identify the Person or Potential Buyer making such Acquisition Proposal, request or inquiry, the nature of such inquiry or request, or, in the case of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Seller shall keep the Purchaser reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any amendments thereto and any change in the Seller’s intentions as previously notified) and shall provide copies of all correspondence and other written materials sent or provided to such Seller Representative Individual relating to any such material developments, discussions or negotiations. For purposes of this Section 6.18(e), a Seller Representative Individual shall not be deemed to have received any such offer, proposal, request or inquiry, unless such offer, proposal, request or inquiry was specifically directed to such Seller Representative Individual or such Seller Representative Individual otherwise receives, or gains actual knowledge of, such offer, proposal, request or inquiry, in which case, such Seller Representative Individual shall be deemed to have received such offer, proposal, request or inquiry at the time such Seller Representative Individual receives, or gains actual knowledge of, such offer, proposal, request or inquiry.

(f)            The Seller shall not terminate this Agreement pursuant to Section 10.1(d) to enter into an Alternative Acquisition Agreement with respect to any Acquisition Proposal, unless (i) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (ii) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law, (iii) the Seller shall have complied with its obligations under this Section 6.18 with respect to such Superior Proposal and (iv) the Seller promptly notifies the Purchaser in writing, at least five (5) Business Days before taking such action (the “Notice Period”), of the Seller’s determination that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action. The requirements of Section 6.18(e) shall apply during the pendency of the Notice Period. During the Notice Period, the Seller shall, and shall cause its Representatives to, negotiate with the Purchaser in good faith to make such adjustments to the terms of this Agreement and/or the CMG Stock Purchase Agreement and the other Transaction Documents (within the meaning hereof and within the meaning of the CMG Stock Purchase Agreement) as may make such Acquisition Proposal cease to constitute a Superior Proposal, if the Purchaser, in its sole direction proposes any such adjustments. If, after the commencement of the Notice Period, there is any material revision to the terms of such Acquisition Proposal, including any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period subsequent to the time the Seller notifies the Purchaser of any such material revision (it being agreed that, subject to the remaining provisions hereof, multiple extensions are possible). If the Purchaser proposes any adjustment to the terms of this Agreement and/or the CMG Stock Purchase Agreement and the other Transaction Documents (within the meaning hereof and within the meaning of the CMG Stock Purchase Agreement) (a “Revised Proposal”), the Seller shall not be permitted to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal unless, after taking into account such Revised Proposal, (x) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal, (y) each of the Receiver and the CUNA Board have determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law and (z) the Seller shall have complied with its obligations under this Section 6.18 during the Notice Period (as extended, if applicable). Notwithstanding the foregoing, in the event that the Notice Period has been extended at least twice and the Purchaser submits one or more Revised Proposals during the Notice Period, as so extended, that result in such Acquisition Proposal ceasing to constitute a Superior Proposal and the Potential Buyer makes a further revision to such Acquisition Proposal that results in such Acquisition Proposal constituting a Superior Proposal, as determined by the Seller in accordance with the foregoing clauses (x) and (y), then (1) the Notice Period shall be extended for an additional period of not less than five (5) Business Days following the Seller’s notice to the Purchaser of such further revised Acquisition Proposal, (2) each of the Purchaser and such Potential Buyer shall be given the opportunity to submit, prior to the end of such extended Notice Period, a “best and final” proposal, incorporating any modifications to the Purchaser’s most recent proposal and such Acquisition Proposal, as applicable, that the Purchaser or such Potential Buyer elects to make in its sole discretion and (3) the Seller shall select between such “best and final” proposals, it being understood that the Seller shall not enter into an Acquisition Agreement with respect to such Potential Buyer’s revised Acquisition Proposal unless the requirements of the foregoing clauses (x) through (z) have been satisfied in respect thereof.

(g)           The Seller agrees that in the event any of its Representatives takes any action which, if taken by the Seller, would constitute a breach of this Section 6.18, then the Seller shall be deemed to be in breach of this Section 6.18.

(h)           As used in this Agreement:

(i)            “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Seller than those contained in the Confidentiality Agreement.

(ii)           “Acquisition Proposal” means any bona fide economic proposal or offer received by the Seller or any of its Representatives from any unaffiliated third party that involves the acquisition of all of the Purchased Assets, other than a de minimis portion thereof, PMAC and the CMG Companies (collectively, the “Assets”). In determining whether a proposal or offer is a bona fide proposal or offer, the Seller shall take into consideration, among other items, (i) the financial capabilities of such unaffiliated third party and the terms and likelihood of receipt of any required third party financing, (ii) the likelihood of the consummation of the transactions to be consummated in connection with such proposal or offer, including the conditions contemplated by such proposal or offer, the additional due diligence required by such third party, if any, and the likelihood of such third party receiving all required Governmental Approvals and other required consents for such proposed transactions in a timely manner and (iii) the aggregate consideration to be paid by such unaffiliated third party to the Seller in connection with such proposal or offer.

(iii)          “Previous Bidder” means a Potential Buyer that at any time since March 14, 2012, (i) signed a confidentiality agreement in contemplation of its possible submission of a proposal for the Seller, any or all of the Seller’s assets or any or all of the CMG Companies, regardless of whether a proposal was actually submitted, (ii) was provided a confidentiality agreement with an opportunity to gain access to non-public information relating to any or all of the Seller, PMAC or the CMG Companies and did not sign such confidentiality agreement, (iii) was given access to non-public information regarding any or all of the Seller, PMAC or the CMG Companies in connection with such Potential Buyer’s consideration of a proposal for the Seller any or all of the Seller’s assets or any or all of the CMG Companies, (iv) was otherwise offered the opportunity to sign a confidentiality agreement and advised the Seller’s financial advisors that they declined the opportunity to do so, or (v) submitted a proposal for any or all of the Seller’s assets or any or all of the CMG Companies.

(iv)          “Seller Representative Individual” means (i) any director or officer of a Seller with the title ranking not less than senior vice president, (ii) Joseph M. Hennelly, Jr. of Hennelly & Steadman, PLC, (iii) any partner or officer of Lazard Fréres & Co. LLC, (iv) any partner or officer of any other financial advisors engaged by the Receiver to assist with the Transactions, and (v) the Special Deputy Receiver of PMI; provided, that, with respect to clauses (iii) and (iv), such partner or officer is involved in the representation of a Seller for the purposes of the Transactions.

(v)           “Superior Proposal” means an unsolicited, bona fide, written Acquisition Proposal received from a Potential Buyer that (A) the Receiver concludes in good faith to be more favorable from a financial point of view than the Transactions and the transactions contemplated by the Transaction Documents (within the meaning hereof and within the meaning of the CMG Stock Purchase Agreement), considered in their entirety, including the Break-Up Fee contemplated herein and in the CMG Stock Purchase Agreement that would be payable if such Superior Proposal were pursued, and (B) the CUNA Board concludes in good faith to be more favorable from a financial point of view than the transactions contemplated by the Transaction Documents (within the meaning of the CMG Stock Purchase Agreement), considered in their entirety, including the Break-Up Fee contemplated in the CMG Stock Purchase Agreement that would be payable if such Superior Proposal were pursued, and that in each case contains terms that are no less favorable to the Seller and CUNA Mutual than those set forth in this Agreement and the CMG Stock Purchase Agreement, (i) after receiving the advice of its financial advisors, (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, giving due consideration to all of the conditions contemplated therein and the likelihood of receipt of all required Governmental Approvals and other third party consents (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal and the conditions to any required third party financing), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, (iv) after considering the ability of the Potential Buyer to perform its obligations under any services or other agreements to be performed after consummation of such Acquisition Proposal and (v) after taking into account any revisions to the terms of this Agreement and the CMG Stock Purchase Agreement proposed by the Potential Buyer, as contemplated by Section 6.18(b).

6.19        Purchaser Acknowledgments. Notwithstanding anything to the contrary contained herein, neither the Seller nor any of its Affiliates makes any representation or warranty with respect to, and nothing contained in this Agreement, the Transaction Documents or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby is intended or shall be construed to be a representation or warranty (express or implied) of the Seller or any of its Affiliates, for any purpose of this Agreement, the Transaction Documents or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby or thereby, with respect to: (i) the adequacy or sufficiency of any of the Insurance Reserves with respect to the Business, (ii) other than as set forth in Section 4.23, whether or not such Insurance Reserves were determined in accordance with any actuarial, statutory or other standard, (iii) the future profitability of the

Business or (iv) the effect of the adequacy or sufficiency of such Insurance Reserves on any “line item” or asset, liability or equity amount. Furthermore, each of the Purchaser Parties acknowledges and agrees that no fact, condition, development or issue relating to the adequacy or sufficiency of the Insurance Reserves may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement, the Transaction Document or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby and thereby.

6.20        Consultation. The Seller agrees to consult with the Purchaser in connection with the implementation of the strategic plans for and the ongoing operations of the PMI Platform and/or PMAC, including, without limitation, disclosing to and discussing with the Purchaser any material deviation from such plans prior to implementation of such deviation. The Seller agrees to consider in good faith the Purchaser’s views regarding the proposed plans and any material deviation from such plans.

6.21        Data Exchange Contracts. The Seller shall use reasonable best efforts to obtain such third party consents and to cause such actions as may be required to permit PMAC to enjoy the benefits that PMAC currently enjoys under the Data Exchange Contracts, including use of the Seller’s mortgage insurer ID number.

ARTICLE VII

COURT MATTERS

7.1          Court Matters.

(a)           Following the execution of this Agreement, the Seller shall file a petition, including any supporting declarations, affidavits and other documents or information seeking entry by the Court of the Sale Order.

(b)           The Purchaser agrees to promptly take, and to cause the Purchaser Parent to promptly take, such actions as are reasonably requested by the Seller to assist in obtaining entry of the Sale Order and any other order of the Court reasonably necessary to consummate the transactions contemplated by this Agreement, including furnishing declarations, affidavits or other documents or information for filing with the Court and providing necessary assurances of performance by the Purchaser Parties under this Agreement; provided, however, in no event shall the Purchaser Parties or any other Party be required to agree to any amendment of this Agreement.

(c)           The Seller shall provide the Purchaser with copies of all motions, applications, pleadings, notices, proposed orders and other court filings relating to the Shares, the Purchased Assets, this Agreement or the transactions contemplated therein, at least two (2) business days prior to the filing thereof, unless the exigencies of time prevent the period from being that long, with the Court so as to allow the Purchaser to provide reasonable comments for incorporation into same.

(d)           In the event the Sale Order is appealed, the Purchaser Parties and the Seller shall cooperate and work diligently and in good faith to defend such appeal at each such Party’s own cost and expense.

(e)           The Seller further covenants and agrees that, after the entry of the Sale Order, the terms of any rehabilitation, liquidation or other plan or other petition it submits to the Court, or any other court for confirmation or sanction, shall not conflict with, supersede, abrogate, nullify or restrict the terms of this Agreement or the Sale Order, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement.

(f)            The Parties acknowledge that (i) the Closing contemplated hereunder and the Closing contemplated under the CMG Stock Purchase Agreement cannot be consummated without the approval of the Court pursuant to the Sale Order and that (ii) the Seller will not be permitted to pay the Break-Up Fee to the Purchaser if and when payable hereunder, unless the Court has theretofore approved such payment pursuant to the Sale Order. Without limiting any other provision of this Agreement, the Seller shall use its reasonable best efforts to obtain approval of the Court to pay the Break-Up Fee to the Purchaser upon the termination of this Agreement pursuant to Section 10.1(d) or Section 10.1(e).

ARTICLE VIII

CLOSING CONDITIONS

8.1          Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each Party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a)           Injunctions. None of the Parties shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Insurance Regulator, that enjoins or prohibits the consummation of the Transactions and none of the foregoing shall be pending.

(b)           Court Approval. The Court shall have entered the Sale Order and such order shall be a Final Order that is in form and substance reasonably acceptable to the Seller and the Purchaser.

(c)           Governmental Approvals. All Governmental Approvals specified on Schedule 8.1(c) shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

8.2          Conditions to the Obligations of the Purchaser Parties under this Agreement. The obligations of the Purchaser Parties under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.2 (which may be waived by the Purchaser, in its sole discretion, in whole or in part) at or prior to the Closing Date.

(a)           Representations and Warranties. Each of the representations and warranties of the Seller set forth in this Agreement shall be true and correct (in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as though made on and as of such specified date), except where any failure of such representations and warranties to be true and correct (in each case without giving effect to any qualifications as to materiality, Material Adverse Effect or similar qualifications), individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided, however, that, notwithstanding the foregoing, each of the Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date. The Seller shall have delivered to the Purchaser a certificate to the effect of the foregoing, dated as of the Closing Date, in form and substance reasonably acceptable to the Purchaser, signed by an officer of the Seller.

(b)           Agreements and Covenants. The Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it pursuant to this Agreement, other than Section 6.2, at or prior to the Closing Date, and the Purchaser shall have received a certificate to such effect, dated as of the Closing Date, in form and substance reasonably acceptable to the Purchaser, signed by an officer of the Seller.

(c)           No Material Adverse Effect. From the date of this Agreement to the Closing, there shall not have occurred a Material Adverse Effect or any event, circumstance, development, occurrence or change that would reasonably be expected to have a Material Adverse Effect.

(d)           CMG Stock Purchase Agreement. The closing of the transactions contemplated by the CMG Stock Purchase Agreement shall have occurred.

(e)           Governmental Approvals. All of the Governmental Approvals specified on Schedule 8.2(e) shall have been obtained. None of the Governmental Approvals shall include, require or involve an Adverse Governmental Requirement.

(f)            Third Party Consents. Each of those certain Third Party Consents that the Purchaser and the Seller have agreed are required to be obtained as a condition precedent to Closing shall have been obtained and written evidence of such Third Party Consents shall have been provided to the Purchaser.

(g)           Employees. At least seventy percent (70%) of all Specified Business Employees shall have accepted offers of employment with the Purchaser.

8.3          Conditions to the Obligations of the Seller under this Agreement. The obligations of the Seller under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.3 (which may be waived by the Seller, in its sole discretion, in whole or in part) at or prior to the Closing Date.

(a)           Representations and Warranties. Each of the representations and warranties of the Purchaser set forth in this Agreement shall be true and correct (in each case without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications) in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as though made on and as of such specified date), except where any failure of such representations and warranties to be true and correct (in each case without giving effect to any qualifications as to materiality, material adverse effect or similar qualifications), individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Purchaser Parties’ ability to consummate the Transactions or perform their obligations hereunder; provided, however, that, notwithstanding the foregoing, each of the Purchaser Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date. The Purchaser shall have delivered to the Seller a certificate to the effect of the foregoing, dated as of the Closing Date, in form and substance reasonably acceptable to the Seller, signed by an officer of the Purchaser.

(b)           Agreements and Covenants. The Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it pursuant to this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate to such effect, dated as of the Closing Date, in form and substance reasonably acceptable to the Seller, signed by an officer of the Purchaser.

(c)           No Bankruptcy or Receivership. Neither of the Purchaser Parties nor any other Person shall have filed any petition or commenced any Proceeding with respect to the Purchaser Parties under any provision or chapter of the United States Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, the Purchaser Parties shall have not have made a general assignment for the benefit of their respective creditors and no Order for relief shall have been entered against either of the Purchaser Parties under any state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization of a Purchaser Party. The Purchaser Parties shall not be subject to any Order appointing a custodian, trustee or receiver for either of the Purchaser Parties or all or any material portion of its assets or authorizing the taking of possession of the assets of either of the Purchaser Parties.

(d)           CMG Stock Purchase Agreement. The closing of the transactions contemplated by the CMG Stock Purchase Agreement shall have occurred.

ARTICLE IX

CLOSING DELIVERIES AND RELATED ITEMS

9.1          Closing Deliveries.

(a)           Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser:

(i)            a receipt for payment of the Purchase Price;

(ii)           a certificate executed by an officer of the Seller, as to the Seller’s compliance with the conditions set forth in Section 8.2(a) and Section 8.2(a);

(iii)          stock certificates representing all of the Shares, accompanied by stock powers duly executed in blank or duly executed instruments of transfer;

(iv)          all Transaction Documents to which the Seller or an Affiliate of the Seller is a party, dated as of the Closing Date and duly executed by such Seller;

(v)           evidence of the release of all Liens, other than Permitted Liens, on the Shares and the Purchased Assets;

(vi)          an assignment and assumption of leases in the form of and substance of Exhibit I hereto with respect to the Real Property Leases;

(vii)         a termination or modification of the Existing Walnut Creek Lease such that it no longer affects the premises to be leased to the Purchaser under the New Walnut Creek Lease;

(viii)        a certificate of non-foreign status as described in Section 1.1445-2(b)(2) of the Treasury Regulations, which shall be in the form and substance of Exhibit M hereto (a “FIRPTA Certificate”);

(ix)          except as otherwise specified by the Purchaser, resignations from each officer and director of PMAC, in form and substance reasonably acceptable to the Purchaser; and

(x)           such other agreements, certificates, instruments and documents as the Purchaser may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

(b)           Deliveries by the Purchaser. At or prior to the Closing, the Purchaser shall deliver to the Seller:

(i)            the Purchase Price by wire transfer to the account designated by the Seller;

(ii)           evidence of the funding of the Indemnification Escrow Amount;

(iii)          a certificate executed by an officer of each of the Purchaser Parties, as to the Purchaser Parties’ compliance with the conditions set forth in Section 8.3(a) and Section 8.3(b);

(iv)          all Transaction Documents between the Purchaser or any Affiliate of the Purchaser and the Seller or any Affiliate of the Seller, dated as of the Closing Date and duly executed by such Purchaser; and

(v)           such other agreements, certificates, instruments and documents as the Seller may reasonably request in order to fully consummate the transactions contemplated by and carry out the purposes and intent of this Agreement.

ARTICLE X

TERMINATION

10.1        Termination Events. This Agreement may be terminated, by written notice given at any time prior to the Closing Date:

(a)           subject to the final paragraph of this Section 10.1, (i) by the Purchaser if a material breach of any provision of this Agreement has been committed by the Seller or if any representation or warranty of the Seller herein is breached (and such breach has not been waived by the Purchaser in writing) and such breach or inaccuracy would reasonably be expected to result in the conditions to Closing set forth in Section 8.2(a) not being satisfied or (ii) by the Seller if a material breach of any provision of this Agreement has been committed by either of the Purchaser Parties or if any representation or warranty of the Purchaser Parties herein is breached (and such breach has not been waived by the Seller in writing) such breach or inaccuracy would reasonably be expected to result in the conditions to Closing set forth in Section 8.1(a) not being satisfied or; provided, that if such breach is capable of being cured a Party may not terminate this Agreement under this Section 10.1(a) until a period of sixty (60) days has expired from the date of notice of such breach without such breach having been cured;

(b)           by mutual consent of the Purchaser Parties and the Seller;

(c)           subject to the final paragraph of this Section 10.1, by the Purchaser Parties or the Seller if the Closing has not occurred on or before the Termination Date;

(d)           by the Seller, if the Seller and CUNA Mutual have received a Superior Proposal and in accordance with Section 6.18 of this Agreement have entered into an Alternative Acquisition Agreement with respect to such Superior Proposal; or

(e)           by the Purchaser if either the Seller or any CMG Company has entered into an Alternative Acquisition Agreement.

Notwithstanding anything in this Section 10.1 to the contrary, no Party may terminate this Agreement pursuant to paragraphs (a) or (c) above if its failure to perform any of its obligations or covenants, or the inaccuracy of any of its representations or warranties, under this

Agreement has been the principal cause of, or has resulted in, the event or condition purportedly giving rise to a right to terminate this Agreement under such paragraph.

10.2        Effect of Termination.

(a)           Except as otherwise set forth herein, if this Agreement is terminated pursuant to Section 10.1, all further obligations of the Parties under this Agreement shall terminate without liability of any party (or any stockholder, member, partner, director, manager, officer, employee, agent, consultant or representative of such party) to the other parties to this Agreement, except that (i) the obligations in Section 6.1(b), Section 10.2, Article XI, and Article XIII will survive such termination and (ii) nothing herein shall relieve any Party from Liability for its fraud or intentional breach of its covenants or agreements contained in this Agreement. For this purpose, “intentional” means an action or omission that the breaching Party takes or omits to take with the intent of breaching of this Agreement.

(b)           Upon termination of this Agreement in accordance with Section 10.1(a)(ii), the Deposit will be released to the Seller.

(c)           Upon termination of this Agreement pursuant to Section 10.1(d) or Section 10.1(e), (i) the Seller shall pay the Purchaser the Break-Up Fee within five (5) Business Days following such termination by wire transfer of immediately available funds to an account designated by the Purchaser and (ii) receipt of the Break-Up Fee shall be the sole and exclusive remedy of the Purchaser Parties for such termination.

ARTICLE XI

INDEMNIFICATION; REMEDIES

11.1        Survival of Representations, Warranties and Covenants.

(a)           The representations and warranties of the Parties contained in this Agreement shall survive for eighteen (18) months after the Closing Date, except that (i) each Seller Fundamental Representation and each Purchaser Fundamental Representation shall survive for five (5) years after the Closing Date and (ii) the representations and warranties set forth in Section 4.15 (Tax Matters) shall survive the Closing and continue until thirty (30) calendar days after the expiration of the applicable statute of limitations. Neither the Purchaser nor the Seller shall have any obligation to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, with respect to any claim for breach of any representation or warranty first asserted in accordance with this Article XI after the expiration of the survival period specified therefor in this Section 11.1(a).

(b)           The Parties’ covenants and agreements hereunder shall survive Closing in accordance with their terms, subject to this Section 11.1(b). Neither the Purchaser nor the Seller shall have any obligation to indemnify any Seller Indemnified Party or Purchaser Indemnified Party, as the case may be, with respect to any claim for breach of any covenant or agreement contained in Article VI of this Agreement that is to be performed prior to the Closing unless such claim is first asserted in accordance with this Article XI within ninety (90) days following the Closing.

(c)           No Seller Indemnified Party or Purchaser Indemnified Party shall be entitled to be indemnified or held harmless pursuant to this Article XI unless such party delivers written notice of its claim for indemnification to the Party from whom indemnification is sought on or prior to the expiration of the applicable survival period set forth above. Any claims for indemnification asserted in writing prior to the end of the applicable periods set forth above shall survive until the final resolution thereof.

11.2        Indemnification by the Seller. Subject to the limitations set forth in this Article XI, from and after the Closing, the Seller shall indemnify, defend and hold harmless the Purchaser Parties, their Affiliates and their respective officers, directors, employees and agents (collectively, the “Purchaser Indemnified Parties”) from and against any Covered Losses incurred by such Purchaser Indemnified Party as a result of or arising out of:

(a)           any breach or inaccuracy of any representation or warranty of the Seller contained in Article IV of this Agreement or in the certificates provided by the Seller pursuant to Section 8.2(a) and Section 8.2(b) or any breach of Section 6.2;

(b)           any failure by the Seller to comply with any covenant or agreement in this Agreement, other than in Section 6.2, which is to be performed by the Seller before the Closing;

(c)           any failure by the Seller to comply with any covenant or agreement in this Agreement which is to be performed by the Seller after the Closing; or

(d)           any (i) assertion by any PMI Personnel of ownership or other rights in or to any of the Seller Owned Intellectual Property, other than as expressly contemplated by the final sentence of Section 4.18(n), (ii) failure of the Seller to transfer sole ownership of any Seller Owned Intellectual Property, free and clear of all Liens except for Permitted Liens and the rights expressly contemplated in Section 4.18(q) of the Seller Disclosure Schedule, or (iii) inability of the Purchaser to prove ownership of any Seller Owned Intellectual Property or components thereof created by any PMI Personnel due to the absence of executed agreements between the Seller and such PMI Personnel transferring or agreeing to transfer ownership in their contributions to such Seller Owned Intellectual Property.

11.3        Indemnification by the Purchaser

. Subject to the limitations set forth in this Article XI, from and after the Closing the Purchaser shall indemnify, defend and hold harmless the Seller, its Affiliates and their respective officers, directors, employees and agents (collectively, the “Seller Indemnified Parties”) from and against any Covered Losses incurred by such Seller Indemnified Party as a result of or arising out of:

(a)           any breach or inaccuracy of any representation or warranty of the Purchaser contained in Article V of this Agreement or in the certificates provided by the Purchaser pursuant to Section 8.3(a) and Section 8.3(b);

(b)           any failure by the Purchaser to comply with any covenant or agreement in this Agreement which is to be performed by the Purchaser before the Closing; or

(c)           any failure by the Purchaser to comply with any covenant or agreement in this Agreement which is to be performed by the Purchaser after the Closing.

11.4        Limitations on Indemnification Obligations of the Seller. Notwithstanding any other provision of this Agreement:

(a)           the Seller shall not be liable under Section 11.2(a) or Section 11.2(d) until the aggregate amount of Covered Losses under such sections for which notice was timely received in accordance with Section 11.1 exceeds one million dollars ($1,000,000) (the “Basket Amount”), at which time the Seller shall be liable for all such Covered Losses (including all Covered Losses included within such Basket Amount) in accordance with the provisions hereof, except that claims related to any breach of or inaccuracy in (i) the Seller Fundamental Representations, (ii) the representations and warranties set forth in Section 4.15 (Tax Matters) shall not be subject to any such limits;

(b)           the Seller shall not be liable under Section 11.2(a) or Section 11.2(d) for any Covered Loss under such section (including any series of related Covered Losses) unless such Covered Loss (including any series of related Covered Losses) equals or exceeds $25,000 (the “De Minimis Threshold”), nor shall any Covered Loss under such section that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that any claims based upon a breach of or inaccuracy in the Seller Fundamental Representations or the representations and warranties set forth in Section 4.15 (Tax Matters) shall not be subject to the De Minimis Threshold;

(c)           subject to the terms hereof, other than with respect to claims related to any breach of or inaccuracy in (i) the Seller Fundamental Representations, (ii) the representations and warranties set forth in Section 4.15 (Tax Matters), (iii) the covenants and agreements set forth in Section 6.8 (Tax Matters) or (iv) the covenants and agreements set forth in Article VII (Court Matters), the aggregate liability of the Seller for Covered Losses arising pursuant to Section 11.2(a), Section 11.2(b) or Section 11.2(d) is, and shall be, limited to an aggregate amount (the “Seller’s Indemnification Cap”) equal to ten million dollars ($10,000,000) and, except with respect to claims related to breaches or inaccuracies in the provisions contemplated in clauses (i) through (iv) above, the Purchaser Parties, on behalf of themselves, their Affiliates and all Purchaser Indemnified Parties, agree (A) not to seek indemnification for the portion of any Covered Losses arising pursuant to Section 11.2(a), Section 11.2(b) or Section 11.2(d) that exceeds the Seller’s Indemnification Cap for any and all such Covered Losses sustained or incurred by any and all Purchaser Indemnified Parties, (B) that all claims for such Covered Losses are payable solely from the Indemnification Escrow Fund and (C) that, after the exhaustion of the Indemnification Escrow Amount, all claims against the Seller with respect to such Covered Losses shall be extinguished and shall not thereafter revive and no Purchaser Indemnified Party shall have any further claim thereafter against the Seller for any shortfall;

(d)           with respect to claims related to any breach of or inaccuracy in (i) the Seller Fundamental Representations, (ii) the representations and warranties set forth in Section 4.15 (Tax Matters), (iii) the covenants and agreements set forth in Section 6.8 (Tax Matters) and (iv) the covenants and agreements set forth in Article VII (Court Matters), the Purchaser Parties, on behalf of themselves, their Affiliates and all Purchaser Indemnified Parties, agree to first seek indemnification for such Covered Losses from the Indemnification Escrow Fund and following exhaustion of the Indemnification Escrow Amount, directly from the Seller.

(e)           notwithstanding any provision of this Agreement to the contrary, any Covered Losses arising from fraud, intentional misrepresentation based on the representations and warranties set forth in Article IV or willful and malicious breaches of this Agreement by the Seller shall not be subject to this Section 11.4 or any other limitation set forth in this Agreement; and

(f)            in determining whether a representation, warranty, covenant or agreement has been breached for purposes of the Seller’s obligations to indemnify the Purchaser Indemnified Parties under Section 11.2(a) and determining the amount of any Covered Losses, “materiality”, “Material Adverse Effect” and other similar materiality qualifiers contained in any such representation, warranty, covenant or agreement shall be disregarded; provided, however, that the foregoing shall not apply to the following provisions: the second sentence of Section 4.6 (Compliance with Laws), Section 4.10 (Financial Statements), the first sentence of Section 4.11(d) (Employee and Contractors; Labor Matters), Section 4.31(a) (Absence of Changes) and Section 4.35 (Sufficiency of Assets); provided, further, that the lack of materiality shall not impact the use of dollar thresholds in any representation herein nor shall such disregarding of materiality impact the definition or use of the phrase “Material Contract” in Section 4.14 (Material Contracts) or any other representation herein. The right to indemnification, payment of Covered Losses or any other remedy based on the breach of any representations, warranties, covenants or agreements will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenants or agreement; provided, however, that, other than in relation to Covered Losses contemplated by Section 11.2(d), a Purchaser Indemnified Party may not seek indemnification with respect to matters set forth on the Seller Disclosure Schedule. Notwithstanding the foregoing, the express waiver of any condition based upon the accuracy of any representation or warranty set forth in Section 8.2 or the performance of or compliance with any covenant will not affect the right of Purchaser Indemnified Parties to indemnification, payment of Covered Losses or other remedy based upon such waiver.

11.5        Limitations on Indemnification Obligations of the Purchaser.  Notwithstanding any other provision of this Agreement:

(a)           the Purchaser shall not be liable under Section 11.3(a) until the aggregate amount of Covered Losses under Section 11.3(a) for which notice was timely received in accordance with Section 11.1 exceeds the Basket Amount, at which time the Purchaser shall be liable for such Covered Losses (including all Covered Losses included within such Basket Amount) in accordance with the provisions hereof, except that claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations shall not be subject to any such limits;

(b)           the Purchaser shall not be liable under Section 11.3(a) for any Covered Loss (including any series of related Covered Losses) unless such Covered Loss (including any series of related Covered Losses) equals or exceeds the De Minimis Threshold, nor shall any Covered Loss that does not meet the De Minimis Threshold be considered in determining whether the Basket Amount has been met; provided, however, that claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations shall not be subject to the De Minimis Threshold;

(c)           subject to the terms hereof, other than with respect to claims related to any breach of or inaccuracy in the Purchaser Fundamental Representations, the aggregate liability of the Purchaser Parties for Covered Losses arising pursuant to Section 11.3(a) or Section 11.3(b) is, and shall be, limited to an aggregate amount equal to ten million dollars ($10,000,000) (the “Purchaser’s Indemnification Cap”) and the Seller, on behalf of itself, its Affiliates and all Seller Indemnified Parties, agrees not to seek indemnification for any Covered Losses arising pursuant to Section 11.3(a) or Section 11.3(b) in excess of the Purchaser’s Indemnification Cap;

(d)           notwithstanding any provision of this Agreement to the contrary, any Covered Losses arising from fraud, intentional misrepresentation based on the representations and warranties set forth in Article V or willful and malicious breaches of this Agreement by the Purchaser Parties shall not be subject to this Section 11.5 or any other limitation set forth in this Agreement; and

(e)           in determining whether a representation or warranty has been breached for purposes of the Purchaser’s obligations to indemnify the Seller Indemnified Parties under Section 11.3(a) and determining the amount of any Covered Losses, “materiality”, “Material Adverse Effect” and other similar materiality qualifiers contained in any such representation or warranty shall be disregarded. The right to indemnification, payment of Covered Losses or any other remedy based on the breach of any representations, warranties, covenants or agreements will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement; provided, however, that a Seller Indemnified Party may not seek indemnification with respect to matters set forth on the Purchaser Disclosure Schedule. Notwithstanding the foregoing, the express waiver of any condition based upon the accuracy of any representation or warranty set forth in Section 8.3 or the performance of or compliance with any covenant will not affect the right of Seller Indemnified Parties to indemnification, payment of Covered Losses or other remedy based upon such waiver.

11.6        Notice of Non-Third Party Claims. As promptly as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement that does not involve a Third Party Claim, the indemnified party shall give written notice to the indemnifying party of such claim, which notice shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim (taking into account the information then available to the indemnified party), the representations, warranties, covenants or agreements alleged to have been breached (if applicable) and the amount (if then determinable) that the indemnified party seeks hereunder from the indemnifying party. Subject to Section 11.1, the failure of an indemnified party to promptly notify the indemnifying party will not affect the indemnification provided hereunder except to the extent that the indemnifying party’s defense or other rights available to it is actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

11.7        Notice of Third Party Claims; Assumption of Defense.

(a)           If a claim or Action by a Person who is not a Party or an Affiliate of a Party (a “Third Party Claim”) is made or brought against any Seller Indemnified Party or Purchaser Indemnified Party (an “Indemnified Party”) and such Indemnified Party intends to seek indemnification under this Article XI with respect to such claim or Action, such Indemnified Party shall give notice as promptly as is reasonably practicable, and in no event later than ten (10) Business Days, after receiving notice thereof, to the Party obligated to provide such indemnification under this Article XI (the “Indemnifying Party”). Such notice shall specify the provision of this Agreement pursuant to which indemnity is sought, the facts alleged to constitute the basis for such claim, the identity of the Persons bringing such claim or Action, the representations, warranties, covenants or agreements or provision of Law or Contract alleged to have been breached, as applicable, and the amount (or, to the extent not then determinable, the Indemnified Party’s good faith estimate thereof) that the Indemnified Party intends to seek from the Indemnifying Party hereunder. Subject to Section 11.1, the failure to promptly give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party’s defense or other rights available to it is actually prejudiced as a result of such failure, and then only to the extent of such prejudice.

(b)           The Indemnifying Party shall have the sole power, at its option, to assume the conduct and control of the settlement or defense of any Third Party Claim for which indemnification may be sought, at its own expense through counsel of its own choosing (which counsel shall be reasonably acceptable to the Indemnified Party), by giving written notice thereof to the Indemnified Party; provided, that the Indemnifying Party must notify the Indemnified Party of its election to assume such conduct and control within thirty (30) days following the Indemnifying Party’s receipt of notice of such Third Party Claim; provided further, that the Indemnifying Party shall thereafter consult with the Indemnified Party upon the Indemnified Party’s reasonable request for such consultation from time to time with respect to such Third Party Claim. If the Indemnifying Party assumes the conduct and control of such settlement or defense, the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith, and the Indemnified Party shall have the right (but not the obligation) to participate in (but not control) such settlement or defense and to employ counsel, at its own cost and expense, separate from the counsel employed by the Indemnifying Party; provided, however, that, if the Indemnified Party shall have reasonably concluded joint representation presents a material conflict of interest because of the availability of different or additional defenses to such Indemnified Party or other facts and the conflict of interest cannot be resolved to the reasonable satisfaction of the Indemnified Party by the consent of the Indemnifying Party and the Indemnified Party to the joint representation, then such Indemnified Party shall have the right to select separate counsel, reasonably satisfactory to the Indemnifying Party, to participate in the defense of such action on its behalf, and the reasonable fees and expenses of the Indemnified Party’s counsel shall be at the expense of the Indemnifying Party. The assumption of the conduct and control of such settlement or defense shall not be deemed to be an admission or assumption of liability by the Indemnifying Party. So long as the Indemnifying Party is using its commercially reasonable efforts to contest any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party elects not to assume the conduct and control of the settlement or defense of such Third Party Claim, then, subject to Section 11.7(c) below, the Indemnified Party shall have the right to pay or settle such claim.

(c)           Notwithstanding anything in this Agreement to the contrary, whether or not the Indemnifying Party shall have assumed the conduct or control of the defense or settlement of a Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not notify the Indemnified Party within the time period contemplated by Section 11.7(b) that it elects to assume the conduct or control of the defense or settlement thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Party who assumes the defense of any Third Party Claim pursuant to Section 11.7(b), Section 11.7(c) or Section 11.7(d) is referred to herein as the “Controlling Party” and the other party with respect to any such Third Party Claim is referred to herein as the “Non-Controlling Party”.

(d)           Anything to the contrary herein notwithstanding, if a Third Party Claim is a criminal claim (a “Criminal Third Party Claim”), the subject of such Criminal Third Party Claim may elect to assume the defense of such claim. If a Seller Indemnified Party and a Purchaser Indemnified Party are each subjects of such Criminal Third Party Claim, each such Party may elect to defend the claims against it, no Party shall be deemed to be the Controlling Party and no Party shall have the right to make any settlement, compromise or offer to settle or compromise such Criminal Third Party Claim as it relates to the other Party.

(e)           Other than with respect to Criminal Third Party Claims, any Non-Controlling Party may become the Controlling Party with respect to any Third Party Claim either (i) if the other Party fails to assume the conduct and control of the defense such Third Party within the time period contemplated by Section 11.7(b) or fails to conduct such defense in a commercially reasonable manner, which failure remains uncured ten (10) Business Days following notice by the Non-Controlling Party thereof, or (ii) by releasing the initial Controlling Party from any and all indemnification obligations under this Article XI with respect to such Third Party Claim; provided, however, that if a Third Party Claim alleges wrongdoing by the Controlling Party or its Affiliates or involves other reputational matters relating to the Controlling Party or its Affiliates, the Non-Controlling Party may only become the Controlling Party with the consent of the initial Controlling Party, which consent shall not be unreasonably withheld.

(f)            The Parties shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each Party (or a duly authorized representative of such Party) shall (and shall cause its Affiliates to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

(g)           The Seller agrees that it is the intent of the Parties that no Purchaser Indemnified Party shall incur any Loss or Liability for, in respect, or as a result of, any Excluded Liability, which Excluded Liabilities the Parties expressly intend shall be the sole responsibility of the Seller. Accordingly, in the event that any Third Party Claim is made, brought or threatened against a Purchaser Indemnified Party, the Seller shall defend such Purchaser Indemnified Party against such Third Party Claim in accordance with the provisions of Sections 11.7 and 11.8 hereof and shall reimburse the Purchaser Indemnified Parties for all costs and expenses (including reasonable attorneys’ fees) incurred by the Purchaser Indemnified Parties in connection with any such defense, in a timely manner as such costs and expenses are incurred.

11.8        Settlement or Compromise. The Controlling Party with respect to any Third Party Claim shall have the right to make any settlement, compromise, judgment or offer to settle or compromise such Third Party Claim with the prior written consent of the Non-Controlling Party (which shall not be unreasonably withheld), binding upon such Non-Controlling Party in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that such written consent of the Non-Controlling Party shall not be required in the event (i) such settlement, compromise, judgment or offer to settle or compromise such Third Party Claim does not (A) involve any finding or admission of any violation of Law or admission of any wrongdoing by the Non-Controlling Party or (B) materially encumber any of the assets of any Non-Controlling Party or adversely affect in any material respect the post-Closing operation of the business of the Non-Controlling Party or its Affiliates in any manner, and (ii) the Controlling Party shall (A) pay or cause to be paid all amounts required to be paid by it under this Article XI arising out of such settlement or judgment upon the effectiveness of such settlement or judgment, and (B) obtain, as a condition of any settlement, compromise, judgment or offer to settle or compromise, or other resolution, an appropriate release of each Non-Controlling Party from any and all corresponding liabilities in respect of such Third Party Claim or the applicable portion thereof.

11.9        Distribution of the Escrow Amount.

(a)           The Parties shall cause the Escrow Agent, including by providing jointly written instructions to the Escrow Agent, to distribute the amounts remaining in the Indemnification Escrow Fund from time to time in accordance with the following, subject to Section 11.9(b) and the terms of the Indemnification Escrow Agreement: (i) in the event of an indemnification claim by a Purchaser Indemnified Party that is uncontested and due and payable, or has been ordered by a court of competent jurisdiction to be paid, to the Purchaser Indemnified Party pursuant to this Article XI, an amount required to satisfy such claim (or the balance contained in the Indemnification Escrow Fund (if less)) shall be released to such Purchaser Indemnified Party; (ii) fifty percent (50%) of such amounts remaining in the Indemnification Escrow Fund as of the date that is the later of (i) the one-year anniversary of the Closing Date and (ii) three (3) months following the date on which the Purchaser Indemnified Party receives a final report of the independent auditors of PMAC in respect of the first audit of PMAC completed following the Closing Date shall be released to the Seller; and (iii) all amounts remaining in the Indemnification Escrow Fund as of the date that is eighteen (18) months following the Closing Date shall be released to the Seller; provided, however, that the amount to be released to the Seller pursuant to each of clause (ii) and (iii) shall be reduced by an amount that would be necessary, as determined by the Purchaser Indemnified Parties’ claim notices or as otherwise reasonably agreed by the Parties in good faith, to satisfy any and all then pending and unsatisfied or unresolved claims specified in any notice of claim delivered to the Escrow Agent prior to such time (such amounts, in the aggregate, the “Retained Escrow Amount”).

(b)           In any event, the Retained Escrow Amount shall be retained in the Indemnification Escrow Fund until the claims related thereto have been fully resolved and are no longer subject to appeal. As soon as all such claims have been resolved and related amounts, if any, paid out of the Retained Escrow Amount, the Escrow Agent shall as soon as practicable distribute any remaining Retained Escrow Amount not required to satisfy such claims to the Seller.

11.10      No Duplication; Exclusive Remedy.

(a)           Any Liability for indemnification hereunder and under any other Transaction Document shall be determined without duplication of recovery by reason of the same Loss.

(b)           Prior to the Closing, other than in the case of fraud by the Seller, the sole and exclusive remedy of the Purchaser Parties for any breach or inaccuracy of any representation or warranty contained in this Agreement or any certificate or instrument delivered hereunder shall be the refusal to close the transactions contemplated hereunder in accordance with Section 8.2(a) and the termination of this Agreement in accordance with Article X.

(c)           Subject to the final sentence of this Section 11.10(c), except in the case of fraud, or where a Party seeks to obtain specific performance pursuant to Section 13.7, from and after the Closing, the sole and exclusive remedy of the Seller, the Seller Indemnified Parties, the Purchaser Parties and the Purchaser Indemnified Parties in connection with this Agreement and the transactions contemplated hereby, whether under this Agreement or arising under common law or any other Law, shall be as provided in this Article XI and, as applicable, Section 3.4. In furtherance of the foregoing, each of the Purchaser, on behalf of itself, the Purchaser Parent, on behalf of itself, and each other Purchaser Indemnified Party, and the Seller, on behalf of itself and each other Seller Indemnified Party, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the Seller or any of its Affiliates or Representatives and the Purchaser, the Purchaser Parent or any of their Affiliates or Representatives, as the case may be, arising under or based upon this Agreement or any certificate delivered in connection herewith, whether under this contract or arising under common law or any other Law except pursuant to the indemnification provisions set forth in this Article XI and the set-off right contemplated in Section 3.4. Nothing in this Section 11.10 shall operate to interfere with or impede the operation of the provisions of any Transaction Document or the rights of either Party to seek equitable remedies to enforce any covenant of a Party to be performed after the Closing.

11.11      Net Losses; Subrogation; Mitigation; No Set Off.

(a)           Notwithstanding anything contained herein to the contrary, the amount of any Covered Losses incurred or suffered by an Indemnified Party shall be calculated after giving effect to (i) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses, (ii) any recoveries actually obtained by the Indemnified Party (or any of its Affiliates) from any other third party in respect of such Covered Loss and (iii) any Tax benefits actually received with respect to Covered Losses in the year such Covered Losses arose.

If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Covered Losses after an Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall pay to the Indemnifying Party the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment). No Indemnified Party will be entitled to recover from an Indemnifying Party more than once in respect of the same Covered Losses.

(b)           In the event any payment is made in respect of Covered Losses, the Indemnifying Party who made such payment will be subrogated to the extent of such payment to any related rights of recovery of the Indemnified Party receiving such payment against any third party. Such Indemnified Party (and its Affiliates) and Indemnifying Party shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights. If any Indemnified Party recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which the Indemnifying Party made a payment pursuant to Section 11.2 or Section 11.3, as applicable, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of such Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c)           Except as set forth in Section 3.4, neither the Purchaser Parties nor the Seller shall have any right to set off any indemnification claim pursuant to this Article XI against any payment due pursuant to Article III or any Transaction Document.

(d)           To the extent reasonably requested by the Seller, the Purchaser shall cause the applicable Purchaser Indemnified Party to use commercially reasonable efforts to mitigate any Covered Losses for which any Purchaser Indemnified Party seeks indemnification pursuant to this Agreement, which mitigation may include pursuing recoveries against third parties or insurance proceeds, in each case, to the extent commercially reasonable and reasonably requested by the Seller. The Seller shall reimburse the Purchaser Indemnified Parties for all costs and expenses incurred by any of them in complying with this Section 11.11(d); provided, however, that the Purchaser may not seek reimbursement for any increased insurance premiums unless the Purchaser previously disclosed to the Seller the potential and the reasonably anticipated magnitude of such increase prior to taking the requested mitigation. Upon receipt of such notification, the Seller may rescind its mitigation request. Anything to the contrary notwithstanding, in no event shall any breach or purported breach by the Purchaser of this Section 11.11(d) obviate, reduce or limit the Seller’s obligation to indemnify, defend and hold harmless the Purchaser Indemnified Parties for any Covered Loss incurred by any Purchaser Indemnified Party, subject to and in accordance with the terms and conditions of this Agreement. The Seller’s sole recourse for any breach by the Purchaser of this Section 11.11(d) shall be to assert a claim for indemnification in accordance with this Agreement for any Covered Losses suffered by the Seller as a result thereof.

11.12      Treatment of Indemnity Payments. For Tax purposes, any payment pursuant to this Article XI shall be treated as an adjustment to the Purchase Price.

ARTICLE XII

PURCHASER PARENT GUARANTY

12.1        Guaranty. The Purchaser Parent hereby absolutely, irrevocably and (except as set forth in this Agreement) unconditionally guarantees to the Seller, the due and punctual payment and performance of each of the Purchaser’s and its successors’ and permitted assigns’ obligations under this Agreement, including without limitation the payment of all amounts due from the Purchaser under Article XI of this Agreement, as and when due and payable, and the Purchaser Parent shall immediately pay and perform all such obligations upon written demand made at any time by the Seller from and after the date such amounts are due and payable by the Purchaser but remain unpaid. The foregoing obligation of the Purchaser Parent constitutes a continuing guaranty of payment and not of collection and is and shall be absolute and unconditional under any and all circumstances except as set forth in this Agreement, including without limitation circumstances which might otherwise constitute a legal or equitable discharge of a surety or guarantor. Except as set forth in this Agreement, the obligation of the Purchaser Parent hereunder shall not be discharged, impaired, delayed or otherwise affected by the failure of the Seller to assert any claim or demand against the Purchaser Parent or to enforce or pursue any remedy hereunder. The Purchaser Parent agrees that its guarantee under this Section 12.1 shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, of any amounts by or on behalf of the Purchaser under this Agreement is rescinded or must otherwise be restored upon the insolvency, bankruptcy or reorganization of the Purchaser or otherwise. The Purchaser Parent agrees to pay all expenses of the Seller (including the reasonable fees and expenses of its counsel) for the enforcement of the rights of the Seller against the Purchaser Parent under this Section 12.1, except to the extent that a court of competent jurisdiction determines such enforcement to have been invalid.

ARTICLE XIII

MISCELLANEOUS

13.1        Confidentiality. Except as specifically set forth herein, until Closing, the Seller and the Purchaser Parties each agree to be bound by the terms of the confidentiality agreement dated July 23, 2012, as amended by the NDA Addendum, dated September 20, 2012 (the “Confidentiality Agreement”), previously executed by the Purchaser Parent and the Seller, which Confidentiality Agreement is hereby incorporated herein by reference. The Seller and the Purchaser Parties agree that, in the event this Agreement is terminated, such Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement. In the event the Closing occurs, the Parties’ respective obligations with respect to confidential information shall be as set forth in Section 6.1. The Seller acknowledges that the Purchaser Parties are each a third party beneficiary of any and all confidentiality agreements entered into by the Seller since March 14, 2012, similar to the confidentiality agreement between the Purchaser Parties and the Seller.

13.2        Expenses. Except as otherwise provided herein, each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

13.3        Public Announcements. The Seller and the Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by Law, neither the Seller nor the Purchaser shall issue any news release or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the Seller and the Purchaser; provided, that the Party drafting such news release or other public announcement or communication shall in good faith provide, to the extent possible, to each other Party reasonable advance notice and reasonable time to review and comment upon a draft of such news release or other public announcement or communication.

13.4        Notices; Certain Consents. All notices, consents, waivers and deliveries (“Notices”) under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (against receipt), (ii) sent by facsimile or electronic-mail (with written confirmation of receipt), (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested) or (iv) five (5) days after being sent registered or certified mail, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a Party may hereafter designate by similar Notice to the other Parties):

If to the Receiver or the Seller:
Special Deputy Receiver of PMI
300 West Osborn Road, Suite 500
Phoenix, AZ 85013
Attention: Truitte D. Todd
Telephone: 602-277-4943
Fax: 602-277-7404

with a copies to:

PMI Mortgage Insurance Co.
3003 Oak Road
Walnut Creek, CA 94597
Attention: General Counsel
Telephone: 925-658-6212
Fax: 925-658-6175

and

Hennelly & Steadman PLC
Goldsworthy House
322 West Roosevelt
Phoenix, AZ 85003
Attention: Joseph M. Hennelly, Jr.
Telephone: 602-230-7000
Fax: 602-230-7707

and

Arnold & Porter LLP
399 Park Avenue
New York, NY 10022
Attention: Robert C. Azarow
Telephone: 212-715-1336
Fax: 212-715-1399

If to either of the Purchaser Parties:

Arch Capital Group (US) Inc.
300 Plaza Three, 3rd Floor
Jersey City, NJ 07311
Attention: General Counsel
Telephone: 201-743-4000
Fax : 914-872-3613

with a copy to:

Mayer Brown LLP
1675 Broadway
New York, NY 10019
Attention:	Kenneth R. Pierce
Reb D. Wheeler
Telephone: 212- 506-2500
Fax: 212-262-1910

13.5        Disputes; Jurisdiction; Venue. Any dispute relating to this Agreement shall be brought exclusively in the Court. By execution and delivery of this Agreement, with respect to such disputes, each of the parties knowingly, voluntarily and irrevocably (a) consents to the exclusive jurisdiction of the Court; (b) consents to the commencement of Proceedings for the Court to hear the dispute without regard to time limits or prohibitions against the commencement of actions against the Receiver or the Seller that are specified in the Receivership Order or other orders, expect for “Order Re Petition No. 2 Governing the Administration of the Receivership” or modifications thereto, entered by the Court in Case Number CV 2011—018944; and (c) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction, or, any immunity, defense or objection concerning the authority of the Seller to enter into or perform this Agreement.

13.6        Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents and (c) to do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby (including conveyance and transfer of the Shares and the Purchased Assets to the Purchaser).

13.7        Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

13.8        Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party to be charged with such amendment or waiver. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

13.9        Entire Agreement. This Agreement supersedes all prior agreements among the Parties with respect to its subject matter and constitutes (together with the other Transaction Documents) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. The exhibits and schedules identified in and attached to this Agreement are incorporated herein by reference and shall be deemed as fully a part hereof as if set forth herein in full. In the event of any inconsistency between the statements in the body of this Agreement and those in the exhibits and schedules (other than an exception to a representation or warranty set forth in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule), the statements in the body of this Agreement will control.

13.10      Assignments, Successors and No Third-Party Rights. Neither Party may assign any of its rights or obligations under this Agreement without the prior consent of the other Parties except that the Purchaser may assign any of its rights under this Agreement to any Affiliate of the Purchaser, provided, that any such assignment shall not relieve the Purchaser of its duties and obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

13.11      Severability. The determination of any court that any provision of this Agreement is invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity of the offending term or provision in any other situation or in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

13.12      No Merger or Continuation. The Parties acknowledge and agree that this Agreement and the transactions contemplated hereby shall in no way constitute a merger or consolidation of the Purchaser and the Seller or any of them. Subject to the terms and conditions herein and in the other Transaction Documents the Seller shall be responsible for the operation of their respective businesses from and after the Closing Date, and the Purchaser shall not be a continuation of the Seller or any Affiliate of the Seller.

13.13      Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ARIZONA WITHOUT REGARD TO RULES GOVERNING CONFLICT OF LAWS THEREIN.

13.14      Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Original signatures hereto and to other Transaction Documents may be delivered by facsimile or .pdf which shall be deemed originals.

13.15      Disclosure Schedule. With respect to the Seller Disclosure Schedule and the Purchaser Disclosure Schedule, any disclosure with respect to a section of any disclosure schedule shall be deemed to be disclosed for purposes of other sections of such disclosure schedule to the extent that such disclosure sets forth facts in sufficient detail so that the relevance of such disclosure would be reasonably apparent to a reader of such disclosure. Matters reflected in any section of a disclosure schedule are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any section of a disclosure schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any Contract, applicable Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

THE RECEIVER FOR PMI MORTGAGE INSURANCE CO., IN REHABILITATION on behalf of PMI MORTGAGE INSURANCE CO.

By:	/s/ Truitte D. Todd
	Name:	Truitte D. Todd
	Title:	Special Deputy Receiver

[Asset Purchase Agreement]

ARCH U.S. MI SERVICES INC.

By:	/s/ David Gansberg
	Name:	David Gansberg
	Title:	President and Chief Executive Officer

SOLELY FOR THE LIMITED PURPOSES SET FORTH IN THE AGREEMENT

ARCH CAPITAL GROUP (US) INC.

By:	/s/ David McElroy
	Name:	David McElroy
	Title:	President and Chief Executive Officer

[Asset Purchase Agreement]